    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1997.



                                                      REGISTRATION NO. 333-30261

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       WINDY HILL PET FOOD COMPANY, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                        2047                        41-0323270
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)      Identification Number)
        organization)

                         ------------------------------

                               TWO MARYLAND FARMS
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 ROBERT V. DALE
                                   PRESIDENT
                       WINDY HILL PET FOOD COMPANY, INC.
                               TWO MARYLAND FARMS
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                         COPIES TO:
                MR. RAY CHUNG                                NANCY YOUNG, ESQ.
         DARTFORD PARTNERSHIP L.L.C.                      RICHARDS & O'NEIL, LLP
            456 MONTGOMERY STREET                            885 THIRD AVENUE
                 SUITE 2200                            NEW YORK, NEW YORK 10022-4802
       SAN FRANCISCO, CALIFORNIA 94104                        (212) 207-1200
               (415) 982-3019

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF             AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED             PER NOTE(1)             PRICE(1)          REGISTRATION FEE(2)
9 3/4% Senior Subordinated Notes
due 2007...........................      $120,000,000               100%               $120,000,000            $36,363.64



(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of June 27, 1997 of the outstanding 9 3/4% Senior Subordinated Notes due 2007 of Windy Hill Pet Food Company, Inc. to be cancelled in the exchange transaction hereunder.



(2) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       WINDY HILL PET FOOD COMPANY, INC.

                             CROSS-REFERENCE SHEET
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)


FORM S-4 ITEM AND CAPTION                                         LOCATION OR PROSPECTUS CAPTION
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages              Inside Front Cover Page; Outside Back Cover Page
             of Prospectus......................................
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and   Prospectus Summary; Risk Factors; The Company;
             Other Information..................................    Selected Historical Financial Data; and Pro Forma
                                                                    Financial Information
       4.  Terms of the Transaction.............................  Prospectus Summary; Risk Factors; The Exchange Offer;
                                                                    Description of Notes
       5.  Pro Forma Financial Information......................  Prospectus Summary; Pro Forma Financial Information
       6.  Material Contacts with the Company Being Acquired....  Not Applicable
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable
       8.  Interests of Named Experts and Counsel...............  Not Applicable
       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable
      10.  Information with Respect to S-3 Registrants..........  Not Applicable
      11.  Incorporation of Certain Information by Reference....  Not Applicable
      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable
      13.  Incorporation of Certain Information by Reference....  Not Applicable
      14.  Information with Respect to Registrants Other Than     Outside Front Cover Page; Prospectus Summary; Risk
             S-3 or S-2 Registrants.............................    Factors; The Company; Capitalization; Selected
                                                                    Historical Financial Data; Pro Forma Financial
                                                                    Information; Management's Discussion and Analysis
                                                                    of Financial Condition and Results of Operations;
                                                                    Business; Financial Statements
      15.  Information with Respect to S-3 Companies............  Not Applicable
      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable
      17.  Information with Respect to Companies Other Than S-3
             or S-2 Companies...................................  Not Applicable
      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Not Applicable
      19.  Information if Proxies, Consents or Authorizations     Management; Security Ownership; Certain Related
             are not to be Solicited or in an Exchange Offer....    Transactions

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

OFFER FOR ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE 2007 IN EXCHANGE FOR 9 3/4% SENIOR SUBORDINATED NOTES DUE 2007


NOTWITHSTANDING THE DESIGNATION OF THE NOTES AS SENIOR SUBORDINATED NOTES, THE COMPANY HAS NOT ISSUED AND HAS NO CURRENT FIRM ARRANGEMENTS TO ISSUE ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR, AND THE OLD NOTES ARE, AND THE NEW NOTES WILL BE, EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE EXISTING OUTSTANDING INDEBTEDNESS OF THE COMPANY OR ITS SUBSIDIARIES.


WINDY HILL PET FOOD COMPANY, INC.

                                                                [LOGO]
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME ON        , 1997, UNLESS EXTENDED

Windy Hill Pet Food Company, Inc., a Minnesota corporation (the "Company") hereby offers to exchange an aggregate principal amount of up to $120,000,000 of its 9 3/4% Senior Subordinated Notes due 2007 (the "New Notes") for a like principal amount of its 9 3/4% Senior Subordinated Notes due 2007 (the "Old Notes") outstanding on the date hereof upon terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The New Notes and Old Notes are collectively referred to herein as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes.

Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes.


Interest on the New Notes is payable semiannually on May 15 and November 15 of each year, commencing on November 15, 1997. The New Notes will mature on May 15, 2007. Except as described below, the Company may not redeem the New Notes prior to May 15, 2002. On or after such date, the Company may redeem the New Notes in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to May 15, 2000, the Company may, subject to certain requirements, redeem up to $42 million of the aggregate principal amount of the Notes with the cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 109.750% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $78 million of the aggregate principal amount of the Notes remain outstanding after each such redemption. The New Notes will not be subject to any sinking fund requirement. The Indenture provides that upon the occurrence of a Change of Control (as defined) (i) the Company will have the option, at any time on or prior to May 15, 2002, to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium set forth herein, plus accrued and unpaid interest to the date of redemption and
(ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after May 15, 2002, any holder of New Notes has the right to cause the Company to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. However, there can be no assurance that the Company will have sufficient funds available to repurchase the New Notes upon a Change of Control. The Change of Control provisions will not afford any protection in a highly leveraged transaction which does not constitute a Change of Control. See "Description of the Notes--Change of Control."



The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. The Company does not have any active subsidiaries. See "Description of Notes -- General." However, the Indenture will not restrict the ability of the Company to create, acquire, or capitalize subsidiaries in the future. The New Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. The Indenture contains certain covenants which limit the Company's and any of its subsidiary's ability to incur additional significant indebtedness. See "Description of Notes -- Certain Covenants -- Limitation on Indebtedness." The Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the New Notes would be subordinate. As of April 30, 1997, on a pro forma basis after giving effect to the Transaction and the AF Sale (as defined), the aggregate amount of the Company's outstanding Senior Indebtedness would have been approximately $15 million (excluding unused commitments of $65 million under the Senior Bank Facilities) and the Company would have had no Senior Subordinated Indebtedness outstanding other than the Notes. See "Description of Notes -- Ranking." The Senior Bank Facilities which in aggregate principal amount cannot exceed $85 million are secured by the assets of the Company and any subsidiary and are senior to the Notes.



SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.


 -----------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS               , 1997.

(CONTINUED FROM COVER)


    The Old Notes were originally issued and sold on May 21, 1997 (the "Closing Date") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions provided in Rule 144A and Regulation D under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise pledged, hypothecated, or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available.


    The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time,
on              , 1997, unless extended by the Company in its sole discretion
(the "Expiration Date"). The Expiration Date will not in any event be extended
to a date later than              , 1997. Tenders of Old Notes may be withdrawn
at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.


    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement, dated as of May 21, 1997 (the "Exchange and Registration Rights Agreement"), by and between the Company, Chase Securities Inc., and Credit Suisse First Boston Corporation, as the initial purchasers (the "Initial Purchasers"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") rendered to third parties in similar transactions, the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Only broker-dealers which acquired the Old Notes as a result of market making activities or other trading activities may participate in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."



    There has not previously been any public market for the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that an active market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition, and other factors. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face values. See "Risk Factors -- Lack of Public Market."



    The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON.
                            ------------------------

    Until           , 1997, (90 days after commencement of this offering), all dealers effecting transactions in the New Notes, whether or not participating in this offering, may be required to deliver a Prospectus.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

    As a result of this offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed to file with the Commission and provide to the Trustee and the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Exchange Act. See "Description of Notes--Certain Covenants--SEC Reports."
                            ------------------------

    Except as provided below, the New Notes will be available initially only in book-entry form. The Company expects that, except as provided below, the New Notes sold pursuant hereto will be issued in the form of one fully registered global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depositary Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only as set forth in the Indenture.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, (I) THE "COMPANY" MEANS WINDY HILL PET FOOD COMPANY, INC., WHICH INCLUDES HUBBARD AND THE BUSINESS OF OLD WINDY HILL PRIOR TO THE TRANSACTION, (II) "HOLDINGS" MEANS WINDY HILL PET FOOD HOLDINGS, INC., A DELAWARE CORPORATION, (III) "HUBBARD" MEANS THE HUBBARD PET FOOD BUSINESS OF HUBBARD MILLING, (IV) "HUBBARD MILLING" MEANS HUBBARD MILLING COMPANY, A MINNESOTA CORPORATION, (V) "MERGERSUB" MEANS WINDY HILL PET FOOD ACQUISITION CO., A MINNESOTA CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF OLD WINDY HILL, (VI) "OLD WINDY HILL" MEANS WINDY HILL PET FOOD COMPANY, INC., A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF HOLDINGS, PRIOR TO COMPLETION OF THE TRANSACTION, AND (VII) "WHPF" MEANS OLD WINDY HILL AFTER THE COMPLETION OF THE TRANSACTION WHEN IT WAS RENAMED WHPF INC. EXCEPT AS OTHERWISE INDICATED, (I) ALL REFERENCES TO THE COMPANY'S SALES REFER TO THE COMBINED PRO FORMA NET SALES BASED ON THE HISTORICAL STATEMENTS OF HUBBARD AND OLD WINDY HILL, (II) ALL REFERENCES TO THE PET FOOD INDUSTRY REFER TO THE U.S. DOG AND CAT PET FOOD INDUSTRY, (III) ALL REFERENCES TO THE UPPER MIDWEST REFER TO IOWA, MICHIGAN, MINNESOTA, NORTH DAKOTA, SOUTH DAKOTA, AND WISCONSIN, (IV) ALL REGIONAL MARKET, CATEGORY AND SEGMENT DATA REFLECT GROCERY SALES AS GATHERED BY A.C. NIELSEN FOR THE U.S. MARKETS FOR THE 52 WEEK PERIOD ENDING FEBRUARY 15, 1997, AND (V) ALL INDUSTRY DATA IN THIS PROSPECTUS IS CALCULATED WITH RESPECT TO DOLLAR SALES AND BASED ON INFORMATION IN THE MAXWELL CONSUMER REPORT FOR 1995. WHILE MANAGEMENT BELIEVES THAT SUCH ESTIMATES ARE REASONABLE AND RELIABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH INDUSTRY DATA ARE ACCURATE IN ALL MATERIAL RESPECTS. TRAIL BLAZER-REGISTERED TRADEMARK-, TUFFY'S-REGISTERED TRADEMARK-, BONKERS-REGISTERED TRADEMARK-, AND G. WHISKERS-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

                                  THE COMPANY

OVERVIEW


    Management believes the Company is one of the leading manufacturers of private label and economy branded pet food products. Based on its production volume, including that of its joint ventures, management believes that the Company is the second largest producer of private label dry pet food products overall and the leader in private label dog biscuits, accounting for approximately 30% of all private label dog biscuit tonnage produced in 1996. The Company's private label products are broadly distributed through all channels of distribution and consist of sales to over 500 customers including national and regional grocery chains, mass merchandisers, membership clubs, specialty pet store chains, and farm and feed store chains. The Company also manufactures and markets economy dry dog and cat food products that are sold predominantly to grocery store chains under its KOZY KITTEN, TRAIL BLAZER, and TUFFY'S brand names. These brands generally have the leading or number two share in the regional areas in which they compete. In addition, approximately 11% of the Company's sales are related to contract manufacturing for other pet food companies. To sell its products and to service its customers, the Company utilizes both an in-house sales force and a network of independent brokers who represent the Company on a non-exclusive basis pursuant to letter agreements. The Company operates 14 manufacturing plants, nine of which are wholly owned and five of which are operated under joint venture agreements. The Company's plants, located throughout the United States, enable the Company to provide an efficient nationwide distribution of a broad range of quality products for all price points to all distribution channels. For the twelve months ended March 31, 1997, the Company had pro forma sales and EBITDA (as defined) of $222.5 million and $29.1 million, respectively. See "Business-- Company Overview," "--Marketing, Sales and Distribution," "--Customers," "Manufacturing Facilities," and "--Joint Ventures."

INDUSTRY

    The pet food industry in which the Company competes is a large and growing industry. In terms of retail sales, it is a $9.3 billion industry that grew at a compound annual rate of approximately 5% from 1991 to 1995. Certain segments have grown at even faster rates. The private label and economy segments of this industry represent approximately 35% of total industry sales and grew at a compound annual rate of approximately 12% over the same period. The super premium segment, which is comprised of high priced items offering superior nutrition, palatability, and digestibility, represents approximately 16% of total industry sales and grew at a compound annual rate of approximately 10% over the same period. Growth in the private label and economy segments has been driven by the lower prices of these products relative to branded products, improved product quality, and increased retail support for private label items in all distribution channels. Within the super premium segment, growth has been driven by pet owners' increased awareness and concern about pet diets and nutrition and the growth of pet specialty retail stores, which have focused on promoting and supporting the super premium products. These trends are expected to continue and, as a result, the Company believes that these segments should continue to grow at a faster rate than the overall pet food industry.

    The industry's growth has occurred primarily outside of the traditional retail grocery channel, whose share of pet food sales has declined over the last 10 years from over 80% to approximately 60%. Most of the growth has been captured by mass merchandisers, which have gained share by selling items produced by private label manufacturers that are comparable in quality to the national brands but sell at a lower price, and by pet specialty stores, which carry the faster growing super premium products that are not available in the retail grocery channel. The Company believes this shift away from the retail grocery channel will continue, but at a slower rate, as the grocery stores respond with higher quality private label products and their own super premium products.


    An emphasis on improving product quality has led private label manufacturers to upgrade their manufacturing plants and production processes. This improvement in quality, combined with a trend among a number of branded pet food companies to outsource their manufacturing in order to focus on their marketing and brand building activities, has resulted in more contract manufacturing opportunities for private label producers. The Company believes that the trends toward better product quality and production outsourcing will continue. See "Business--Industry Overview."


COMPETITIVE STRENGTHS


    Management believes that the following characteristics contribute to the Company's position as a leading manufacturer of pet food products in the United States and serve as a foundation for the Company's business strategy. See "Business--Competitive Strengths."


    - LEADING MARKET POSITIONS. The Company has a strong position in the private label segment of the pet food industry. Within this segment, the Company is the leading manufacturer of dog biscuits and semi-moist pet foods and the second largest manufacturer of dry pet food products. The Company's strength in private label products is complemented by a strong regional presence in economy branded dry pet food products. The Company's TRAIL BLAZER and KOZY KITTEN in the South and TUFFY'S in the Upper Midwest have the leading or number two position in the segments in which they compete. The Company believes that its positions in the private label and economy branded pet food segments provide a strong platform from which to expand its business.

    - COMPREHENSIVE AND QUALITY PRODUCT LINE. The Company's leading market positions are supported by a comprehensive product mix. Specifically, the Company offers full product lines of dry dog food (180 formulations), dry cat food (38 formulations), dog biscuits (64 formulations), semi-moist dog food (6 formulations), semi-moist cat food (8 formulations), and dog and cat treats (32 formulations). The Company believes that its broad portfolio of private label and economy branded products makes it well-positioned to take advantage of growth in certain segments of the pet food industry. In addition, the Company's products are well-known for their high quality in terms of nutritional content, palatability, and digestibility as well as their overall value to both retailers and end-use consumers. The Company's ability to fully service its customer's product needs with a full line of quality product offerings has enabled it to compete effectively against national branded pet food offerings and gain leading market positions.

    - LOW COST MANUFACTURING. The Company has an extensive manufacturing network consisting of 14 manufacturing facilities that are strategically positioned to be near major consumer markets, raw and packaging material suppliers and low cost labor sources. These facilities enable the Company to service customers at competitive prices on a national basis. The Company's facilities currently have approximately 20% excess capacity, which represents an integral resource for growing the Company's business.


    - STABLE BASE OF CASH FLOW. The Company's broad product line and leading market positions provide it with a stable base of cash flow. Over the last four years, the Company has produced an average EBITDA(1) margin (as defined) of approximately 12%. The Company believes that its cash flow performance has been driven by multiple factors, including strong demand for higher margin pet food products, significant expansion of the Company's customer base, selective acquisitions, low working capital requirements, increased manufacturing efficiency and reduced operating costs. The Company's strong cash flow provides resources that can be used to pursue its growth strategy. See "Business--Competitive Strengths."


STRATEGY FOR GROWTH


    The Company believes that it is well positioned for volume and profit growth, given its competitive strengths and the growth trends in certain segments of the pet food industry. Its objective is to be the leading supplier to all channels of distribution of private label pet food products for all price points and economy branded pet food products by pursuing the following strategies:


    - CAPITALIZE ON LEADERSHIP POSITION IN DOG BISCUITS. The Company is the leader in private label dog biscuits, accounting for approximately 25% of all private label dog biscuit tonnage produced in 1996. It operates three dedicated biscuit manufacturing plants strategically located throughout the United States. The Company's strategy is to capitalize on its current leadership position by (i) offering a greater variety of premium specialty biscuit formulations and (ii) increasing capacity at its three biscuit plants by approximately 15% to service more private label customers.

    - EXPAND PRESENCE IN MASS MERCHANDISING AND PET SPECIALTY RETAIL
      CHANNELS. Most of the recent growth in the pet food industry has occurred in the mass merchandising and pet specialty retail channels. The Company plans to increase sales to these channels by providing a broader range of pet foods to its current private label customers as well as by offering these products to new private label accounts.

    - INCREASE CONTRACT MANUFACTURING BUSINESS. Approximately 11% of the Company's sales are to other pet food manufacturers who have contracted out their manufacturing in order to better focus on their marketing and brand building activities. Increasingly, these companies are using outside contract manufacturers to satisfy their production requirements. The Company believes that its strategically located, broad network of manufacturing plants, excess capacity, and ability to produce quality products at competitive prices enable it to capitalize on this trend and to increase its contract manufacturing business.

------------------------


(1) EBITDA is a non-GAAP measure, as computed by the Company, and may not be comparable to similarly-titled measures reported by other companies.

    - INCREASE PENETRATION OF SUPER PREMIUM PET FOOD PRODUCTS. Super premium pet food products have been one of the fastest growing segments of the pet food industry. The Company believes there is an opportunity to market private label super premium products to retail grocery chains, which have been requesting such products in order to grow their pet food sales. The Company also plans to supply specialty pet stores, which want private label super premium alternatives to the national brands.

    - BROADEN USAGE OF THE KOZY KITTEN BRAND. The Company's KOZY KITTEN brand has a leading position in economy cat foods, but the business has historically been concentrated primarily in the South. The Company plans to use the Hubbard facilities and distribution resources to strengthen its KOZY KITTEN cat food business on the East and West coasts. The Company is also developing a line of economy cat treats using KOZY KITTEN as an umbrella brand. The cat treat segment has been a fast growing segment of the cat food industry, and the Company sees strong growth potential for an economy cat treat under an established brand name.


    - MAKE SELECTED STRATEGIC ACQUISITIONS. The Company believes there are opportunities to acquire additional pet food businesses at attractive prices. Most of these businesses are established, privately-held companies that would be a strategic complement to the Company's existing business in terms of products, geographic scope, distribution channels, and new export sales. The Company and its owners have substantial experience in making strategic acquisitions. While the Company actively considers strategic acquisitions, it does not have any current or pending plans, negotiations, arrangements, or understandings, with respect to any material acquisitions other than preliminary discussions. The Company has not entered into any agreements with respect to any material acquisitions. See "Business--Strategy for Growth."


                            OWNERSHIP AND MANAGEMENT


    The Company was incorporated in 1897 and is indirectly owned by Windy Hill Pet Food Company L.L.C. ("Windy Hill LLC") and Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"). Windy Hill LLC is owned by Dartford Partnership L.L.C. ("Dartford") and its partners, management of the Company, and certain other investors. See "Security Ownership--Security Ownership of Certain Beneficial Owners." The Company is managed by Dartford and an operating team led by Robert
V. Dale, the Company's President.



    Dartford was formed by Managing Partner Ian R. Wilson, former Vice Chairman of The Coca-Cola Company and former Chairman and Chief Executive Officer of Castle & Cooke, Inc. (Dole Food Company, Inc.), to make investments in the consumer food and beverage categories. See "Management--Directors and Officers of the Company." Dartford's five partners have extensive experience in building and managing leveraged investments in the food and beverage categories. Over the past eleven years, Dartford has successfully built and managed a number of food companies including Wyndham Foods Inc. ("Wyndham"), which Dartford grew to become the fourth largest cookie company in the United States, Windmill Holding Corp. ("Windmill"), a branded baking products company, and Van de Kamp's, Inc. ("Van de Kamp's"), a leading frozen convenience food company. Under Dartford's management, Van de Kamp's has grown into a diversified branded frozen convenience food company, with annual revenues increasing from approximately $150 million at September 30, 1995 to approximately $400 million at December 31, 1996. Most recently, Dartford formed Aurora Foods Inc. (formerly, MBW Foods Inc.) ("Aurora"), which on December 31, 1996 acquired Mrs. Butterworth's, the nation's number one brand of regular syrup and a producer of pancake mix.


    BRS is a private equity investment firm with $400 million of committed capital. The principals of BRS -- Bruce C. Bruckmann, Harold O. Rosser, Stephen
C. Sherrill, and Stephen F. Edwards -- are former senior officers of Citicorp Venture Capital, Ltd. ("Citicorp Venture Capital") where they worked from the mid 1980s until forming BRS in 1995. At Citicorp Venture Capital, they completed 25 acquisitions. See "Management--Directors and Officers of the Company." Since its inception, BRS has completed six acquisitions including: Old Windy Hill; Jitney-Jungle Stores of America, Inc., the largest supermarket chain in Mississippi; Restaurant Associates Corp., a restaurant operator and contract food service provider; and Bloch & Guggenheimer/Burns & Ricker, Inc., a processor and marketer of consumer food products.


    The Company's President, Mr. Dale, is the former president of Martha White Foods, Inc. ("Martha White"). Prior to joining Martha White, Mr. Dale was the president of Beatrice Specialty Products Division, a $1.2 billion division of Beatrice Companies, Inc. The Company's senior management team all have extensive experience in operating consumer packaged food businesses in a leveraged environment.


                                THE TRANSACTION



HISTORY



    Hubbard Milling was incorporated in 1897 and since its incorporation has been engaged in the business of manufacturing and distributing animal feed and pet food products. Prior to the Closing, Armour Corporation ("Armour") owned 5% of the outstanding capital stock of Hubbard Milling and individual investors held the remaining 95% of the outstanding capital stock of Hubbard Milling. Dartford formed Old Windy Hill in 1995 to acquire the pet food assets of Martha White and as an acquisition platform for acquiring other economy branded products and private label pet food companies. Holdings owns all of the outstanding capital stock of Old Windy Hill. In April 1996, Old Windy Hill acquired KOZY KITTEN economy cat food brand and the TUFFY'S economy dog and cat food brands from H.J. Heinz Company. See "The Transaction -- Immediately Prior to the Transaction" and "-- Immediately After the Transaction." Prior to the Transaction, Hubbard Milling and Armour were not affiliated with the Company or Holdings.



THE ACQUISITION AND MERGER



    The Old Notes were offered in connection with the acquisition of beneficial ownership of the Company by Holdings. As part of the acquisition, Windy Hill Pet Food Acquisition Co., a newly-formed indirect subsidiary of Holdings ("MergerSub"), was merged with and into Hubbard Milling and Old Windy Hill purchased all of the capital stock of Armour, a holding company, which prior to the Closing Date owned 5% of the capital stock of Hubbard Milling and which after the consummation of the Transaction owned 39% of the capital stock of Hubbard Milling. Concurrently therewith, Hubbard Milling, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc. (the "Company"), and Holdings transferred all the operating assets and liabilities, including $27 million of equity and $51 million of indebtedness (the "Existing Indebtedness") of Old Windy Hill to the Company. A portion of the proceeds of the Company's offering of the Old Notes (the "Offering") was used to repay Existing Indebtedness. The Company sold its animal feed business for net proceeds of approximately $50 million simultaneously with the acquisition. See "-- Sale of Animal Feed Business" below. Holdings beneficially owns all of the capital stock of the Company. The merger, acquisition, transfer of Old Windy Hill's operating assets and liabilities, and repayment of Existing Indebtedness are hereinafter collectively referred to as the "Transaction." See "The Transaction."



    The acquisition of Hubbard Milling will be treated as a purchase by Old Windy Hill for accounting purposes. As such, the purchase price of $148 million will be allocated to tangible and intangible assets based upon their fair market values. The principal components of the purchase price allocated were as follows:



                                                                                     (000'S)
                                                                                   -----------
Working capital and other assets.................................................  $     6,000
Assets held for sale.............................................................       50,000
Property and equipment...........................................................       49,000
Intangible assets................................................................       43,000
                                                                                   -----------
                                                                                   $   148,000
                                                                                   -----------
                                                                                   -----------

    The allocation of the purchase price has not been finalized; however, any changes are not expected to be material.



    On May 21, 1997 (the "Closing Date"), $195 million in cash was required to consummate the Transaction, consisting of approximately (i) $133 million to purchase all of the outstanding capital stock of Hubbard Milling, net of cash acquired, including (a) $126 million paid to the shareholders of Hubbard Milling in the merger and (b) $7 million to acquire the stock of Armour, (ii) $51 million to repay the Existing Indebtedness, (iii) $1 million for general corporate purposes and (iv) $10 million in fees and expenses. The funds required to consummate the Transaction were provided by (i) the net proceeds of the Offering, (ii) borrowing by the Company of $45 million under an acquisition loan facility (the "Acquisition Facility") and $20 million under a term loan facility (the "Term Loan Facility"), and (iii) the proceeds of $10 million of equity financing by Holdings contributed by Armour to the Company (items (i), (ii), and (iii) being referred to herein as the "Financing"). In addition, the Company has a $20 million working capital facility (the "Working Capital Facility"), which was undrawn at the closing of the Transaction. The Acquisition Facility, Term Loan Facility, and Working Capital Facility are hereinafter collectively referred to as the "Senior Bank Facilities." See "Description of Notes" and "Description of Senior Bank Facilities."


    The following table sets forth the sources and uses of funds in connection with the Transaction:

                                                                                      AMOUNT
                                                                               ---------------------
                                                                               (DOLLARS IN MILLIONS)
SOURCES:
Senior Bank Facilities(1):
    Acquisition Facility.....................................................        $    45.0
    Term Loan Facility.......................................................             20.0
The Notes....................................................................            120.0
Equity contribution(2).......................................................             10.0
                                                                                       -------
    Total sources............................................................        $   195.0
                                                                                       -------
                                                                                       -------
USES:
Purchase price...............................................................        $   133.0
Repay Existing Indebtedness..................................................             51.2
General corporate purposes...................................................               .8
Fees and expenses(3).........................................................             10.0
                                                                                       -------
    Total uses...............................................................        $   195.0
                                                                                       -------
                                                                                       -------

------------------------

(1) In addition to the Acquisition Facility and the Term Loan Facility, the Company has a Working Capital Facility of $20 million, which was undrawn at the closing of the Transaction. See "Description of Senior Bank Facilities."


(2) BRS, Windy Hill LLC, and PNC Capital Corp invested $10 million in Holdings and Holdings contributed the proceeds of such investment to Armour, which in turn contributed the proceeds to the Company.



(3) Reflects fees and expenses in connection with the Financing, including the discount to the Initial Purchasers and other legal and accounting fees and expenses incurred in connection with the Transaction.


SALE OF ANIMAL FEED BUSINESS


    An asset purchase agreement to sell the assets and liabilities comprising the animal feed business of Hubbard Milling (the "AF Sale") was entered into on April 25, 1997, among Old Windy Hill, MergerSub, and Feed-Rite (US) Animal Feeds, Inc., a subsidiary of The Ridley Group (the "AF Buyer"). The AF Buyer is not an affiliate of the Company or Holdings. The closing of the AF Sale occurred simultaneously with the closing of the Offering. After providing for estimated taxes, net proceeds from the sale were approximately $50 million. A portion of the proceeds from the AF Sale was used to repay in full the $45 million drawn at closing under the Acquisition Facility and to repay $5 million of the term loan facility which cannot be reborrowed. The Company's pro forma financial data reflects the consummation of the AF Sale. See "--Summary Pro Forma Financial Data" "Pro Forma Financial Information" and "The Transaction--Sale of Animal Feed Business."

                               THE EXCHANGE OFFER


The New Notes...........  The forms and terms of the New Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes described below under "Description of Notes" and "Exchange and Registration
                          Rights Agreement."

The Exchange Offer......  The Company is offering to exchange up to $120,000,000 aggregate principal amount of the New Notes for up to $120,000,000
                          aggregate principal amount of the Old Notes. Old Notes may be exchanged only in integral multiples of $1,000.
Expiration Date;
  Withdrawal of
  Tender................  The Exchange Offer will expire at 5:00 p.m., New York City time,
                          on          , 1997, or such later date and time to which it is
                          extended by the Company (the "Expiration Date"). The tender of
                          Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Expiration Date will not
                          in any event be extended to a date later than          , 1997.
                          Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Expiration Date;
                          Extensions; Amendments."
Certain Conditions to
  the Exchange Offer....  The Exchange Offer is subject to customary conditions, which may be waived by the Company. Such conditions include, to the extent they may materially impair the ability of the Company to proceed with the Exchange Offer (i) the initiation or threat of
                          initiation of any action or proceeding, (ii) the proposal or adoption of any rule, statute or regulation, or (iii) the
                          inability to obtain any required governmental approval. In the event the Company asserts or waives a condition to the Exchange
                          Offer which constitutes a material change to the terms of the
                          Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change and will extend the period of the Exchange Offer by five business days. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."
Procedures for Tendering
  Old Notes.............  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                          Transmittal, or such facsimile, together with such Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the New Notes (iii) it is not engaged in and does not intend to engage in a distribution of the New Notes, and
                          (iv) it is not an "affiliate," as defined in Rule 405 of the
                          Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the

                          Securities Act to the extent applicable. Each holder whose Old
                          Notes are held through DTC (as defined) and wishes to participate in the Exchange Offer may do so through DTC's Automated Tender
                          Offer Program ("ATOP") by which each tendering participant will agree to be bound by the Letter of Transmittal. See "The Exchange
                          Offer--Procedures for Tendering."

Interest on the New
  Notes.................  Interest on the New Notes will accrue from the date of issuance
                          (the "New Note Issue Date") at the rate of 9 3/4% per annum, and will be payable semi-annually in arrears on each May 15 and
                          November 15, commencing on November 15, 1997. Holders of the New
                          Notes will also on November 15, 1997 receive an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the
                          New Notes. See "The Exchange Offer -- Interest on the New Notes."
Special Procedures for
  Beneficial Owners.....  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange
                          Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old
                          Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer
                          -- Procedures for Tendering."
Guaranteed Delivery
  Procedure.............  Holders of Old Notes who wish to tender their Old Notes and whose
                          Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration Date, must tender their Old Notes
                          according to the guaranteed delivery procedures set forth in "The
                          Exchange Offer--Guaranteed Delivery Procedures."

Registration
  Requirements..........  The Company has agreed to use its best efforts to consummate on or prior to 180 days after May 21, 1997, the date of original issuance of the Old Notes (the "Issue Date"), the registered
                          Exchange Offer pursuant to which holders of the Old Notes will be offered an opportunity to exchange their Old Notes for the New
                          Notes which will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Old Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such
                          Shelf Registration Statement effective until three years after the Issue Date. If the Company fails to consummate the Exchange
                          Offer on or prior to 180 days after the Issue Date or, in the event that the Company is not in compliance with certain
                          obligations under the

                          Exchange and Registration Rights Agreement, the Company shall be obligated to pay liquidated damages to holders of the Old Notes.
                          See "Exchange and Registration Rights Agreement."
Certain Federal Income
  Tax Considerations....  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain
                          United States Federal Income Tax Considerations." Counsel to the
                          Company with respect to tax matters is Richards & O'Neil, LLP.
Use of Proceeds.........  There will be no proceeds to the Company from the exchange of
                          Notes pursuant to the Exchange Offer. See "Use of Proceeds of the
                          New Notes." For a discussion of the use of proceeds of the Old
                          Notes see "The Transaction -- Closing Date."

Exchange Agent..........  Wilmington Trust Company is the Exchange Agent. The address and telephone number of the Exchange Agent are set forth in "The
                          Exchange Offer--Exchange Agent."


                               TERMS OF THE NOTES

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and will not contain the registration rights and liquidated damages provisions relating to the Old Notes. See "Description of Notes" and "Exchange and Registration Rights Agreement."


      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER



    Based on certain no action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases New Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holder has no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Exchange and Registration Rights Agreement (as defined) and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange."



    The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.


                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by participants in connection with the Exchange Offer.

                                 THE NEW NOTES

    The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes.


Issuer..................  Windy Hill Pet Food Company, Inc.
Securities Offered......  $120,000,000 principal amount of 9 3/4% Senior Subordinated Notes due 2007. See "Description of Notes." Notwithstanding the
                          designation of the Notes as Senior Subordinated Notes, the
                          Company has not issued and has no current firm arrangements to issue any significant indebtedness to which the Notes would be senior, and the Old Notes are, and the New Notes will be,
                          effectively subordinate to essentially all of the existing outstanding indebtedness of the Company or its subsidiaries.
Maturity................  May 15, 2007.
Interest Payment
  Dates.................  May 15 and November 15 of each year, commencing on November 15,
                          1997. Holders of the New Notes will also on November 15, 1997 receive an amount equal to the accrued interest on the Old Notes.
                          Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.
Sinking Fund............  None.
Optional Redemption.....  Except as described below and under "Change of Control," the
                          Company may not redeem the New Notes prior to May 15, 2002. On or after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to May 15, 2000, the Company may, subject to certain requirements, redeem up to $42 million of the aggregate principal amount of the Notes with the cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to
                          109.750% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $78 million of the aggregate principal amount of the Notes remain outstanding after each such
                          redemption. See "Description of Notes -- Optional Redemption."
Change of Control.......  Upon the occurrence of a Change of Control, (i) the Company will have the option, at any time prior to May 15, 2002, to redeem the
                          New Notes in whole but not in part at a redemption price equal to
                          100% of the principal amount thereof plus the Applicable Premium set forth herein, plus accrued interest to the date of redemption and (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after May 15, 2002, any holder of
                          New Notes has the right to cause the Company to repurchase the
                          New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Change of Control provisions will not afford any protections in a highly leveraged transaction which does not

                          constitute a Change of Control. However, there can be no
                          assurance that the Company will have sufficient funds available to repurchase the New Notes upon a Change of Control. See
                          "Description of Notes -- Optional Redemption" and "-- Change of
                          Control."
Ranking.................  The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness of the Company. The New
                          Notes will rank PARI PASSU with any future Senior Subordinated
                          Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of April 30, 1997, on a pro forma basis after giving effect to the Transaction, the
                          Financing, and the AF Sale, the aggregate amount of the Company's outstanding Senior Indebtedness would have been approximately $15 million (excluding unused commitments of $65 million under the
                          Senior Bank Facilities) and the Company would have had no Senior
                          Subordinated Indebtedness outstanding other than the Old Notes.
                          The New Notes will be effectively subordinated to the claims of creditors, including trade creditors and preferred shareholders
                          (if any), of any subsidiary of the Company. See "Description of
                          Notes -- Ranking." The Company does not have any active
                          subsidiaries. See "Description of Notes -- General." However, the
                          Indenture (as defined) does not restrict the ability of the
                          Company to create, acquire, or capitalize subsidiaries in the future.
Restrictive Covenants...  The indenture under which the New Notes will be issued (the
                          "Indenture") contains material covenants relating to (i) the incurrence of additional indebtedness by the Company and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company,
                          (iii) investments, (iv) sales of assets and subsidiary stock, (v)
                          transactions with affiliates, (vi) consolidations, mergers and transfers of all or substantially all the assets of the Company,
                          (vii) limitations on lines of business (viii) a Change of
                          Control, (ix) limitations or restrictions on distributions from the Company's subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Notes -- Certain Covenants."

                        SUMMARY PRO FORMA FINANCIAL DATA


    The following table sets forth certain unaudited summary pro forma financial data of the Company for the periods ended and as of the dates indicated. The unaudited summary pro forma statement of operations data give effect to (i) the Transaction, (ii) the Financing, (iii) the acquisition of the 50% interest in the Maumee joint venture not previously owned and accounted for using the equity method, (iv) adjustments made to reflect the elimination of certain administrative operations, and (v) adjustments to include the effects of the Kozy Kitten Acquisition to reflect a full year of operating data, in each case, as if such transaction had occurred on January 1, 1996 for both the year ended December 31, 1996 and the three months ended March 31, 1997. The unaudited summary pro forma balance sheet data give effect to the Transaction, the Financing, and the AF Sale as if they had occurred on April 30, 1997. The pro forma financial data set forth below reflect pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial data do not purport to represent the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. See "Pro Forma Financial Information" and the separate historical financial statements of Old Windy Hill and Hubbard and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                         TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                                                          DECEMBER 31, 1996       MARCH 31, 1997
                                                                        ---------------------  ---------------------
                                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.............................................................        $ 216,965              $  55,179
Cost of goods sold....................................................          159,989                 39,452
                                                                             ----------               --------
  Gross profit........................................................           56,976                 15,727
                                                                             ----------               --------
Selling, distribution and marketing expenses:
  Selling, distribution and advertising...............................           17,241                  4,357
  Trade promotions and other marketing................................            9,429                  3,519
                                                                             ----------               --------
Total selling, distribution and marketing expenses....................           26,670                  7,876
General and administrative expenses...................................            9,000                  2,610
Amortization of intangibles and other assets..........................            3,062                    832
                                                                             ----------               --------
Total operating expenses..............................................           38,732                 11,318
                                                                             ----------               --------
  Operating income....................................................           18,244                  4,409
Equity in earnings of joint ventures..................................              496                    153
Interest expense, net.................................................           13,160                  3,291
Amortization of deferred financing fees...............................            1,115                    279
Other income (expense)................................................           --                         43
                                                                             ----------               --------
  Income before income taxes..........................................            4,465                  1,035
Income tax expense....................................................            1,786                    414
                                                                             ----------               --------
  Net income..........................................................        $   2,679              $     621
                                                                             ----------               --------
                                                                             ----------               --------
OTHER FINANCIAL DATA:
EBITDA(1).............................................................        $  29,256              $   7,604
EBITDA margin(2)......................................................             13.5%                  13.8%
Depreciation and amortization.........................................        $  11,631              $   3,280
Ratio of EBITDA to interest expense...................................              2.2x                   2.3x
Ratio of earnings to fixed charges(3).................................              1.3x                   1.3x


------------------------

(1) EBITDA is defined as net income before interest, taxes, depreciation, and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities, or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(2) EBITDA margin is computed as EBITDA as a percentage of net sales.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                                  RISK FACTORS

    Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth below for risks involved with the Exchange Offer.

SUBSTANTIAL LEVERAGE

    The Company is significantly leveraged. At April 30, 1997, after giving pro forma effect to the Transaction, the Financing, and the AF Sale, the Company's long-term indebtedness would have been $135 million (excluding unused commitments of $65 million under the Senior Bank Facilities) and the Company would have had stockholders' equity of $33.9 million. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Notes and its other indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) the indebtedness under the Senior Bank Facilities will be, and other indebtedness of the Company may be, at variable rates of interest, which expose the Company to the risk of increased interest rates; (v) all of the indebtedness outstanding under the Senior Bank Facilities will be secured by substantially all the assets of the Company and matures prior to the maturity of the Notes; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Senior Bank Facilities" and "Description of Notes."

    The Company believes that its cash flow from operations may be sufficient to meet mandatory principal installments on the Term Loan Facility and other operational requirements. If the Company is unable to generate sufficient cash flow from operations, it may be required to refinance all or a portion of the Senior Bank Facilities at or prior to their maturity, which is prior to the maturity of the Notes. Other potential measures to raise cash include the sale of assets or equity. However, the Company's ability to raise funds by selling assets is restricted by the Senior Bank Facilities, and its ability to effect equity financings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of and interest on the Notes would be adversely affected.

SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

    The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes, will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Senior Bank Facilities. At April 30, 1997, assuming consummation of the Transaction, the Financing, and the AF Sale, the Company would have had $15 million of Senior Indebtedness outstanding (excluding unused commitments of $65 million under the Senior Bank Facilities). Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes. The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes, will also be effectively subordinated to all obligations of each subsidiary of the Company as may exist from time to time. See "Description of Senior Bank Facilities" and "Description of Notes." The Company does not have any active subsidiaries. See "Description of Notes -- General." However, the

Indenture does not restrict the ability of the Company to create, acquire, or capitalize subsidiaries in the future.

    The Company has granted the lenders under the Senior Bank Facilities security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of the Company's future domestic subsidiaries. In the event of a default on such indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock of the Company and its subsidiaries and the assets of the Company and any guarantors under the Senior Bank Facilities. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes would be materially adversely affected. See "Description of Senior Bank Facilities."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS


    The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Company's breach of such restrictions would constitute, in some instances with the lapse of time, an event of default and could materially adversely affect the financial condition and results of operation of the Company. In addition, the Senior Bank Facilities contain other and more restrictive covenants that, among other things, restrict (i) the making of investments, loans, and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Senior Bank Facilities and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; and (vi) the making of capital expenditures.


    The Senior Bank Facilities require the Company to maintain certain financial ratios, including interest coverage, leverage and fixed charge ratios. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Senior Bank Facilities will be entitled to declare such indebtedness immediately due and payable. See "Description of Senior Bank Facilities."

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company, in the event of a Change of Control in respect of which it has not elected to redeem the Notes, to repurchase any Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof, plus accrued interest to the Change of Control repurchase date. See "Description of Notes -- Change of Control."

    The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. There can be no assurance that the Company will have funds available to redeem or repurchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration of the Senior Bank Facilities and other indebtedness, if any, of the Company, in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the Notes. The inability to repay such indebtedness, if accelerated, or to redeem or repurchase all of the Notes upon the occurrence of a Change in Control would constitute an event of default under the Indenture. See "Description of Notes--Change of Control" and "Description of Senior Bank Facilities."

COMPETITION

    The pet food business is highly competitive. The Company's sales represent less than 3% of the total pet food industry. It competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, have substantially greater financial and other resources available to them and may be substantially less leveraged than the Company. There is no assurance that the Company can compete successfully with such other competitors. Also, the Company's economy brands and the private label products sold by the Company's customers compete with national branded products and other private label products on the basis of quality and price. To the extent that there is significant price competition from the national branded products and other private label products, the Company's sales and operating results could be adversely affected. See "Business -- Competition."

IMPACT OF GOVERNMENTAL REGULATION


    The Company's production facilities and products are subject to numerous federal, state and local laws and regulations concerning, among other things, health and safety matters, animal food manufacture, product labeling, advertising and the environment. Compliance with existing federal, state and local laws and regulations is not expected to have a material adverse effect upon the earnings or competitive position of the Company. The Company, however, cannot predict the effect, if any, of laws and regulations that may be enacted in the future, or of changes in the enforcement of existing laws and regulations that are subject to extensive regulatory discretion. See "Business -- Certain Legal and Regulatory Matters."


RAW MATERIALS


    The Company purchases agricultural commodities, other raw materials and packaging, supplies from growers, commodity processors, other food companies, and packaging manufacturers, all located in the U.S. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, and weather conditions during the growing and harvesting seasons. During calendar 1996, market prices for certain commodity grains and food stocks used in the Company's production process increased significantly. While the Company implemented price increases for its products during the year, such price increases only partially offset the impact of increases in raw materials costs, primarily due to the lag between the time of the cost increases and the effective implementation of the price increases. In the event of further increases in raw materials costs, the Company would be required to further increase sales prices for its products in order to maintain contribution margins. There can be no assurance that any future sales price increases could be successfully implemented by the Company or that any such increases would not adversely affect future sales volumes. See "Business -- Raw Materials."


RISKS RELATING TO FUTURE ACQUISITIONS

    The Company plans to continue to pursue additional acquisitions of pet food businesses. There can be no assurance, however, that the Company will be able to identify additional acquisitions or that, if consummated, any anticipated benefits will be realized from such acquisitions. In addition, the availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Senior Bank Facilities and/or the Indenture. The process of integrating acquired operations into the Company's existing operations may result in unforeseen operating difficulties, may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. Possible future acquisitions by the Company could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's financial condition and operating results.

CONTROL BY INVESTORS

    All of the outstanding shares of the Company's Common Stock are beneficially owned by Holdings. BRS and Windy Hill LLC own collectively 72.1% of the outstanding Common Stock of Holdings and have entered into a Stockholders Agreement pursuant to which they have agreed, among other things, to vote their shares together for the election of directors. Accordingly, BRS and Windy Hill LLC control the Company and have the power to elect all of its directors (subject to the right of PNC, (as defined) pursuant to the Stockholders Agreement to designate a director in certain circumstances), appoint new management and approve any action requiring the approval of the holders of the Company's Common Stock, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. See "Security Ownership" and "Certain Related Transactions--Stockholders Agreement."

ENVIRONMENTAL MATTERS


    The business operations of the Company and the ownership and operation of real property by the Company are subject to extensive and changing federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with such laws and regulations is not expected to have a material impact on the Company's capital expenditures, earnings or competitive position. Certain environmental assessments of Hubbard's properties conducted by E. Roberts Alley & Associates, environmental consultants to the Company, in connection with the Transaction revealed elevated levels of certain metals and organic compounds in soil and groundwater that may require further investigation or remediation. If the extent of environmental conditions that may require remediation or the cost of such remediation exceeds the Company's expectations or the Company is unable to obtain sufficient indemnification from the Sellers (as defined) pursuant to the Acquisition Agreements (as defined) or cannot obtain indemnification in a timely manner, such additional costs could adversely affect the Company's financial condition or results of operations. See "Business -- Certain Legal and Regulatory Matters."


FRAUDULENT CONVEYANCE

    As part of the Transaction, the stockholders of Hubbard received approximately $126 million in cash and the stockholders of Armour received $7 million in cash. See "The Transaction."

    The incurrence of indebtedness (such as the Old Notes) in connection with the Transaction and payments to consummate the Transaction with the proceeds thereof are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Old Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the incurrence of the obligations, the Company either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes. Some courts have held that an obligor's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for indebtedness incurred to finance that purchase.

    The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that it is (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Transaction and the Financing, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transaction and the Financing or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transaction and the Financing.

LACK OF PUBLIC MARKET

    The New Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Old Notes have been designated for trading in the PORTAL market. The New Notes will not be eligible for trading in the PORTAL market and the Company does not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system.

    The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE TRANSACTION

    The Old Notes were offered in connection with the acquisition of beneficial ownership of the Company by Holdings.

PRIOR TO CLOSING.


    Windy Hill LLC, BRS, PNC Capital Corp ("PNC") and certain members of management (See "Security Ownership--Security Ownership of Certain Beneficial Owners") beneficially own all of the voting Common Stock of Holdings which, through its wholly-owned subsidiary Old Windy Hill, owned all of the capital stock of MergerSub. Old Windy Hill and MergerSub have entered into agreements (the "Acquisition Agreements") pursuant to which Holdings, through Old Windy Hill acquired, own all of the outstanding stock of the Company from the shareholders of Hubbard Milling and Armour (the "Sellers"). The Acquisition Agreements contain customary representations, warranties, and covenants of the Sellers, relating to organization and authorization, capitalization, no conflicts or litigation, government approvals, consents, material contracts, tax matters, environmental matters, condition of assets, intellectual property, and labor matters. The Sellers and Hubbard Milling also indemnified the Company in respect of certain liabilities up to $10 million for claims made within 18 months following the Closing Date relating to (i) the breach of any warranty, representation or covenant in the Acquisition Agreements, (ii) environmental conditions existing prior to the closing, (iii) litigation and claims identified prior to the Closing Date, and (iv) the costs and expenses of any such litigation or claims. In the case of any losses relating to certain environmental matters, only 50% of any such loss is included in such indemnification provision.


CLOSING DATE.


    On the Closing Date (May 21, 1997) of the Transaction, (i) all of the stock of Armour (which prior to the Closing Date owned 5% of the stock of Hubbard Milling and which after the consummation of the Transaction owned 39% of the stock of Hubbard Milling) was acquired by Old Windy Hill, (ii) MergerSub was merged into Hubbard Milling, and Hubbard Milling, as the surviving corporation, changed its name to Windy Hill Pet Food Company, Inc. (which has been defined herein as the "Company"), (iii) the operating assets and liabilities of Old Windy Hill (including $27 million of equity and $51 million of Existing Indebtedness) was transferred to the Company, and (iv) the Existing Indebtedness was repaid. Upon consummation of the Transaction, Holdings owned all of the capital stock of the Company. At closing, $10 million of the purchase price was placed in escrow for a period of 18 months to be paid to WHPF or the Company to cover indemnities of the Sellers under the Acquisition Agreements.


    On the Closing Date, $195 million in cash was required to consummate the Transaction, consisting of approximately (i) $133 million to purchase all of the outstanding capital stock of Hubbard Milling, net of cash acquired, including
(a) $126 million paid to the shareholders of Hubbard Milling in the merger and
(b) $7 million to acquire the stock of Armour, (ii) $51 million to repay the Existing Indebtedness, (iii) $1 million for general corporate purposes and (iv) $10 million in fees and expenses. The funds required to consummate the Transaction were provided by (i) net proceeds from the Offering, (ii) borrowing by the Company of $45 million under the Acquisition Facility and $20 million under the Term Loan Facility, and (iii) the proceeds of $10 million of equity financing by Holdings which was contributed by Armour to the Company (items (i), (ii), and (iii) being referred to herein as the "Financing"). In addition, the Company has a $20 million Working Capital Facility, which was undrawn at the closing of the Transaction. See "Description of Notes" and "Description of Senior Bank Facilities."

    The following charts depict the ownership of the Company immediately prior to and upon completion of the Transaction.

                      IMMEDIATELY PRIOR TO THE TRANSACTION

    This chart graphically depicts the ownership of the Company prior to the Transaction.

                       IMMEDIATELY AFTER THE TRANSACTION


    This chart graphically depicts the ownership of the Company after the Transaction.

    The following table sets forth the sources and uses of funds in connection with the Transaction.

                                                                                 AMOUNT
                                                                           -------------------
                                                                               (DOLLARS IN
                                                                                MILLIONS)
SOURCES:
Senior Bank Facilities(1):
    Acquisition Facility.................................................       $    45.0
    Term Loan Facility...................................................            20.0
The Notes................................................................           120.0
Equity contribution(2)...................................................            10.0
                                                                                  -------
    Total sources........................................................       $   195.0
                                                                                  -------
                                                                                  -------

USES:
Purchase price...........................................................       $   133.0
Repay Existing Indebtedness..............................................            51.2
General corporate purposes...............................................              .8
Fees and expenses(3).....................................................            10.0
                                                                                  -------
    Total uses...........................................................       $   195.0
                                                                                  -------
                                                                                  -------

------------------------

(1) In addition to the Acquisition Facility and the Term Loan Facility, the Company has a Working Capital Facility of $20 million, which was undrawn at the closing of the Transaction. See "Description of Senior Bank Facilities."

(2) BRS, Windy Hill LLC, and PNC invested $10 million in Holdings and Holdings contributed the proceeds of such investment to Armour, which in turn contributed the proceeds to the Company.

(3) Reflects fees and expenses in connection with the Financing, including the discount to the Initial Purchasers and other legal and accounting fees and expenses incurred in connection with the Transaction.

SALE OF ANIMAL FEED BUSINESS


    An asset purchase agreement to sell the assets and liabilities comprising the animal feed business of Hubbard Milling (the "AF Sale") was entered into on April 25, 1997, among Old Windy Hill, MergerSub, and Feed-Rite (US) Animal Feeds, Inc., a subsidiary of The Ridley Group (the "AF Buyer"). The AF Buyer is not an affiliate of the Company or Holdings. The closing of the AF Sale occurred simultaneously with the closing of the Offering. After providing for estimated taxes, net proceeds from the sale were approximately $50 million. A portion of the proceeds from the AF Sale was used to repay in full the $45 million drawn at closing under the Acquisition Facility and to repay $5 million of the term loan facility which cannot be reborrowed. The Company's pro forma financial data reflects the consummation of the AF Sale. See "--Summary Pro Forma Financial Data" and "Pro Forma Financial Information."

                        USE OF PROCEEDS OF THE NEW NOTES


    This Exchange Offer is intended to satisfy obligations of the Company under the Exchange and Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes Offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company. For a discussion of the use of proceeds of the Old Notes, see "The Transaction -- Closing Date."


                                 CAPITALIZATION

    The following table sets forth (i) the historical capitalization of Old Windy Hill, (ii) the unaudited pro forma capitalization of the Company after giving effect to the Transaction and the Financing and (iii) the unaudited pro forma capitalization of the Company after giving effect to the AF Sale, the Transaction, and the Financing, in each case as of April 30, 1997. This table should be read in conjunction with "The Transaction," and "Pro Forma Financial Information" included elsewhere in this Prospectus.

                                                                  MAY 3, 1997             APRIL 30, 1997
                                                                ---------------  --------------------------------
                                                                                            PRO FORMA
                                                                    ACTUAL       --------------------------------
                                                                OLD WINDY HILL   PRIOR TO AF SALE   AFTER AF SALE
                                                                ---------------  -----------------  -------------

                                                                              (DOLLARS IN MILLIONS)
Long-term debt (including current maturities):
    Working Capital Facility(1)...............................     $  --             $  --            $  --
    Acquisition Facility......................................        --                  45.0           --
    Term Loan Facility........................................        --                  20.0             15.0
    The Notes.................................................        --                 120.0            120.0
    Existing Indebtedness.....................................          51.2            --               --
                                                                       -----           -------      -------------
      Total long-term debt....................................          51.2             185.0            135.0

Total stockholders' equity....................................          26.5              34.1        $    34.1
                                                                       -----           -------      -------------

Total capitalization..........................................     $    77.7         $   219.1        $   169.1
                                                                       -----           -------      -------------
                                                                       -----           -------      -------------

------------------------------
(1) The Working Capital Facility provides revolving loans of up to $20 million for working capital, which was undrawn at the closing of the Transaction. See "The Transaction" and "Description of Senior Bank Facilities."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    Pursuant to the Exchange and Registration Rights Agreement, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for senior debt securities of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages) on or prior to 60 days after the Issue Date and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 150 days after the Issue Date. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby, or if certain holders of the Old Notes notify the Company that they are not eligible to participate in, or would not receive freely tradeable New Notes in exchange for tendered Old Notes pursuant to the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the Issue Date. In the event that the Company is not in compliance with certain obligations under the Exchange and Registration Rights Agreement, the Company shall be obligated to pay liquidated damages to holders of the Old Notes. See "Exchange and Registration Rights Agreement."


    Each holder of the Old Notes, that wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the New Notes, and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or Holdings or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.


RESALE OF NEW NOTES


    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder (i) is not engaged in and does not intend to engage in a distribution of such New Notes and (ii) has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes will be the same as the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    As of the date of this Prospectus, $120.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

    The Company intends to conduct the Exchange Offer in accordance with the provisions of the Exchange and Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Exchange and Registration Rights Agreement.

    The Company shall be deemed to have accepted for exchange properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 1 of the Exchange and Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.


    The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest at a rate of 9 3/4% per annum, payable semi-annually, on May 15 and November 15 of each year, commencing on November 15, 1997. Holders of New Notes will receive interest on November 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

        (a) any action or proceeding is instituted or threatened in any court of by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or


        (b) any rule, statute, or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or


        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change and will extend the period of the Exchange Offer by five business days.


    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature there guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or, in the alternative, comply with DTC's ATOP procedures described below. In addition, either (i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility" or "DTC") pursuant to the procedure for book-entry transfer described below or properly transmitted Agent's Message (as defined below) must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York city time, on the Expiration Date.

    The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. Accordingly, participants in DTC's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing the Depositary to transfer the Old Notes to the Exchange Agent in accordance with the Depositary's ATOP procedures for transfer. The Depositary will then send an Agent's Message to the Exchange Agent.

    The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that the Depositary has received an express acknowledgement from a participant in DTC's ATOP that is tendering Old Notes which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the agreement may be enforced against such participant.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or and delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
    (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile there), or properly transmitted Agent's Message as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" or (ii) holders must comply with the appropriate procedures of DTC's ATOP system. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the

Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

    Wilmington Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    BY REGISTERED OR CERTIFIED MAIL OR BY                        BY HAND:
             OVERNIGHT COURIER:                          Wilmington Trust Company
          Wilmington Trust Company                 c/o Harris Trust Company of New York,
       Corporate Trust Administration                            as Agent
          1100 North Market Street                            77 Water Street
             Rodney Square North                         New York, New York 10004
       Wilmington, Delaware 19890-0001

                                 BY FACSIMILE:
                            Wilmington Trust Company
                         Corporate Trust Administration
                           Facsimile: (302) 651-1079
                      Confirm by Telephone: (302) 651-8864

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $600,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth in the Offering Memorandum dated May 16, 1997 distributed in connection with the Offering. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Company has agreed, pursuant to the Exchange and Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes may request in writing.

                       SELECTED HISTORICAL FINANCIAL DATA

OLD WINDY HILL


    The selected historical financial information set forth for Old Windy Hill with respect to the statement of operations data for the ten months ended December 30, 1995, the year ended December 28, 1996, and with respect to the balance sheet data at December 30, 1995, and December 28, 1996, was derived from the financial statements of Old Windy Hill included elsewhere in this Prospectus, and which have been audited by KPMG Peat Marwick LLP. The selected historical financial information set forth as of and for the three months ended March 30, 1996 and March 29, 1997, was derived from Old Windy Hill's unaudited financial information which is not included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments necessary for a fair presentation and is not indicative of a full year's results. The selected historical financial information of Old Windy Hill set forth below should be read in conjunction with Old Windy Hill's historical financial statements and related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                TEN MONTHS                           THREE MONTHS ENDED
                                                                   ENDED         YEAR ENDED     ----------------------------
                                                               DECEMBER 30,     DECEMBER 28,      MARCH 30,      MARCH 29,
                                                                   1995             1996            1996           1997
                                                              ---------------  ---------------  -------------  -------------
                                                                                                 (UNAUDITED)    (UNAUDITED)

                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................     $  34,481        $  82,993       $  10,985      $  25,937
Cost of goods sold..........................................        22,107           54,379           7,384         16,061
                                                              ---------------  ---------------  -------------  -------------
    Gross profit............................................        12,374           28,614           3,601          9,876
                                                              ---------------  ---------------  -------------  -------------
Selling, distribution and marketing expenses:
    Selling and distribution................................         4,751            8,090           1,452          2,441
    Trade promotions and other marketing....................         3,732            9,075           1,289          3,519
                                                              ---------------  ---------------  -------------  -------------
Total selling, distribution and marketing expenses..........         8,483           17,165           2,741          5,960
General and administrative expenses.........................         1,526            3,618             690          1,287
Amortization of intangibles and other assets................           452            1,316             142            463
                                                              ---------------  ---------------  -------------  -------------
    Total operating expenses................................        10,461           22,099           3,573          7,710
                                                              ---------------  ---------------  -------------  -------------
    Operating income........................................         1,913            6,515              28          2,166
Amortization of deferred financing fees.....................            67              259              31             98
Interest expense, net.......................................         1,125            3,800             344          1,207
                                                              ---------------  ---------------  -------------  -------------
    Income (loss) before income taxes.......................           721            2,456            (347)           861
Pro forma income tax expense(1).............................           288              982            (139)           344
                                                              ---------------  ---------------  -------------  -------------
    Pro forma net income (loss)(1)..........................     $     433        $   1,474       $    (208)     $     517
                                                              ---------------  ---------------  -------------  -------------
                                                              ---------------  ---------------  -------------  -------------
OPERATING AND OTHER DATA:
EBITDA(3)...................................................     $   2,633        $   8,910       $     270      $   2,994
Cash flows provided by operating activities.................         1,713            6,704             191          1,506
Cash flows used in investing activities.....................       (23,606)         (58,216)           (396)          (521)
Cash flows provided by financing activities.................        22,220           51,755               0          1,450
EBITDA margin(4)............................................           7.6%            10.7%            2.5%          11.5%
Depreciation and amortization...............................     $     787        $   2,654(5)    $     273      $     926
Capital expenditures........................................         1,120            1,091             133            287
Pet food sold (thousands of tons)...........................            75              157              22             48
Ratio of earnings to fixed charges(6).......................          1.52             1.57          --               1.62
Deficiency of earnings to cover fixed charges...............        --               --           $     347         --

BALANCE SHEET DATA (AT PERIOD END):
Inventories.................................................     $   1,720        $   5,141       $   1,815      $   5,060
Property, plant and equipment, net..........................         6,201           22,484           6,235         22,406
Total assets................................................        27,484           92,225          26,986         90,696
Total liabilities...........................................        20,872           66,193          20,723         64,145
Total stockholder's equity..................................         6,612           26,032           6,263         26,550


------------------------------


(1) Prior to April 29, 1996, Old Windy Hill was organized as a limited liability company. As such, pro forma income tax expense is presented to reflect pro forma net income as if Old Windy Hill had been a taxable entity as of March 1, 1995.


(2) Reflects the write-off of deferred financing fees in connection with refinancing of indebtedness at April 29, 1996.

(3) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and extraordinary items and is presented because it is commonly used by certain investors and analysts to analyze and compare operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities, or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(4) EBITDA margin is computed as EBITDA as a percentage of net sales.

(5) Excludes amortization of discount on note payable.


(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

HUBBARD


    The selected historical financial information set forth for Hubbard with respect to the statement of operations for the years ended April 30, 1995, 1996 and 1997, and with respect to the balance sheets as of April 30, 1995, 1996 and 1997 was derived from the financial statements of Hubbard included elsewhere in this Prospectus and which have been audited by KPMG Peat Marwick LLP. The selected historical financial information of Hubbard set forth below should be read in conjunction with Hubbard's historical financial statements and related notes thereto included elsewhere in this Prospectus.



                                                                                             YEAR ENDED APRIL 30,
                                                                                        -------------------------------
                                                                                          1995       1996       1997
                                                                                        ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net sales.............................................................................  $  87,736  $ 102,268  $ 108,523
Cost of sales.........................................................................     67,052     80,658     87,768
                                                                                        ---------  ---------  ---------
    Gross profit......................................................................     20,684     21,610     20,755
                                                                                        ---------  ---------  ---------
Operating expenses:
    Warehouse and delivery............................................................        246        200        188
    Selling and advertising...........................................................      6,469      7,035      6,924
    General and administrative........................................................      5,743      5,917      6,099
                                                                                        ---------  ---------  ---------
Total operating expenses..............................................................     12,458     13,152     13,211
                                                                                        ---------  ---------  ---------
    Operating income..................................................................      8,226      8,458      7,544
Interest income.......................................................................        790        774        867
Equity in earnings of joint ventures..................................................      1,356        981        976
Other income (expense)................................................................          5         10         70
                                                                                        ---------  ---------  ---------
    Income before income taxes........................................................     10,377     10,223      9,457
Income tax expense....................................................................      4,133      3,935      3,684
                                                                                        ---------  ---------  ---------
    Net income........................................................................  $   6,244  $   6,288  $   5,773
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
OPERATING AND OTHER DATA:
EBITDA(1).............................................................................  $  12,679  $  13,206  $  12,616
Cash flows provided by operating activities...........................................     12,076      9,650      9,514
Cash flows used in investing activities...............................................    (13,037)    (4,651)    (1,812)
Cash flows provided by (used for) financing activities................................      4,890     (3,034)    (6,543)
EBITDA margin(2)......................................................................       14.4%      12.9%      11.6%
Depreciation and amortization.........................................................  $   3,092  $   3,757  $   4,026
Capital expenditures..................................................................      2,607      3,839      2,406
Pet food sold (thousands of tons).....................................................        179        204        201

BALANCE SHEET DATA (AT PERIOD END):
Inventories...........................................................................  $   6,194  $   5,763  $   5,373
Property, plant and equipment, net....................................................     27,903     26,627     25,250
Total assets..........................................................................     57,865     62,096     59,318
Total liabilities.....................................................................     12,865     13,843     11,835
Net assets............................................................................     45,000     48,253     47,484


------------------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and extraordinary items and is presented because it is commonly used by certain investors and analysts to analyze and compare, operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities, or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(2) EBITDA margin is computed as EBITDA as a percentage of net sales.

                        PRO FORMA FINANCIAL INFORMATION


    The following presents certain unaudited pro forma financial information of the Company for the periods ended and as of the dates indicated. The unaudited summary pro forma statement of operations data give effect to (i) the Transaction, (ii) the Financing, (iii) the acquisition of the 50% interest in the Maumee joint venture not previously owned, (iv) adjustments made to reflect the elimination of certain administrative operations, and (v) adjustments to include the effects of the Kozy Kitten Acquisition to reflect a full year of operating data, in each case, as if such transaction had occurred on January 1, 1996 for both the year ended December 31, 1996 and the three months ended March 31, 1997 (using the quarter ended April 30, 1997 financial data for Hubbard). The unaudited summary pro forma balance sheet data give effect to the Transaction, the Financing, and the AF Sale as if they had occurred on April 30, 1997. For quarterly and annual financial reporting purposes, the Company uses 13 week quarters with years ending on the last Saturday in December. For purposes of the Pro Forma Statements of Operations, the Company's year end for 1996 and the first quarter for 1997 have been designated December 31 and March 31, respectively. In addition, the Pro Forma Balance Sheet gives effect to the Transaction as if it occurred on April 30, 1997.


    The pro forma financial information set forth below reflect pro forma adjustments that are based upon available information, contractual agreements and certain assumptions that the Company believes are reasonable. The pro forma financial information does not purport to represent the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. In preparing the pro forma information, the Company believes it has utilized reasonable methods to conform the basis of presentation. Upon finalization of the Transaction, a thorough review of all accounting practices and policies will be made. In addition, the acquisition of Hubbard Milling will be accounted for by the purchase method of accounting. The pro forma information reflects preliminary estimates of the allocation of the purchase price and is subject to final determination.

    The pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements of Old Windy Hill and Hubbard and other financial information pertaining to the Company including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF APRIL 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                           HISTORICAL      HISTORICAL
                                                         OLD WINDY HILL     HUBBARD       PRO FORMA      COMPANY
                                                          MAY 3, 1997    APRIL 30, 1997  ADJUSTMENTS    PRO FORMA
                                                         --------------  --------------  ------------  -----------
ASSETS:
Cash...................................................    $      893      $   15,006     $  (13,896)(a) $     2,003
Accounts receivable....................................         6,729           5,357            421(b)      12,507
Inventories and prepaids...............................         6,149           5,433             90(b)      11,672
Deferred tax assets....................................        --              --              1,192(c)       1,192
                                                         --------------  --------------  ------------  -----------
      Total current assets.............................        13,771          25,796        (12,193)       27,374
Property, plant and equipment, net.....................        22,386          25,250         23,360(d)      70,996
Goodwill and other intangible assets, net..............        51,158           3,461         40,608    ,(e      95,227
Investment in joint ventures...........................        --               4,190           (225)(f)       3,965
Other assets...........................................         3,339             622          6,954(g)      10,915
                                                         --------------  --------------  ------------  -----------
      Total assets.....................................    $   90,654      $   59,319     $   58,504   $   208,477
                                                         --------------  --------------  ------------  -----------
                                                         --------------  --------------  ------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Bank overdraft.........................................    $    2,173      $   --         $   --       $     2,173
Senior secured revolving facility......................         4,000          --             (4,000)(h)     --
Current portion of long term debt......................         5,800          --             (5,050)(h)         750
Accounts payable and accrued expenses..................         8,731           7,568          4,718   )(i      21,017
Deferred tax liability.................................            50          --             --                50
Income tax payable.....................................            24             262           (262)(c)          24
                                                         --------------  --------------  ------------  -----------
      Total current liabilities........................        20,778           7,830         (4,594)       24,014
Senior secured term debt...............................        32,850          --            (18,600)(j)      14,250
Senior subordinated notes..............................         7,580          --             (7,580)(k)     --
The Notes..............................................        --              --            120,000(l)     120,000
Deferred tax liability.................................         2,581             649          9,181(m)      12,411
Other liabilities......................................           334           3,356         --             3,690
                                                         --------------  --------------  ------------  -----------
      Total liabilities................................        64,123          11,835         98,407       174,365
                                                         --------------  --------------  ------------  -----------
Stockholders' equity:
  Common stock.........................................        --              --                          --
  Paid in capital......................................        25,681          --              9,719(n)      35,400
  Retained earnings/parent investment..................           850          47,484        (49,622)(o)      (1,288)
                                                         --------------  --------------  ------------  -----------
      Total stockholders' equity.......................        26,531          47,484        (39,903)       34,112
                                                         --------------  --------------  ------------  -----------
      Total liabilities and stockholders' equity.......    $   90,654      $   59,319     $   58,504   $   208,477
                                                         --------------  --------------  ------------  -----------
                                                         --------------  --------------  ------------  -----------

          See Accompanying Notes to Unaudited Pro Forma Balance Sheet

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) Reflects cash distributed to Hubbard Milling shareholders.


(b) Reflects the addition of working capital and other assets from the acquisition of the Maumee joint venture. The terms of the acquisition include a purchase price of $1.8 million. The preliminary purchase price allocation is as follows:



                                                                                   (000S)
                                                                                  ---------
Tangible assets.................................................................        400
Intangible assets...............................................................      1,400
                                                                                  ---------
        Total...................................................................  $   1,800
                                                                                  ---------
                                                                                  ---------



   The allocation of purchase price has not been finalized; however, any changes are not expected to be material.


(c) To adjust current tax payable and deferred taxes to reflect the write-off of the deferred financing and discount on notes related to the repayment of Existing Indebtedness.


(d) Reflects a write-up of property, plant and equipment of $22.9 million to estimated fair market value as part of the Hubbard purchase price allocation and the acquisition of the fixed assets owned by the Maumee joint venture. The purchase price allocation for the Hubbard Milling acquisition is as follows:



                                                                                 (000S)
                                                                               -----------
Working capital and other assets.............................................  $     6,000
Assets held for sale.........................................................       50,000
Property and equipment.......................................................       49,000
Intangible assets............................................................       43,000
                                                                               -----------
        Total................................................................  $   148,000
                                                                               -----------
                                                                               -----------



   The allocation of purchase price has not been finalized; however, any changes are not expected to be material.



(e) Reflects the excess of cost over the fair market value of the net assets acquired in connection with the acquisition of Hubbard Milling. The Company will evaluate the net realizable value of intangible assets on an ongoing basis relying on a number of factors, including operating results and future cash flows.


(f) Reflects the adjustment to the investment in joint ventures account as a result of the acquisition of the Maumee joint venture.

(g) Reflects the capitalization of deferred financing costs of $9.6 million incurred in connection with the Transaction and the Offering, net of the write-off of deferred financing costs on the Existing Indebtedness of $2.7 million.

(h) Reflects the repayment of the current portion of the Existing Indebtedness and the current portion of new debt under the Term Loan Facility.


(i) Includes acquisition related costs of $3.7 million which will be paid after the Closing Date. These severance and other costs to exit an activity relate primarily to the closure of Hubbard Milling's corporate headquarters. In addition, the amount includes $1.0 million of liabilities assumed by the Company in the acquisition of Hubbard Milling, not reflected in the Hubbard financial statements.

(j) Reflects the net of (i) repayment of Old Windy Hill senior debt of $32.9 million and (ii) borrowings of $14.3 million under the Term Loan Facility.


(k) Reflects the repayment of Old Windy Hill subordinated notes.

(l)  Reflects the issuance of the Notes.

(m) Reflects the tax effect of the write-up of $22.9 million in property, plant and equipment.

(n) Reflects the $10 million equity contribution from Holdings, net of syndication expenses.

(o) Reflects the sum of (i) elimination of Hubbard equity of $47.5 million, (ii) reduction of equity related to the write-off of Old Windy Hill deferred financing costs of $2.7 million due to the refinancing of the Existing Indebtedness, and (iii) reduction of equity related to the write-off of Old Windy Hill discount on subordinated debt of $.9 million, net of tax effect on (ii) and (iii) of $1.4 million.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)


                                             HISTORICAL                                                  COMPANY
                                           OLD WINDY HILL      HISTORICAL HUBBARD                       PRO FORMA
                                             YEAR ENDED            YEAR ENDED         PRO FORMA        YEAR ENDED
                                          DECEMBER 31, 1996      APRIL 30, 1997      ADJUSTMENTS    DECEMBER 31, 1996
                                         -------------------  ---------------------  ------------  -------------------
Net sales..............................      $    82,993           $   108,523        $   25,449(a)    $     216,965
Cost of goods sold.....................           54,379                87,768            17,842(b)          159,989
                                                --------            ----------       ------------        ----------
  Gross profit.........................           28,614                20,755             7,607             56,976
                                                --------            ----------       ------------        ----------
Selling, distribution and marketing
  expenses:
  Selling, distribution and
    advertising........................            8,090                 7,112             2,039(c)           17,241
  Trade promotions
    and other marketing................            9,075               --                    354(e)            9,429
                                                --------            ----------       ------------        ----------
  Total selling, distribution and
    marketing expenses.................           17,165                 7,112             2,393             26,670
General and administrative expenses....            3,618                 6,099              (717)(d)            9,000
Amortization of intangibles and other
  assets...............................            1,316               --                  1,746(f)            3,062
                                                --------            ----------       ------------        ----------
  Total operating expenses.............           22,099                13,211             3,422             38,732
                                                --------            ----------       ------------        ----------
  Operating income.....................            6,515                 7,544             4,185             18,244
Equity in earnings of joint ventures...          --                        976              (480)(g)              496
Other income (expense).................          --                         70               (70)          --
Interest (income) expense, net.........            3,800                  (867)           10,227(h)           13,160
Amortization of deferred financing
  expenses.............................              259               --                    856(h)            1,115
                                                --------            ----------       ------------        ----------
  Income before income taxes...........            2,456                 9,457            (7,448)             4,465
Income tax expense.....................            1,209                 3,684            (3,107)(i)            1,786
                                                --------            ----------       ------------        ----------
  Income before extraordinary item.....      $     1,247           $     5,773        $   (4,341)     $       2,679
                                                --------            ----------       ------------        ----------
                                                --------            ----------       ------------        ----------

EBITDA(j)..............................                                                               $      29,256
                                                                                                         ----------
                                                                                                         ----------


     See Accompanying Notes to Unaudited Pro Forma Statements of Operations

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)


                                                                      HISTORICAL                      COMPANY
                                                  HISTORICAL           HUBBARD                       PRO FORMA
                                                OLD WINDY HILL       THREE MONTHS                  THREE MONTHS
                                              THREE MONTHS ENDED        ENDED        PRO FORMA         ENDED
                                                MARCH 31, 1997      APRIL 30, 1997  ADJUSTMENTS   MARCH 31, 1997
                                             ---------------------  --------------  ------------  ---------------
Net sales..................................       $    25,937         $   26,282     $    2,960(a)   $    55,179
Cost of goods sold.........................            16,061             20,451          2,940(b)        39,452
                                                     --------       --------------  ------------  ---------------
    Gross profit...........................             9,876              5,831             20          15,727
                                                     --------       --------------  ------------  ---------------
Selling, distribution and marketing
  expenses:
    Selling, distribution and
      advertising..........................             2,441              1,877             39(c)         4,357
    Trade promotions and other marketing...             3,519             --             --               3,519
                                                     --------       --------------  ------------  ---------------
Total selling, distribution and marketing
  expenses.................................             5,960              1,877             39           7,876
General and administrative expenses........             1,287              2,346         (1,023)(d)         2,610
Amortization of intangibles and other
  assets...................................               463             --                369(f)           832
                                                     --------       --------------  ------------  ---------------
    Total operating expenses...............             7,710              4,223           (615)         11,318
                                                     --------       --------------  ------------  ---------------
    Operating income.......................             2,166              1,608            635           4,409
Equity in earnings of joint ventures.......           --                     273           (120)(g)           153
Other income (expense).....................           --                      43                             43
Interest expense/(income), net.............             1,207               (222)         2,306(h)         3,291
Amortization of deferred financing
  expenses.................................                98             --                181(h)           279
                                                     --------       --------------  ------------  ---------------
    Income before income taxes.............               861              2,146         (1,972)          1,035
Income tax expense.........................               344                804           (734)(i)           414
                                                     --------       --------------  ------------  ---------------
Net income.................................       $       517         $    1,342     $   (1,238)    $       621
                                                     --------       --------------  ------------  ---------------
                                                     --------       --------------  ------------  ---------------

EBITDA(j)..................................                                                         $     7,604
                                                                                                  ---------------
                                                                                                  ---------------


     See Accompanying Notes to Unaudited Pro Forma Statements of Operations

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


    The following pro forma adjustments give effect to (i) the Transaction, (ii) the Financing, (iii) the acquisition of the 50% interest in the Maumee joint venture not previously owned and accounted for using the equity method, (iv) adjustments made to reflect the elimination of certain administrative operations, and (v) adjustments to include the effects of the Kozy Kitten Acquisition. In the latter case, four months unaudited information is included in the year ended December 31, 1996 results.



                                                                                                    THREE MONTHS
                                                                                 YEAR ENDED             ENDED
                                                                              DECEMBER 31, 1996    MARCH 31, 1997
                                                                             -------------------  -----------------
(a)   Adjustments to net sales reflect the following:

         Sales of products from Kozy Kitten Acquisition for
            the relevant period prior to April 29, 1996....................       $  13,607           $  --
         Sales of Maumee joint venture.....................................          11,842               2,960
                                                                                   --------             -------
                                                                                  $  25,449           $   2,960
                                                                                   --------             -------
                                                                                   --------             -------

(b)   Adjustments to cost of sales reflect the following:

          Cost of sales of products from Kozy Kitten Acquisition for the relevant period prior to
            April 29, 1996.................................................       $   6,123           $  --
          Depreciation on fair market value write-up of fixed
            assets.........................................................           2,295                 583
          Cost of sales of the Maumee joint venture........................          10,194               2,549
          Fixed overhead savings related to plant closure..................            (500)               (125)
          Reclassification of goodwill amortization from Hubbard's
          historical statements............................................            (270)                (67)
                                                                                   --------             -------
                                                                                  $  17,842           $   2,940
                                                                                   --------             -------
                                                                                   --------             -------


--------------------------


(c) Adjustments to selling and distribution and advertising costs reflect the following:

          Expense from Kozy Kitten Acquisition for the
            relevant period prior to April 29, 1996.........      $   1,984         $  --
          Expense of Maumee joint venture...................            701               175
          Reclassification of fixed selling costs to general
and
            administrative..................................           (646)             (136)
                                                                   --------           -------
                                                                  $   2,039         $      39
                                                                   --------           -------
                                                                   --------           -------


--------------------------


                                                                                                    THREE MONTHS
                                                                                 YEAR ENDED             ENDED
                                                                              DECEMBER 31, 1996    MARCH 31, 1997
                                                                             -------------------  -----------------
(d)   Adjustment to general and administrative expenses
        reflect the following:

          Kozy Kitten expense for the relevant period prior
to
            April 29, 1996..................................      $     800         $  --
          Reduction in Hubbard administrative costs(1)......         (3,349)           (1,432)(1)
          Management fee....................................            600               125
          Reclassification from selling expense.............            646               136
          Incremental administrative costs..................            586               148
                                                                   --------           -------
                                                                  $    (717)        $  (1,023)
                                                                   --------           -------
                                                                   --------           -------



--------------------------


          (1) Reduction in administrative costs achieved by the closure of Hubbard Milling's corporate headquarters in Mankato, Minnesota pursuant to the Merger Agreement and the consolidation of corporate functions to the Company's headquarters in Brentwood, Tennessee.

(e) Reflects trade promotion expense related to Kozy Kitten Acquisition for the relevant period prior to April 29,
    1996.

(f)  Reflects the increase in intangibles amortization expense as a result of the acquisition of Hubbard Milling plus the reclassification from cost of sales reflected in (b) above. Goodwill will be amortized on a straight-line basis over 40 years, and other intangibles over periods ranging from five to 20 years.

(g) Represents a decrease in investment in joint ventures due to the acquisition of the remaining 50% interest in the Maumee joint venture not previously owned.

(h) Represents adjustment necessary to reflect pro forma interest expense and amortization of deferred financing expense as shown below based upon pro forma debt levels and applicable interest rates. The table below presents pro forma interest expense, noted with the respective interest rates and fees, and pro forma amortization of deferred financing costs:

                                                                                TWELVE MONTHS       THREE MONTHS
                                                                                    ENDED               ENDED
                                                                              DECEMBER 31, 1996    MARCH 31, 1997
                                                                             -------------------  -----------------
          Interest income (5.5%)...........................................       $    (121)          $     (29)
          Term facility (8.375%)...........................................           1,256                 313
          Senior subordinated notes offered hereby (9.75%).................          11,700               2,925
          Commitment fee on Revolving Facility (0.5%)......................             325                  82
                                                                                   --------             -------
           Total pro forma interest expense................................       $  13,160           $   3,291
                                                                                   --------             -------
                                                                                   --------             -------
          Pro forma amortization of deferred financing costs...............       $   1,115           $     279
                                                                                   --------             -------
                                                                                   --------             -------



(i) Reflects a reduction in the provision for income taxes as a result of the pro forma decrease in income before income taxes, computed at an effective rate of 40%.



(j) EBITDA is defined as earnings before interest, taxes, depreciation, amortization and extraordinary items and is presented because it is commonly used by certain investors and analysts to analyze and compare on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


    The Company derives approximately 95% of its revenues from selling dry pet food products. The majority of its revenues comes from the sale of private label pet food products to customers throughout the country. Other revenues are generated by the sale of economy branded pet food products, mainly to customers concentrated in the South and the Upper Midwest, and contract manufacturing for other pet food companies. The Company typically has slightly higher sales during the fall and winter months, when cooler weather leads to increased dog food consumption.


    Prior to the Transaction, Hubbard Milling operated both a pet food business and an animal feed business, with total sales of approximately $260 million. Hubbard Milling maintained a corporate overhead structure to support its pet food and animal feed businesses with administrative expenses of approximately $7.0 million in 1996. Approximately 60% of the corporate overhead was allocated to the animal feed division and the remaining 40% was allocated to the pet food division. The animal feed division was sold to the AF Buyer simultaneously with the closing of the Transaction. See "The Transaction--Sale of Animal Feed Business." Over the course of the six months following the AF Sale, the Company plans to eliminate the administrative operations in Mankato, Minnesota, and consolidate the corporate overhead functions with Old Windy Hill's corporate functions in Brentwood, Tennessee. See "Business--Marketing, Sales and Distribution." As a result of this consolidation, the Company believes that substantially all of Hubbard Milling's allocated expenses can be eliminated and that the corporate offices in Brentwood can adequately support the business going forward. The historical financial information presented for Hubbard Milling represents only the results of operations of its pet food business, including its allocable portion of corporate overhead.

    The following discussion is based on the historical financial statements for both Old Windy Hill and Hubbard. Because Old Windy Hill was formed in February 1995, the results of operations for 1995 reflects only a 10 month period ended December 30, 1995. In addition, Old Windy Hill's results of operations for the year ended December 28, 1996 and the four months ended May 3, 1997 have been significantly affected by the acquisition of the KOZY KITTEN and TUFFY'S pet food businesses (the "Kozy Kitten Acquisition") on April 29, 1996. The total purchase price of such acquisition was $52.5 million. To finance such acquisition and refinance $17.0 million of existing debt, Old Windy Hill received an equity contribution of $19.8 million from Holdings and incurred new bank debt of $60.5 million, which included a revolving credit facility of $9.0 million. As a result of the above mentioned transactions, the periods may not be comparable.

RESULTS OF OPERATIONS

OLD WINDY HILL

    The following table sets forth for the periods indicated the components of Old Windy Hill's statements of income expressed in dollar amounts and as a percentage net of sales for such period.

                                                                                              FOUR MONTHS        FOUR MONTHS
                                          TEN MONTHS ENDED             YEAR ENDED                ENDED              ENDED
                                            DECEMBER 30,              DECEMBER 28,             APRIL 27,           MAY 3,
                                                1995                      1996                    1996              1997
                                     --------------------------  ----------------------  ----------------------  -----------
                                                                                              (UNAUDITED)

                                                                     (DOLLARS IN THOUSANDS)
                                         AMOUNT           %        AMOUNT         %        AMOUNT         %        AMOUNT
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
Net sales..........................     $  34,481         100.0%  $  82,993       100.0%  $  13,488       100.0%  $  35,567
Cost of goods sold.................        22,107          64.1      54,379        65.5       9,024        66.9      21,640
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
      Gross profit.................        12,374          35.9      28,614        34.5       4,464        33.1      13,927
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
Selling, distribution and marketing
  expenses:
    Selling and distribution.......         4,751          13.8       8,090         9.7       1,804        13.4       3,500
    Trade promotions and other
      marketing....................         3,732          10.8       9,075        10.9       1,457        10.8       5,277
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
Total selling, distribution and
  marketing expenses...............         8,483          24.6      17,165        20.6       3,261        24.2       8,777
General and administrative
  expenses.........................         1,526           4.4       3,618         4.4         931         6.9       1,799
Amortization of intangibles and
  other assets.....................           452           1.3       1,316         1.6         193         1.4         623
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
Total operating expense............        10,461          30.3      22,099        26.6       4,385        32.5      11,199
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
      Operating income.............         1,913           5.6       6,515         7.9          79         0.6       2,728
Amortization of deferred financing
  fees.............................            67           0.2         259         0.3         604         4.5         149
Interest expense, net..............         1,125           3.3       3,800         4.6         460         3.4       1,647
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
      Income (loss) before
        extraordinary item and
        income taxes...............           721           2.1       2,456         3.0        (985)       (7.3)        932
Income tax expense.................        --            --           1,209         1.5      --          --             433
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
      Income (loss) before
        extraordinary item.........           721           2.1       1,247         1.5        (985)       (7.3)        499
Extraordinary loss on early
  extinguishment of debt...........        --            --             604         0.7      --          --          --
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
      Net income (loss)............     $     721           2.1%  $     643         0.8%  $    (985)       (7.3)% $      499
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------
                                     ---------------  ---------  -----------  ---------  -----------  ---------  -----------



                                         %
                                     ---------
Net sales..........................      100.0%
Cost of goods sold.................       60.8
                                     ---------
      Gross profit.................       39.2
                                     ---------
Selling, distribution and marketing
  expenses:
    Selling and distribution.......        9.8
    Trade promotions and other
      marketing....................       14.8
                                     ---------
Total selling, distribution and
  marketing expenses...............       24.7
General and administrative
  expenses.........................        5.1
Amortization of intangibles and
  other assets.....................        1.8
                                     ---------
Total operating expense............       31.5
                                     ---------
      Operating income.............        7.7
Amortization of deferred financing
  fees.............................        0.4
Interest expense, net..............        4.6
                                     ---------
      Income (loss) before
        extraordinary item and
        income taxes...............        2.6
Income tax expense.................        1.2
                                     ---------
      Income (loss) before
        extraordinary item.........        1.4
Extraordinary loss on early
  extinguishment of debt...........     --
                                     ---------
      Net income (loss)............        1.4%
                                     ---------
                                     ---------

FOUR MONTHS ENDED MAY 3, 1997 COMPARED TO FOUR MONTHS ENDED APRIL 27, 1996

    NET SALES in the four months ended May 3, 1997, increased 164% to $35.6 million from $13.5 million in the four months ended April 27, 1996. The sales increase was due mainly to the sales of products arising from the businesses acquired in the Kozy Kitten Acquisition on April 29, 1996, which were $13.6 million in the four months ended May 3, 1997. Sales of Old Windy Hill's other products also increased, due principally to additional private label dog food business and gains in branded economy cat food.

    GROSS PROFIT as a percentage of net sales was 39.2% in the 1997 period as compared to 33.1% in the prior period. The gross margin improvement was due principally to a higher proportion of cat food sales as a percentage of total net sales, which have a higher gross margin than dog food. As a result of the Kozy Kitten Acquisition, cat food sales increased to 40% of total net sales in the 1997 period from 23% of total net sales in the prior period.

    OPERATING INCOME as a percentage of net sales was 7.7% in the 1997 period as compared to 0.6% in the prior period. The increase was attributable to the increase in the gross margin and a decline in operating expenses as a percentage of sales. The sales of products arising from the Kozy Kitten Acquisition did not require a commensurate increase in operating expenses and, as a result, operating expenses as a percentage of sales dropped to 31.5% in the 1997 period, as compared to 32.5% in the prior period.

    INTEREST EXPENSE, NET in the 1997 period increased to $1.6 million versus $0.5 million in the prior period. The increase in interest expense was due to the additional debt incurred to finance the Kozy Kitten Acquisition.

    NET INCOME for the 1997 period was $0.5 million, compared to a net loss of $1.0 million in the 1996 period. The profit improvement was principally a result of the additional sales and gross profit generated by the businesses acquired in the Kozy Kitten Acquisition.

YEAR ENDED DECEMBER 28, 1996 COMPARED TO TEN MONTHS ENDED DECEMBER 30, 1995

    NET SALES in the year ended December 28, 1996, increased 141% to $83.0 million from $34.5 million in the ten months ended December 30, 1995. The sales increase was due to the sales of products arising from the businesses acquired in the Kozy Kitten Acquisition, which were $39.3 million in the 1996 period, and the effect of the two additional months of operations.

    GROSS PROFIT as a percentage of net sales was 34.5% in the 1996 period as compared to 35.9% in the 1995 period. Gross margin decreased, due to the effect of higher ingredient costs only partially offsetting the impact of a greater proportion of high margin cat food as a percentage of total sales. Prices of major ingredients, such as corn and soybean meal, increased sharply during the year. For example, during the 1996 period corn prices increased over 60% from approximately $3.25 per bushel to approximately $5.25 per bushel due to adverse weather conditions. In addition, soybean meal prices increased over 20% from approximately $204 per bale to $250 per bale. While Old Windy Hill was able to implement price increases, such increases generally lagged behind the increase in raw ingredient costs and were not sufficient to offset such higher costs.

    OPERATING INCOME as a percentage of net sales was 7.9% in the 1996 period as compared to 5.6% in the 1995 period. This increase was primarily due to a decline in operating expenses as a percentage of sales. The sales of products arising from the Kozy Kitten Acquisition did not require a commensurate increase in operating expenses, and as a result, operating expenses as a percentage of sales dropped to 26.6% in 1996, as compared to 30.3% in the prior period.

    INTEREST EXPENSE, NET in the 1996 period grew to $3.8 million versus $1.1 million in the 1995 period. The increase in interest expense was due to the additional debt incurred to finance the Kozy Kitten Acquisition.

    NET INCOME for the 1996 period was $0.6 million, compared to $0.7 million in the 1995 period. Net income declined, despite the increase in operating profit, due to the incurrence of income tax expense and an extraordinary loss in the 1996 period. Prior to becoming a corporation in April 29, 1996, Old Windy Hill was a limited liability company and income taxes were the responsibility of the individual members of Old Windy Hill. The extraordinary loss in the 1996 period resulted from early extinguishment of debt when Old Windy Hill refinanced its debt in conjunction with the Kozy Kitten Acquisition.

HUBBARD

    The following table sets forth for the periods indicated the components of Hubbard's statements of operations expressed in dollar amounts and as a percentage net of sales for such period.

                                                                                  YEARS ENDED APRIL 30,
                                                            ------------------------------------------------------------------
                                                                     1995                   1996                  1997
                                                            ----------------------  --------------------  --------------------
                                                              AMOUNT         %       AMOUNT        %       AMOUNT        %
                                                            -----------  ---------  ---------  ---------  ---------  ---------
Net sales.................................................   $  87,736       100.0% $ 102,268      100.0% $ 108,523      100.0%
Cost of sales.............................................      67,052        76.4     80,658       78.9     87,768       80.9
                                                            -----------  ---------  ---------  ---------  ---------  ---------
      Gross profit........................................      20,864        23.6     21,610       21.1     20,755       19.1
                                                            -----------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Warehouse and delivery..................................         246         0.3        200        0.2        188        0.2
  Selling and advertising.................................       6,469         7.4      7,035        6.9      6,924        6.4
  General and administrative..............................       5,743         6.5      5,917        5.8      6,099        5.6
                                                            -----------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses............................      12,458        14.2     13.152       12.9     13,212       12.2
                                                            -----------  ---------  ---------  ---------  ---------  ---------
Operating income..........................................       8.226         9.4      8.458        8.2      7,544        7.0
Interest income...........................................         790         0.9        774        0.8        867        0.8
Equity in earnings of joint ventures......................       1,356         1.5        981        1.0        976        0.9
Other income (expenses)...................................           5      --             10     --             71     --
                                                            -----------  ---------  ---------  ---------  ---------  ---------
      Income before income taxes..........................      10,377        11.8     10,223       10.1      9,458        8.7
Income tax expense........................................       4,133         4.7      3,935        3.8      3,684        3.4
                                                            -----------  ---------  ---------  ---------  ---------  ---------
      Net income..........................................   $   6,244         7.1% $   6,288        6.3% $   5,773        5.3%
                                                            -----------  ---------  ---------  ---------  ---------  ---------
                                                            -----------  ---------  ---------  ---------  ---------  ---------

YEAR ENDED APRIL 30, 1997 COMPARED TO YEAR ENDED APRIL 30, 1996

    NET SALES in the year ended April 30, 1997 increased 6.1% to $108.5 million from $102.3 million in the year ended April 30, 1996. The increase was due to a 7.6% increase in average selling prices, partially offset by a 1.5% decline in sales tonnage. Average selling prices were higher due to price increases implemented during the year to offset the impact of higher ingredient costs. Sales tonnage declined due to lower contract manufacturing volumes, as several pet food manufacturers for which Hubbard was manufacturing product experienced volume declines.

    GROSS PROFIT as a percentage of net sales was 19.1% in 1997 as compared to 21.1% in the prior year. The decline was due to higher ingredient costs. During the first nine months of the period, prices of principal ingredients, such as corn and flour, increased sharply. While Hubbard was able to implement price increases, such increases were not sufficient to offset the higher costs. During the three months ended April 30, 1997 ingredient costs began to decline and gross profit as a percentage of sales increased.

    OPERATING INCOME as a percentage of net sales was 7.0% of net sales in 1997 as compared to 8.2% in the prior year. The reduction was due to the decline in the gross profit margin. The impact of lower gross margins was partially offset by an increase in sales.

YEAR ENDED APRIL 30, 1996 COMPARED TO YEAR ENDED APRIL 30, 1995

    NET SALES in the year ended April 30, 1996 increased 16.6% to $102.3 million from $87.7 million in the year ended April 30, 1995. The increase was due to a 14.0% increase in sales tonnage and a 2.7% increase in average selling prices. The increase in sales tonnage was principally due to increased business associated with the acquisition in 1996 of the Hillburn dog biscuit plant. Volumes for other product lines also showed increases, as Hubbard was able to use its expanded dog biscuit position to generate additional sales growth for other pet food items. Average selling prices were higher due to an improved sales mix toward higher priced biscuits and price increases to cover ingredient cost increases.

    GROSS PROFIT as a percentage of net sales was 21.1% in 1996 as compared to
23.6 % in the prior year. During the latter half of fiscal 1996, principal ingredient costs began to escalate. While Hubbard was able to implement price increases, such increases generally lagged behind the increase in raw ingredient costs and were not sufficient to offset the higher costs and maintain the 1995 gross margin.

    OPERATING INCOME as a percentage of net sales was 8.2% in 1996 as compared to 9.4% in the prior year. The decline was primarily due to the decline in the gross margin. The impact of lower gross margins was partially offset by lower operating expenses which declined to 12.9% of sales in 1996 from 14.2% of sales in 1995. Operating expenses did not increase at the same rate as sales, due to the fixed nature of some of these expenses.

LIQUIDITY AND CAPITAL RESOURCES

    The Company incurred substantial indebtedness in connection with the Transaction. Interest payments on the Notes and the Senior Bank Facilities will represent significant cash requirements for the Company. As of April 30, 1997, on a pro forma basis, after giving effect to the Transaction, the Financing, and the AF Sale, the Company would have had $120 million in aggregate principal amount of indebtedness outstanding under the Notes and $15 million of borrowings under the Term Loan Facility and availability of $20 million under the Working Capital Facility. The Company will be required to make periodic payments of interest on the Notes and the Senior Bank Facilities. See "Description of Notes" and "Description of the Senior Bank Facilities."


    The Company plans to exercise its option to acquire its partner's 50% interest in the joint venture at Maumee for $1.8 million in 1997. The Company also plans to complete the expansion of the capacity of its three biscuit plants by the first half of 1998. Capital expenditures required for such expansion is expected to be $3.5 million. As of August 2, 1997, the Company has not made any additional material commitments for capital expenditures over the next twelve months. See "Business -- Strategy for Growth."


    The Company's historical liquidity needs were primarily for debt service payments on its borrowings, working capital and capital expenditures. Capital expenditures for Old Windy Hill were $.4 million for the four months ended May 3, 1997 and $1.1 million in both the 10 months ended December 30, 1995 and the year ended December 28, 1996. Capital expenditures for Hubbard were approximately $2.6 million, $3.8 million and $2.4 million for the years ended April 30, 1995, 1996, and 1997, respectively. In addition, Hubbard Milling spent $6.1 million on the acquisition of the Hillburn dog biscuit facility and equipment in fiscal 1995. Capital expenditure requirements historically have been financed with internally generated funds and bank loans and have been primarily related to refurbishment and improvement of machinery and equipment.


    The Company's future liquidity needs will be primarily for debt service obligations, working capital and capital expenditures. The Company's primary sources of liquidity are cash flows from operations and borrowings under the Working Capital Facility. The Company anticipates that its working capital requirements, capital expenditures and acquisition of the remaining interest in the Maumee joint venture in 1997 will be satisfied through a combination of available cash, credit availability under the Working Capital Facility, and cash flow from operations. The Company believes that its cash flow from operations and availability under the Working Capital Facility will be sufficient to meet its capital requirements and obligations for the next twelve months.

                                    BUSINESS

COMPANY OVERVIEW


    The Company is one of the leading manufacturers of private label and economy branded pet food products. Based on its production volume, including that of its joint ventures, management believes that the Company is the second largest producer of private label dry pet food products overall and the leader in private label dog biscuits, accounting for approximately 25% of all private label dog biscuit tonnage produced in 1996. The Company's private label products are broadly distributed through all channels of distribution and consists of sales to over 500 customers including national and regional grocery chains, mass merchandisers, membership clubs, specialty pet store chains, and farm and feed store chains. The Company also manufactures and markets economy dry dog and cat food products that are sold predominantly to grocery store chains under its KOZY KITTEN, TRAIL BLAZER, and TUFFY'S brand names. These brands generally have the leading or number two share in the regional areas in which they compete. In addition, approximately 11% of the Company's sales are to contract manufacturing for other pet food companies. To sell its products and to service its customers, the Company utilizes both an in-house sales force and a network of independent brokers who represent the Company on a non-exclusive basis pursuant to letter agreements. The Company operates 14 manufacturing plants, nine of which are wholly owned and five of which are operated under joint venture agreements. The Company's plants, located throughout the United States, enable the Company to provide an efficient nationwide distribution of a broad range of quality products for all price points to all distribution channels. For the twelve months ended March 31, 1997, the Company had pro forma sales and EBITDA of $222.5 million and $29.1 million, respectively.


    The Company's principal executive office is located at Two Maryland Farms, Brentwood, Tennessee 37027. The Company's telephone number is (615) 373-7774.

INDUSTRY OVERVIEW

    The pet food industry in which the Company competes is a large and growing industry. In terms of retail sales, it is a $9.3 billion industry that grew at a compound annual rate of approximately 5% from 1991 to 1995. As of 1995, there were approximately 55 million dogs and 68 million cats in U.S. households and this number has been growing at approximately a 1.3% compound annual rate. Certain segments have grown at even faster rates. The private label and economy segments of this industry represent approximately 35% of total industry sales and grew at a compound annual rate of approximately 12% over the same period. The super premium segment, which is comprised of high priced items offering superior nutrition, palatability, and digestibility, represents approximately 16% of total industry sales and grew at a compound annual rate of approximately 10% over the same period. Growth in the private label and economy segments has been driven by the lower prices of these products relative to branded products, improved product quality, and increased retail support for private label items in all distribution channels. Within the super premium segment, growth has been driven by pet owners' increased awareness and concern about pet diets and nutrition and the growth of the pet specialty retail stores, which have focused on promoting and supporting the super premium products. These trends are expected to continue and, as a result, the Company believes that these segments should continue to grow at a faster rate than the overall pet food industry.

    The industry's growth has occurred primarily outside of the traditional retail grocery channel, whose share of pet food sales has declined over the last 10 years from over 80% to approximately 60%. Most of the growth has been captured by mass merchandisers, which have gained share by selling items produced by private label manufacturers that are comparable in quality to the national brands but sell at a lower price, and by pet specialty stores, which carry the faster growing super premium products that are not available in the retail grocery channel. The Company believes this shift away from the retail grocery channel will continue, but at a slower rate, as the grocery stores respond with higher quality private label products and their own super premium products.

    An emphasis on improving product quality has led private label manufacturers to upgrade their manufacturing plants and production processes. This improvement in quality, combined with a trend among a number of branded pet food companies to outsource their manufacturing in order to focus on their marketing and brand building activities, has resulted in more contract manufacturing opportunities for private label producers. The Company believes that the trends toward better product quality and production outsourcing will continue.

    Within the total pet food industry, dog and cat food account for approximately 58% and 42% of sales, respectively. Dog food is sold predominantly in large bags, ranging in size from 18 to 25 pounds, while cat food is mainly sold in cans or three to four pound bags. Due to the different nutritional needs of cats and dogs, dog food is less expensive on a per pound basis than cat food. The pet food industry can also be segmented according to product types. Approximately 50% of the industry is dry products, 35% is wet or canned products, and the remaining 15% is in treats and semi-moist products. The Company does not produce any wet or canned pet food products.

COMPETITIVE STRENGTHS

    Management believes that the following characteristics contribute to the Company's position as a leading manufacturer of pet food products in the United States and serve as a foundation for the Company's business strategy.

    - LEADING MARKET POSITIONS. The Company has a strong position in the private label segment of the pet food industry. Within this segment, the Company is the leading manufacturer of dog biscuits and semi-moist pet foods and the second largest manufacturer of dry pet food products. The Company's strength in private label products is complemented by a strong regional presence in economy branded dry pet food products. The Company's TRAIL BLAZER and KOZY KITTEN in the South and TUFFY'S in the Upper Midwest have the leading or number two position in the segments in which they compete. The Company believes that its positions in the private label and economy branded pet food segments provide a strong platform from which to expand its business.

    - COMPREHENSIVE AND QUALITY PRODUCT LINE. The Company's leading market positions are supported by a comprehensive product mix. Specifically, the Company offers full product lines of dry dog food (180 formulations), dry cat food (38 formulations), dog biscuits (64 formulations), semi-moist dog food (6 formulations), semi-moist cat food (8 formulations), and dog and cat treats (32 formulations). The Company believes that its broad portfolio of private label and economy branded products makes it well-positioned to take advantage of growth in certain segments of the pet food industry. In addition, the Company's products are well-known for their high quality in terms of nutritional content, palatability, and digestibility as well as their overall value to both retailers and end-use consumers. The Company's ability to fully service its customer's product needs with a full line of quality product offerings has enabled it to compete effectively against national branded pet food offerings and gain leading market positions.

    - LOW COST MANUFACTURING. The Company has an extensive manufacturing network consisting of 14 manufacturing facilities that are strategically positioned to be near major consumer markets, raw and packaging material suppliers and low cost labor sources. These facilities enable the Company to service customers at competitive prices on a national basis. The Company's facilities currently have approximately 20% excess capacity, which represents an integral resource for growing the Company's business.


    - STABLE BASE OF CASH FLOW. The Company's broad product line and leading market positions provide it with a stable base of cash flow. Over the last four years, the Company has produced an average EBITDA(1) margin of approximately 12%. The Company believes that its cash flow performance has been driven by multiple factors, including strong demand for higher margin pet

------------------------------


(1) EBITDA is a non-GAAP measure, as computed by the Company and may not be comparable to similarly-titled measures reported by other companies.

      food products, significant expansion of the Company's customer base, selective acquisitions, low working capital requirements, increased manufacturing efficiency and reduced operating costs. The Company's strong cash flow provides resources that can be used to pursue its growth strategy.


STRATEGY FOR GROWTH

    The Company believes that it is well positioned for volume and profit growth, given its competitive strengths and the growth trends in certain segments of the pet food industry. Its objective is to be the leading supplier to all channels of distribution of private label pet food products for all price points and economy branded pet food products by pursuing the following strategies:


    - CAPITALIZE ON LEADERSHIP POSITION IN DOG BISCUITS. The Company is the leader in private label dog biscuits, accounting for approximately 30% of all private label dog biscuit tonnage produced in 1996. It operates three dedicated biscuit manufacturing plants strategically located throughout the United States. The Company's strategy is to capitalize on its current leadership position by (i) offering a greater variety of premium specialty biscuit formulations and (ii) increasing capacity at its three biscuit plants by approximately 15% to service more private label customers.


    - EXPAND PRESENCE IN MASS MERCHANDISING AND PET SPECIALTY RETAIL CHANNELS. Most of the recent growth in the pet food industry has occurred in the mass merchandising and pet specialty retail channels. The Company plans to increase sales to these channels by providing a broader range of pet foods to its current private label customers as well as by offering these products to new private label accounts.

    - INCREASE CONTRACT MANUFACTURING BUSINESS. Approximately 11% of the Company's sales are to other pet food manufacturers who have contracted out their manufacturing in order to better focus on their marketing and brand building activities. Increasingly, these companies are using outside contract manufacturers to satisfy their production requirements. The Company believes that its strategically located, broad network of manufacturing plants, excess capacity, and ability to produce quality products at competitive prices enable it to capitalize on this trend and to increase its contract manufacturing business.

    - INCREASE PENETRATION OF SUPER PREMIUM PET FOOD PRODUCTS. Super premium pet food products have been one of the fastest growing segments of the pet food industry. The Company believes there is an opportunity to market super premium products to retail grocery chains, which have been requesting such products in order to grow their pet food sales. The Company also plans to supply specialty pet stores, which want private label super premium alternatives to the national brands.

    - BROADEN USAGE OF THE KOZY KITTEN BRAND. The Company's KOZY KITTEN brand has a leading position in economy cat foods, but the business has historically been concentrated primarily in the South. The Company plans to use the Hubbard facilities and distribution resources to strengthen its KOZY KITTEN cat food business on the East and West coasts. The Company is also developing a line of economy cat treats using KOZY KITTEN as an umbrella brand. The cat treat segment has been a fast growing segment of the cat food industry, and the Company sees strong growth potential for an economy cat treat under an established brand name.


    - MAKE STRATEGIC SELECTED ACQUISITIONS. The Company believes there are opportunities to acquire additional pet food businesses at attractive prices. Most of these businesses are established, privately-held companies that would be a strategic complement to the Company's existing business in terms of products, geographic scope, and distribution channels. The Company and its owners have substantial experience in making strategic acquisitions. While the Company actively considers strategic acquisitions, it does not have any current or pending plans, negotiations, arrangements or understandings, with respect to any material acquisitions other than preliminary discussions. The Company has not entered into any agreements with respect to any material acquisitions.

HISTORY

    Old Windy Hill was formed by Dartford in February 1995 to acquire the pet food assets of Martha White, a predominantly flour and baking mix company that had been sold to The Pillsbury Company, as an acquisition platform for acquiring other economy branded products and private label pet food companies. In April 1996, Old Windy Hill acquired the KOZY KITTEN economy cat food brand and the TUFFY'S economy dog and cat food brands from H.J. Heinz Company ("Heinz").

PRODUCTS

    The Company is one of the leading manufacturers of private label and economy branded pet food products in the United States. The Company produces and sells primarily dry pet food products. Dry pet food generally consists of a variety of bite size pieces containing various food nutrients and ingredients that provide specified levels of carbohydrates, proteins, fats and vitamins. The Company sells dry pet food under private label and its economy proprietary brand names. The Company's private label product range includes super premium, premium, economy and generic products. These products differ according to nutritional content, overall food quality and price.

    DRY DOG FOOD (44% of 1996 sales). The Company believes it is the second largest producer of private label dry dog food in the country. The Company's private label products are complemented by its dog food brands which include TRAIL BLAZER and TUFFY'S. Both are economy brands, which are premium products comparable to the national brands in quality but which sell at a lower price. TRAIL BLAZER is the number two economy brand in the South, while TUFFY'S is a leading economy brand in the Upper Midwest. Dry dog food represents the Company's broadest product line, consisting of approximately 180 formulations. The Company manufactures and sells a number of varieties of dry dog food, including high protein, chunk style, gravy style, premium blended, and puppy food.

    DRY CAT FOOD (25% of 1996 sales). The Company believes it is the second largest producer of private label dry cat food in the country. The Company's cat food brands include KOZY KITTEN and G. WHISKERS. Both brands are economy brands, which are comparable in quality to the national brands but sell at a lower price. The two brands give the Company the leading position in economy cat food in the South. Dry cat food represents the Company's second broadest product line consisting of approximately 40 formulations. The Company manufactures and sells a variety of flavors, including poultry, fish, tuna and blended.

    DOG BISCUITS (23% of 1996 sales). The Company believes it is the leading producer of private label dog biscuits in the United States, accounting for approximately 25% of all private label dog biscuit production. Dog biscuits are grain and flour based dog treats which are formed in various "bone-like" shapes. Most of the Company's dog biscuit products are sold as private label products and the remainder are sold under the TRAIL BLAZER brand name in the South. Dog biscuits are generally served as snacks rather than as meals and come in a variety of sizes and flavors. The Company produces over 60 dog biscuit formulations.

    SEMI-MOIST FOODS AND TREATS (7% of 1996 sales). Semi-moist products are moist, soft and chewy pet food products that come in a variety of flavors for both dogs and cats. These products are sold both as private label items and as branded products. The Company's brands include TRAIL BLAZER dog treats, which are sold in the South and BONKERS cat treats, which are sold throughout the United States.

MARKETING, SALES AND DISTRIBUTION

    The Company's marketing program for its proprietary brands emphasizes retailer trade promotions, in-store advertising and couponing in retailer flyers. Consumer promotions primarily consist of special packaging and in-pack coupons designed to generate trial usage and increase purchase frequency. Because of the value positioning of its brands, the Company does not use any media advertising.

    The Company sells its products using both a direct sales force and a network of independent brokers. The Company's private label products are sold by a direct sales force who focus their selling activities on category managers and merchandise buyers at retail accounts. The direct sales force consists of six regional sales managers, a national sales manager, and a marketing manager under the responsibility of a vice president for private label sales.


    The Company's branded products are sold through a network of 70 independent brokers who represent the Company on a non-exclusive basis pursuant to letter agreements. These brokers call and service retail accounts, which are primarily grocery chains. These brokers are supervised by eight regional sales managers, who report to a national sales manager for branded products.


    Customer orders are currently received and processed at Mankato, Minnesota and Brentwood, Tennessee. The Company plans to centralize these functions in Brentwood after an appropriate transition period to avoid disruption or deterioration in customer service.

    The Company's system of 14 manufacturing facilities and 13 public warehouses provide national distribution coverage. The Company's products are distributed from its plants either directly to the customer's warehouses or through one of its public warehouses using independent freight carriers. In addition, customers may pick up products directly from the Company's plants.

CUSTOMERS


    The Company's principal customers are retailers and wholesalers of pet food. Retail grocery stores represent the Company's largest customer category, accounting for 60% of sales in 1996. Customers in this category include both national retail grocery chains and wholesale grocery buying groups servicing regional grocery chains. Farm feed stores, mass merchandisers and pet specialty stores represent the Company's other principal retail customers. These categories accounted for 16%, 5% and 4%, respectively, of the Company's sales in 1996. The Company is not dependent upon either a single customer or a limited number of customers for a major part of its sales. No single customer accounts for more than 10% of its sales.


    In addition to retailers and wholesalers of pet food, the Company sells products to other pet food manufacturers under various co-packing agreements. Sales under co-packing agreements represented 11% of the Company's 1996 sales.

COMPETITION

    The pet food industry is fragmented and highly competitive. The Company's sales represent less than 3% of the total U.S. pet food market. In the private label and economy branded segments, the Company's major competitors include Doane Products Company, a national private label producer whose principal customer is Wal-Mart Stores, Inc., American Nutrition Inc., a regional private label producer with plants in the western United States, and Sunshine Mills, Inc., a producer of economy and private label pet food products with plants in the southeastern and eastern regions of the United States. It competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. The major competitors with branded offerings include companies such as Ralston Purina Co., Heinz, Nestle S.A., Mars, Inc., and Colgate-Palmolive Company. Brands owned by these companies make up approximately 60% of the total U.S. pet food market.

    The Company competes with other pet food companies on the basis of quality and price. It believes that it differentiates itself from its branded competitors by offering comparable products at lower prices and that it differentiates itself from other private label dry pet food producers by offering higher quality products, a broader product line, and national production and distribution capabilities.

RAW MATERIALS


    The principal raw materials required for the Company's manufacturing operations are bulk commodity grains and food stocks, including corn, soybean meal, wheat flour and middlings, meat and bone meal, and corn gluten meal. The Company generally purchases raw materials one to three months in advance. Its raw material requirements are generally purchased from sources near its manufacturing facilities in order to minimize the high transportation costs associated with transporting bulk commodity products. As a result, raw material costs may vary among its manufacturing facilities due to local supply and transportation costs. The Company is not dependent upon either a single vendor or a limited number of vendors for a material part of its raw material requirements. The Company does not maintain long term contracts with any of its suppliers.


    The Company's manufacturing operations also use packaging material, which include paper bags, cartons, poly bags, and corrugated boxes. These supplies are purchased on a centralized basis to take advantage of economies of scale. The Company purchases packaging materials from a variety of suppliers and alternative sources of supply are readily available.

MANUFACTURING FACILITIES

    The Company operates 14 manufacturing plants, nine of which are wholly owned and five of which are managed under joint venture agreements in which the Company owns a 50% equity interest. The plants are strategically located to be near major customer markets, raw and packaging materials suppliers, and low cost labor sources. In addition, the plants are highly automated facilities with a low overhead structure and are currently operating at approximately 80% of capacity, based on a three-shift, five-day production schedule.

LOCATION                             PRINCIPAL PRODUCTS                      OWNERSHIP STATUS    SQUARE FOOTAGE
----------------  --------------------------------------------------------  ------------------  ----------------
Allentown, PA     Dry Dog/Cat Food                                          Owned                       35,000
Butler, MO        Dry Dog/Cat Food                                          Joint Venture               37,500
Caldwell, ID      Dry Dog/Cat Food                                          Joint Venture               27,900
Cartersville, GA  Dry Dog/Cat Food                                          Joint Venture               44,100
DeGraff, MN       Dry Dog/Cat Food                                          Owned                       19,850
Delavan, WI       Semi-Moist Food/Treats                                    Owned                       55,000
Hereford, TX      Dry Dog/Cat Food                                          Joint Venture               40,000
Hillburn, NY      Dog Biscuits                                              Owned                       93,000
Inman, KS         Dry Dog/Cat Food                                          Owned                       33,644
LeSueur, MN       Dry Dog/Cat Food/Dog Biscuits                             Owned                      160,000
Maumee, OH        Dry Dog/Cat Food                                          Joint Venture               72,915
McKenzie, TN      Dry Dog/Cat Food                                          Owned                       57,000
Perham, MN        Dry Dog/Cat Food/Semi-Moist Food/Treats                   Owned                      218,000
Portland, IN      Dry Dog/Cat Food/Dog Biscuits                             Owned                      120,000
                                                                                                ----------------
                                                                            Total                    1,013,909

JOINT VENTURES


    The Company has a 50% equity interest in each of five manufacturing joint ventures with each of the following joint venture partners, none of which are affiliates of the Company or Holdings: Andersons, Inc., Merrick PetFoods, Inc., MFA, Inc., J.R. Simplot Company, and Flint River Mills, Inc. In general, the Company has utilized joint ventures as a means of increasing production capacity while minimizing capital requirements and operating risks. The operating costs, earnings, and cash flows of each joint venture generally are shared equally by the Company and its joint venture partner. Management authority is vested in a committee comprised of a representative of each party. Either party can terminate a joint venture after an appropriate notice period. One joint venture has a six month notice period and the other joint ventures have a twelve month notice period. Upon termination, the Company has the option of buying the other party's interest in each of the joint ventures at Butler, Maumee, and Cartersville. The Company has advised its joint venture partner in Maumee, Ohio, that it intends to exercise its option to purchase the remaining 50% interest in its joint venture. Based on the terms in the joint venture agreement, the purchase price for this remaining 50% interest is approximately $1.8 million. During the year ended April 30, 1997, the joint ventures had total sales of $45.0 million and pretax earnings of approximately $2.4 million. The Company accounts for the joint ventures using the equity method of accounting.


TRADEMARKS

    The Company owns a number of registered trademarks including TRAIL BLAZER, TUFFY'S, BONKERS, and G. WHISKERS. In addition, the Company has a royalty-free licensing agreement with Heinz that allows it to use the KOZY KITTEN brand for dry and semi-moist cat food until April 29, 2006. At any time between April 29, 2001 and April 29, 2006, the Company has an irrevocable right to purchase the brand from

Heinz for a net cash payment of $2.5 million subject to a perpetual royalty-free license back to Heinz for use in canned cat food. The Company is not aware of any fact that would negatively impact the continuing use of either the KOZY KITTEN trademark and trade name or any of its own trademarks and trade names. To date, no consideration has been paid by the Company to Heinz for the use of the KOZY KITTEN trademark.


EMPLOYEES

    As of April 30, 1997, the Company had a total of 686 employees in manufacturing and 85 employees in administrative positions including personnel at two of the Company's manufacturing joint ventures. None of the Company's employees are union members. The Company believes that its relations with its employees are generally excellent.


CERTAIN REGULATORY MATTERS


    PUBLIC HEALTH. The Company is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration (the "FDA"). This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of pet food. The Company is subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.


    The operations and products of the Company are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. Management believes that the Company's facilities and practices are in, and sufficient to maintain, material compliance with applicable government regulations, although there can be no assurances in this regard, and that in the past, the Company did not experience any violations of such governmental regulations which had a material impact on the Company's operations.



    EMPLOYEE SAFETY REGULATIONS. The Company is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents. Management believes that the Company is in material compliance with these regulations and that in the past, the Company did not experience any violations of these regulations which had a material impact on the Company's operations.



    INSURANCE. The Company maintains general liability, product liability, property, workers compensation and other insurance in accounts and on terms that it believes are customary for companies in the pet food industry.



    ENVIRONMENTAL. The business operations of the Company and the ownership and operation of real property by the Company are subject to numerous and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment.



    Certain environmental assessments of the Company's properties conducted in connection with the Transaction revealed elevated levels of certain metals and organic compounds in soil and groundwater that may require investigation or remediation. Pursuant to the Acquisition Agreements, the Sellers have agreed to indemnify the Company for certain losses or liabilities up to $10 million for claims made within 18 months following the Closing Date. In the case of any losses relating to certain environmental matters, only 50% of any such loss is included in such indemnification provision. Management believes that the amounts required for any such remediation would not have a material adverse effect on the financial condition or results of operations of the Company and that in the past the Company did not experience any violations of these regulations which had a material impact on the Company's operations. See "Risk Factors-- Environmental Matters."



LEGAL PROCEEDINGS



    The Company, in the ordinary course of business, is involved in various legal proceedings in which its exposure is not considered material to the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below are the names and positions of the directors and executive officers of the Company. All directors hold office until the next annual meeting of the Company and until their successors are duly elected and qualified. All officers serve at the pleasure of the Board of Directors.


       NAME                                                 AGE                        POSITION(S)
------------------------------------------------------      ---      -----------------------------------------------

Ian R. Wilson.........................................          67   Chairman of the Board of Directors and Chief
                                                                     Executive Officer
Robert V. Dale........................................          61   President and Director
Ray Chung.............................................          49   Executive Vice President and Director
James B. Ardrey.......................................          39   Executive Vice President
F. Donald Cowan, Jr...................................          51   Vice President, Operations
Donald L. Gadd........................................          41   Vice President, Finance
Vaughn Oakley.........................................          49   Vice President, Sales
M. Laurie Cummings....................................          34   Vice President and Secretary
Kase Lawal............................................          42   Director
Stephen C. Sherrill...................................          44   Director
Stephen F. Edwards....................................          34   Director
Donald Welge..........................................          61   Director


    IAN R. WILSON--CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Wilson is the Managing Partner of Dartford, a private investment partnership focused on the food and beverage industries. Mr. Wilson was formerly Chairman and Chief Executive Officer of Windmill, a leading specialty miller and supplier of branded consumer products which he founded in March 1989. Mr. Wilson was also formerly Chairman and Chief Executive Officer of Wyndham, a major cookie company he founded in 1985 and positioned as the leading popular priced cookie company in the United States. From 1983 to 1984 Mr. Wilson was the Chairman and Chief Executive Officer of Castle & Cooke, Inc. (Dole Food Company, Inc.), an international food and real estate concern. Prior to Castle & Cooke, Inc., Mr. Wilson spent 25 years with The Coca-Cola Company, initially in South Africa, where he was Vice President--Area Manager for Southern Africa, and he also served in a series of international operating management positions. Ultimately, Mr. Wilson served as Vice Chairman of the Coca-Cola Company and President of the Pacific Group. Mr. Wilson's past and present service as a director includes membership on the boards of Van de Kamp's, Aurora, Novell, Inc., Revlon, Inc., Crown Zellerbach Corporation, Castle & Cooke, Inc., Wilson Bottling Corporation, Golden State Foods, New Age Beverages, Ltd., and CAMAC Holdings, Inc. ("CAMAC").

    ROBERT V. DALE--PRESIDENT AND DIRECTOR. Prior to the completion of the Transaction, Mr. Dale had served as President of Old Windy Hill since 1995. From 1985 to 1994, Mr. Dale was the President of Martha White, a major producer and marketer of branded consumer flour, corn meal and baking mix products. Prior to this position, Mr. Dale was President of Beatrice Specialty Products Division, a diversified food division of Beatrice Companies, Inc., that had acquired Martha White in 1975. Mr. Dale's past and present service as a director includes membership on the boards of Third National Bank of Nashville, Cracker Barrel Old Country Store, Inc., Zatarain's, Inc., Van de Kamp's and Mid-State Automotive Distributors, Inc. He has served as President of the National Soft Wheat Millers Association and President of the American Corn Millers Federation.

    RAY CHUNG--EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Chung is a partner of Dartford. Prior to forming Dartford with Mr. Wilson, Mr. Chung served as Executive Vice President and Chief Financial Officer of Wyndham from 1989 to 1995 and Windmill from 1985 to 1990. Mr. Chung also served as Vice President--Finance for the Kendall Company from May 1984 to September 1985, which at that time was a subsidiary of the Colgate-Palmolive Company. Before joining the Kendall Company, Mr. Chung was Vice President of Finance for Riviana Foods, Inc. between 1981 and 1984, the largest rice milling and marketing company in the United States. Mr. Chung is also a director of Aurora.

    JAMES B. ARDREY--EXECUTIVE VICE PRESIDENT. Mr. Ardrey is a partner of Dartford. Since 1995, he has been Executive Vice President and Director of Van de Kamp's. From January 1993 to February 1995, Mr. Ardrey was a consultant to Windmill, conducting its divesture program. Over the period 1984 to 1992, Mr. Ardrey was an investment banker with PaineWebber Incorporated, serving as Managing Director from 1990 to 1992. Prior to joining PaineWebber, Mr. Ardrey was a consultant for Booz, Allen & Hamilton. Mr. Ardrey is also a director of Aurora.

    F. DONALD COWAN, JR.--VICE PRESIDENT, OPERATIONS. Prior to the completion of the Transaction, Mr. Cowan had served as Vice President of Operations for Old Windy Hill since 1995. Prior to joining Old Windy Hill, Mr. Cowan was Vice President of Operations for Martha White. From 1987 to 1995, Mr. Cowan held various positions at Martha White, including Vice President of Operations. From 1984 to 1986, Mr. Cowan was Director of Purchasing for Beatrice Foods' Grocery Products Division and Senior Grain Merchant at Cook Industries.

    DONALD L. GADD--VICE PRESIDENT, FINANCE. Prior to the completion of the Transaction, Mr. Gadd had served as Vice President, Finance of Old Windy Hill since 1995. Prior to joining Old Windy Hill, Mr. Gadd was Controller for Martha White from 1990 to 1995. From 1987 to 1990, Mr. Gadd was Assistant Secretary for DESA International, an industrial tools company, where he was responsible for tax and corporate financial reporting. Prior to joining DESA International, Mr. Gadd was a Manager with Ernst & Young LLP. He is a certified public accountant in the state of Tennessee.

    VAUGHN OAKLEY--VICE PRESIDENT, SALES AND MARKETING. Prior to the completion of the Transaction, Mr. Oakley had served as Vice President, Sales and Marketing for Old Windy Hill since 1995. Prior to joining Old Windy Hill, Mr. Oakley was Vice President of Business Development at Martha White. Since 1976, Mr. Oakley has held sales and marketing positions of increasing responsibility at Martha White, including Vice President of Sales. Before joining Martha White, he was a sales supervisor with the Carnation Company.

    M. LAURIE CUMMINGS--VICE PRESIDENT AND SECRETARY. Ms. Cummings is a partner of Dartford. Ms. Cummings was Vice President, Controller and Treasurer for Windmill from 1989 to 1995. Between 1987 and 1990, Ms. Cummings was the Controller and Assistant Treasurer of Wyndham. Ms. Cummings currently serves as Vice President of WHPF, Van de Kamp's and Aurora.

    STEPHEN C. SHERRILL--DIRECTOR. Since its formation in 1995, Mr. Sherrill has been a principal of BRS. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Holdings, Restaurant Associates Corp., and Bloch & Guggenheimer/Burns & Ricker, Inc.

    STEPHEN F. EDWARDS--DIRECTOR. Since its formation in 1995, Mr. Edwards has been a principal of BRS. Mr. Edwards was an officer of Citicorp Venture Capital from 1993 through 1994. From 1988 through 1991, he was an associate of Citicorp Venture Capital. Prior to joining Citicorp Venture Capital, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is a director of Holdings and Town Sports International, Inc.

    KASE LAWAL--DIRECTOR. Since 1986, Mr. Lawal has been Chairman and Chief Executive Officer of CAMAC, a company with interests in energy exploration, development, engineering and consulting. Investments in the food and beverage industry, environmental sector, oil-field service and supply, real estate and financial institutions are also a significant part of CAMAC. Mr. Lawal serves as a director of International Tool and Supply plc, a major supplier of oil field equipment to international operators. He also serves as a director of Old Windy Hill and serves as Chairman of Allied Energy Corporation,

Houston, Texas, an oil and gas company. Mr. Lawal currently serves as Vice Chairman of African Renaissance Holdings Ltd., a major South African investment company.

    DONALD WELGE--DIRECTOR. Mr. Welge is President and Chief Executive Officer of Gilster-Marylee Corporation, one of the largest private label manufacturers of dry grocery packaged foods in the country, and has served in this position since 1971. Mr. Welge joined Gilster-Marylee Corporation in 1957 and has held various positions of increasing responsibility during his tenure.

DIRECTOR COMPENSATION

    Directors of the Company are not expected to receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth a summary of the compensation paid or accrued by Old Windy Hill in the fiscal years ended December 31, 1995 and 1996 to its Chief Executive Officer and its four most highly compensated executive officers:

                                                                            EXECUTIVE COMPENSATION
                                                                           ------------------------
                 NAME                               POSITION                  1995         1996
--------------------------------------  ---------------------------------  -----------  -----------
Ian R. Wilson.........................  Chief Executive Officer                --           --
Robert V. Dale........................  President                          $ 132,853(1) $ 183,276(1)
F. Donald Cowan, Jr...................  Vice President, Operations           118,979(2)   150,273(2)
Donald L. Gadd........................  Vice President, Finance               48,553(3)    95,662(3)
Vaughn Oakley.........................  Vice President, Sales                101,145(4)   129,603(4)

------------------------

(1) Includes 401(k) matching payments of $7,810 and $4,742 in 1995 and 1996, respectively.

(2) Includes 401(k) matching payments of $6,435 and $3,408 in 1995 and 1996, respectively.

(3) Includes 401(k) matching payments of $3,510 and $1,808 in 1995 and 1996, respectively.

(4) Includes 401(k) matching payments of $5,268 and $2,741 in 1995 and 1996, respectively.

    EMPLOYMENT AGREEMENTS.


    On April 29, 1996, Old Windy Hill entered into employment agreements (the "Employment Agreements") with each of Robert V. Dale, F. Donald Cowan, Jr., Donald L. Gadd and Vaughn Oakley (collectively, the "Executives"). The rights and obligations of the Employment Agreements were assumed by the Company in connection with the Transaction. Pursuant to the Employment Agreements, Mr. Dale will serve as President of the Company and receive an annual base salary of $190,000 (subject to annual adjustment); Mr. Cowan will serve as Vice President, Operations of the Company and receive an annual base salary of $150,000 (subject to annual adjustment); Mr. Gadd will serve as Vice President, Finance of the Company and receive an annual base salary of $120,000 (subject to annual adjustment); and Mr. Oakley will serve as Vice President, Sales of the Company and receive an annual base salary of $130,000 (subject to annual adjustment). In addition to the base salary, each Executive is eligible to be paid a bonus pursuant to the terms and conditions of any bonus policy of the Company in effect and applicable to such Executive.


    The Employment Agreements also provide that the terms of such agreements expire on May 1, 1998, however on April 29, 1997 and on each anniversary thereafter, the term of each of the Employment Agreements was and will be automatically extended for one additional year (the "Automatic Extension") so that such term ends two years after any such anniversary, unless notice by either the Company or the Executive to terminate is given 30 days prior to the Automatic Extension. If the Company terminates an

Executive without cause, such Executive shall be entitled to receive all compensation due under his Employment Agreement until the end of the current two year term of his Employment Agreement.

    In addition, the Employment Agreements provide that for one year following an Executive's termination of employment with the Company, unless such termination was without cause, such Executive may not compete with or solicit employees from the Company.


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The Compensation Committee of the Board of Directors of the Company includes Messrs. Wilson, Chung, and Sherrill. Mr. Wilson is the Chairman of the Compensation Committee and is the Chief Executive Officer and Chairman of the Board of the Company. Mr. Chung is an Executive Vice President and director of the Company. Messrs. Wilson and Chung are both directors and executive officers of Aurora and Mr. Wilson is chairman of the compensation committee of the board of directors of Aurora. Messrs. Wilson and Chung are both executive officers of Van de Kamp's. In addition, Mr. Wilson is a director of Van de Kamp's and is chairman of the compensation committee of the board of directors of Van de Kamp's.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    All of the issued and outstanding shares of common stock of the Company are beneficially owned by Holdings. The Class A Common Stock (the "Common Stock") is the only class of Holdings's that currently possesses voting rights. The Class B Common Stock (the "Class B Common Stock") currently does not possess voting rights and is convertible into Common Stock on a one to one share basis(1). There are 3,131 shares of Holdings's Common Stock outstanding on a fully diluted basis assuming exercise of a warrant convertible into shares of Common Stock and the issuance of 22.5 shares of Class B Common Stock which have been reserved for issuance to management. The following table sets forth certain information regarding the beneficial ownership of the Common Stock of Holdings, by each person who beneficially owns more than 5% of Holdings's Common Stock, and by the directors and certain executive officers of Holdings, individually, and by the directors and executive officers of Holdings as a group.


                                                                                NUMBER OF           PERCENTAGE OF
                                                                                SHARES OF             SHARES OF
NAME AND ADDRESS OF OWNER                                                    COMMON STOCK(2)       COMMON STOCK(2)
--------------------------------------------------------------------------  ------------------  ---------------------
5% STOCKHOLDERS:
    Bruckmann, Rosser, Sherrill & Co., L.P. ..............................         1,391(3)                44.4%
      126 East 56th Street
      29th Floor
      New York, NY 10022
    Windy Hill Pet Food Company L.L.C.....................................             867                 27.7%
      456 Montgomery Street
      Suite 2200
      San Francisco, CA 94104
    PNC Capital Corp......................................................           310(4)                 9.9%
      One PNC Plaza, 19th Floor
      Fifth Avenue and Wood Street
      Pittsburgh, PA 15265
OFFICERS AND DIRECTORS:
    Ian R. Wilson(5)......................................................           1,149                 36.7%
    Robert V. Dale(6).....................................................             946                 30.2%
    Ray Chung(5)..........................................................           1,149                 36.7%
    James B. Ardrey(5)....................................................             282                  9.0%
    F. Donald Cowan, Jr...................................................              45                  1.4%
    Donald L. Gadd........................................................              45                  1.4%
    Vaughn Oakley.........................................................              45                  1.4%
    M. Laurie Cummings(5).................................................             282                  9.0%
    Kase Lawal(7).........................................................             867                 27.7%
    Stephen C. Sherrill(8)................................................           1,391                 44.4%
    Stephen F. Edwards(8).................................................           1,391                 44.4%
    Donald Welge(9).......................................................             867                 27.7%
    All directors and executive officers of
      Holdings as a group (12 persons)....................................           2,754                 87.9%

------------------------
(1) The Class B Common Stock does not possess voting rights until $17 million of capital has been returned to the holders of Common Stock.

(2) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.

(3) Includes shares held by certain other entities and individuals affiliated with BRS. BRS disclaims the beneficial ownership of such shares.

(4) Includes 27.77 shares of Class B Common Stock.

(5) Mr. Wilson is the managing partner of Dartford and Messrs. Chung and Ardrey and Ms. Cummings are partners of Dartford and as such, may be deemed to have the power to vote or dispose of the Class B Common Stock held by Dartford. Messrs. Wilson, Chung, and Ardrey and Ms. Cummings disclaim the existence of a group and disclaim beneficial ownership of Class B Common Stock held by Dartford. Messrs. Wilson and Chung are managing members of Windy Hill LLC and as such, may be deemed to have the power to vote or dispose of the Common Stock held by Windy Hill LLC. Messrs. Wilson and Chung disclaim the existence of a group and disclaim beneficial ownership of Common Stock held by Windy Hill LLC.

(6) Includes 79 shares of Class B Common Stock. Mr. Robert V. Dale is a managing member of Windy Hill LLC and as such, may be deemed to have beneficial ownership of the Common Stock held by Windy Hill LLC. Mr. Dale disclaims beneficial ownership of the Common Stock held by Windy Hill LLC.

(7) Mr. Kase Lawal is a director of CAMAC International, Ltd. which is a managing member of Windy Hill LLC and as such, may be deemed to have the power to vote or dispose of the shares of Common Stock held by Windy Hill LLC. Mr. Lawal disclaims beneficial ownership of the Common Stock held by Windy Hill LLC.

(8) Includes shares held by BRS and certain other entities and individuals affiliated with BRS. Messrs. Sherrill and Edwards each disclaim beneficial ownership of such shares. The address for such persons is c/o BRS & Co., 126 East 56th St., New York, New York 10022.

(9) Mr. Donald Welge is the President and Chief Executive Officer of Gilster-Marylee Corporation which is a managing member of Windy Hill LLC and as such, may be deemed to have the power to vote or dispose of the Common Stock held by Windy Hill LLC. Mr. Donald Welge disclaims beneficial ownership of Common Stock held by Windy Hill LLC.

                          CERTAIN RELATED TRANSACTIONS


    Holdings beneficially owns all of the outstanding shares of capital stock of the Company. BRS, Windy Hill LLC and PNC, through their respective ownership interests in Holdings, beneficially own shares of the capital stock of the Company. Dartford, through its ownership interest in Windy Hill LLC, has an indirect ownership interest in the shares of the common stock of the Company. To the Company's knowledge, no conflicts of interest exist between the Company and Dartford. In the ordinary course of business, PNC may have performed financial and banking services for, and the BRS Group (as defined) may have made investments in, entities that do business with or compete with the Company.


STOCKHOLDERS AGREEMENT


    Holdings, BRS, certain affiliates of BRS (together with BRS, the "BRS Group") Windy Hill LLC, PNC, Dartford and members of management of the Company, including Robert V. Dale, F. Donald Cowan, Jr., Donald L. Gadd, and Vaughn Oakley (the "Management") have entered into a stockholders agreement dated April 29, 1996 (the "Stockholders Agreement"). The Stockholders Agreement provides, among other things, that the board of directors of the Company shall be identical to that of Holdings. Under such agreement, the BRS Group and Windy Hill LLC each have the power to designate two directors, (ii) the holders of Class B Common Stock have the power to designate one director, provided that its designee shall be Robert V. Dale as long as Mr. Dale is president of WHPF, (iii) until 1998, Kase Lawal and Donald Welge shall serve as directors, thereafter, any replacement members of Mr. Lawal and Mr. Welge must be reasonably acceptable to the designees of the BRS Group and Windy Hill LLC; (iv) PNC, or such other persons holding in the aggregate a majority of the shares of Common Stock and Class B Common Stock acquired by PNC on April 29, 1996 and May 21, 1997 (the "PNC Shares"), is entitled to designate one director for so long as PNC or certain affiliates of PNC or their respective directors, officers or employees hold at least 25% individually or in the aggregate of the PNC Shares, and (v) either the BRS Group or Windy Hill LLC is entitled to designate an additional director for so long as either of such party's ownership interest in the Common Stock is equal to 110% of the ownership interest of the Common Stock of the other party. Pursuant to the Stockholders Agreement, the BRS Group is entitled to appoint an additional director. The Company believes that the terms of the agreement were as favorable to the Company as could have been received from disinterested third parties.


MANAGEMENT SERVICES AGREEMENTS


    The Company is a party to an Amended and Restated Management Services Agreement, dated as of May 2, 1997, with Dartford pursuant to which Dartford will provide management oversight to the Company. Management services provided by Dartford include, but are not limited to, operations oversight, corporate and financial planning, identification of possible acquisitions and advice on the financing thereof and definition and development of business opportunities. The annual management fee for these services is $1 million. The Company believes that the fees and terms of the agreement were as favorable to the Company as could have been received from disinterested third parties.



    The Company is also a party to a Management Services Agreement, dated May 21, 1997, with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS & Co."), an affiliate of BRS. Pursuant to this agreement, BRS & Co. will be paid $500,000 on April 29, 2001 for management, financial and other corporate advisory services rendered by BRS & Co. in connection with the Kozy Kitten Acquisition. The Company believes that the fees and terms of the agreement were as favorable to the Company as could have been received from disinterested third parties.


REGISTRATION RIGHTS AGREEMENT


    Holdings, the BRS Group and certain principals, Windy Hill LLC, PNC, Dartford, and members of management of the Company including F. Donald Cowan, Robert V. Dale, Donald L. Gadd and Vaughn Oakley have entered into a registration rights agreement dated April 29, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement and subject to certain time restrictions, the BRS Group, Windy Hill LLC or PNC may request registration of the Common Stock under the Securities Act (a "Demand Registration"). The Registration Rights Agreement also provides that the BRS Group, Windy Hill LLC and PNC will be given an opportunity to have the Common Stock owned by such parties included in any registration statement filed by Holdings relating to any of the Common Stock (a "Piggyback Registration"). In addition, the Registration Rights Agreement provides that Holdings, the BRS Group, Windy Hill LLC and PNC will not affect any public sale or distribution of equity securities of Holdings during the seven days prior to and the 180-day period beginning on the effective date of any Demand Registration or Piggyback Registration. The Company believes that the terms of the agreement were as favorable to the Company as could have been received from disinterested third parties.


OTHER RELATED ARRANGEMENTS

    On April 29, 1996, BRS and Dartford entered into a letter agreement pursuant to which they agreed that for so long as BRS or its affiliates own at least 25% of its initial investment in Holdings, Dartford will not sell or transfer its interests in Windy Hill LLC, without the prior consent of BRS.

    In connection with the Kozy Kitten Acquisition, Old Windy Hill paid (i) Dartford $525,000 in consideration of the general management, financial and other corporate advisory services rendered by Dartford, (ii)PNC $255,000 as a deferred financing fee relating to subordinated debt financing provided by PNC and (iii) PNC Securities Corp., an affiliate of PNC, a fee of $715,000 in connection with financing provided by PNC Bank. In connection with the Kozy Kitten Acquisition, Old Windy Hill borrowed $8.5 million under a senior subordinated debt facility with PNC. Such facility was repaid in full in connection with the Transaction.

    In consideration of general management, financial and other corporate advisory services rendered by Dartford and BRS to Old Windy Hill in connection with the Transaction, Dartford and BRS were paid $1,300,000 and $650,000, respectively on the Closing Date.


CONFLICTS OF INTEREST POLICY



    The Company maintains a conflicts of interest policy applicable to every officer and employee of the Company. The conflicts of interest policy requires the officers and employees of the Company to avoid situations which create or lead to the development of an actual conflict of interest or appearance of a conflict of interest.



    Under the Company's conflicts of interest policy employees are prohibited from: (i) accepting outside employment, including (a) as an independent contractor or consultant with any competitor of the Company, (b) as an independent contractor or consultant with any customer or supplier of the Company without the prior written approval of the employee's President or Vice President, or (c) any engagement that may lead the employee to compete with the Company's products or services or may enhance the marketability of or otherwise support a competitor's products or services; (ii) accepting outside directorships, including (a) as a director of a competitor or (b) as a director of any customer or supplier or a company which enhances the marketability or otherwise supports a competitor's products or services; (iii) owning a financial interest in any customer, supplier, or competitor that may cause divided loyalty or even the appearance of divided loyalty; (iv) accepting gifts, payments, loans, or other favors of substantial value from a customer, supplier, or competitor of the Company including business meals, travel or entertainment from a customer, supplier, or competitor of a magnitude that it would give the appearance of impropriety. Subsection (iv) also applies to the immediate family of the employee.



    The Company's conflicts of interest policy requires the employee to disclose to the Company all inventions, improvements, formulas, recipes, articles, or discoveries relating to the Company's business conceived by the employee during his or her employment with Company whether or not it was developed during regular business hours. Further, the Company's conflicts of interest policy provides that even if an activity does not fall into any of the specific examples set forth in the policy, the employee should take the precaution of clearing with his or her supervisor any activity which might potentially pose a conflict of interest. Any conflicts reported under this provision must be documented by the employee's supervisor and forwarded to the President or a Vice President of the Company within 72 hours of notification by the employee. The President or Vice President of the Company must review the submitted matter and respond to the employee in writing as to the Company's position.

                     DESCRIPTION OF SENIOR BANK FACILITIES

    The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Company's Senior Bank Facilities, which are available upon request from the Company.

SENIOR BANK FACILITIES

    The Credit Agreement, dated as of May 21, 1997, among Windy Hill Pet Food Acquisition Co., Credit Suisse First Boston, The Chase Manhattan Bank and the several banks and other financial institutions parties thereto, provides the Company with senior secured credit facilities (the "Senior Bank Facilities") in an aggregate principal amount not to exceed $85 million.

    The Senior Bank Facilities consist of (a) a senior secured term loan facility providing for term loans to the Company in a principal amount not to exceed $20 million (the "Term Loan Facility"), (b) a credit facility providing for revolving loans to the Company for permitted acquisitions in a principal amount not to exceed $45 million (the "Acquisition Facility"), and (c) a working capital revolving credit facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company as well as swing line loans in an aggregate principal and stated amount at any time not to exceed $20 million a portion of which may be represented by letters of credit and not more than $5 million of which may be represented by swing line loans (the "Working Capital Facility"), the Working Capital Facility and the Acquisition Facility (collectively referred to as the "Revolving Facility").

    The full amount of the Term Loan Facility was drawn in a single drawing at the Closing and amounts repaid or prepaid under the Term Loan Facility may not be reborrowed. The full amount of the Acquisition Facility was drawn at the Closing but amounts repaid under the Acquisition Facility may be reborrowed. Loans and letters of credit under the Revolving Facility will be available for borrowing at any time after the Closing and prior to the date six and one-half years thereafter.

    The Term Loan Facility will amortize in quarterly installments over six and one-half years beginning in the fourth quarter of fiscal year 1997.

    The Company will be required to make mandatory prepayments of loans, subject to certain exceptions in amounts equal to (a) 100% of the net proceeds of (i) certain dispositions of material assets, (ii) any sale and lease-back for proceeds in excess of a certain threshold, or (iii) the issuance of equity or the incurrence of certain indebtedness other than the Offering by Holdings, the Company or any of its subsidiaries and (b) 75% of excess cash flow of the Company after giving effect to debt service on the Senior Bank Facilities and the Notes, which, commencing on the Company's fiscal year ending December 31, 1998, may be reduced to 50% depending on the Company's financial performance. At the Company's option, loans may be prepaid, and Acquisition Facility and Working Capital credit commitments may be permanently reduced, in whole or in part at any time.

    The obligations of the Company under the Senior Bank Facilities will be unconditionally and irrevocably guaranteed by WHPF, Holdings and each of the existing and future direct or indirect domestic subsidiaries of the Company (collectively, the "Guarantors"). In addition, the Senior Bank Facilities will be secured by first priority or equivalent security interests in (i) all capital stock of the Company and each of the direct or indirect domestic subsidiaries of the Company),(ii) a pledge of up to a certain percentage of the capital stock of any foreign subsidiary, and (iii) the tangible and intangible assets of the Company and the Guarantors.

    At the Company's option, the interest rates per annum applicable to the Senior Bank Facilities will be either the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank eurodollar market (the "Eurodollar Rate") plus a margin of 2.50% or the Alternate Base

Rate plus a margin of 1.50%, such margins being subject to reduction if certain performance targets are achieved (the "Applicable Margin"). The Alternate Base Rate is the higher of (a) the rate of interest publicly announced by CSFB as its prime rate in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.50%.


    The Company will pay (i) a per annum fee equal to 0.50% on the aggregate undrawn portion of the Acquisition Facility and Working Capital Facility commitments in respect of the Revolving Facility, which fee will be reduced if the Company meets certain ratios involving its consolidated interest expense ratio and consolidated total indebtedness ratio, (ii) a per annum fee on all outstanding undrawn amounts under letters of credit equal to the Applicable Margin for Eurodollar Rate Loans then in effect under the Working Capital Facility, and (iii) a per annum fee bearing interest at 0.25% on the face amount of each such letter of credit. Swing line loans will bear interest based at the Alternate Base Rate plus the Applicable Margin.


    The Senior Bank Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage, minimum fixed charge coverage, and maximum leverage ratios and maximum capital expenditure amounts.

    The Senior Bank Facilities also contain provisions that prohibit any modification of the Indenture in any manner adverse to the banks, financial institutions and other entities under the Senior Bank Facilities (the "Lenders") and that limit the Company's ability to refinance the Notes without the consent of such Lenders.

                              DESCRIPTION OF NOTES

GENERAL

    The New Notes are to be issued, and the Old Notes were issued, under an Indenture, dated as of May 21, 1997 (the "Indenture"), between the Company and Wilmington Trust Company, as Trustee (the "Trustee"), a copy of which is available upon request to the Company. For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes." The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes. Capitalized terms used herein and not otherwise defined have the meanings set forth in "--Certain Definitions."

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NOTES

    The Notes are unsecured senior subordinated obligations of the Company, limited to $120.0 million aggregate principal amount, and will mature on May 15, 2007. Each Note will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year commencing on November 15, 1997 to holders of record at the close of business on the May 1 or November 1 (whether or not a Business Day) immediately preceding the interest payment date.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the option of the Company prior to May 15, 2002. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to the registered address of each holder of Notes to be redeemed, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    If redeemed during the 12 month period commencing on May 15 of the years set forth below:

PERIOD                                                   REDEMPTION PRICE
------------------------------------------------------  ------------------
2002..................................................         104.875%
2003..................................................         103.250%
2004..................................................         101.625%
2005 and thereafter...................................         100.000%

    In addition, at any time and from time to time prior to May 15, 2000, the Company may redeem up to $42.0 million of the aggregate principal amount of Notes with the cash proceeds of one or more Equity Offerings received by, or invested in, the Company at a redemption price (expressed as a percentage of principal amount) of 109.750%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $78.0 million of the aggregate principal amount of the Notes remain outstanding after each such redemption.

    At any time on or prior to May 15, 2002, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at May 15, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Note through May 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2002; provided, however, that if the period from the Redemption Date to May 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

RANKING

    The payment of Indebtedness evidenced by, and all other obligations in respect of, the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. At April 30, 1997 on a pro forma basis after giving effect to the Transaction, the Financing and the AF Sale, the aggregate amount of the Company's Senior Indebtedness would have been approximately $15 million (excluding unused commitments of $65 million under the Senior Bank Facilities). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

    "Senior Indebtedness" means the principal of, premium (if any), and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, the Bank Indebtedness and all other Indebtedness of the Company, whether outstanding on the Issue Date or thereafter issued, unless, in the instrument creating or evidencing the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    The Company may not pay principal of, premium (if any), or interest on, or liquidated damages with respect to, or make any payment on account of any other obligations with respect to, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay any such amounts without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay any amounts in respect of the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

    By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i)prior to the first public offering of Voting Stock of the Company, Holdings or WHPF, as the case may be, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, Holdings or WHPF, as the case may be, any merger, consolidation, liquidation or dissolution of the Company, Holdings or WHPF, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a Person (the "specified corporation") held by any other Person (the "parent corporation") so long as the Permitted Holders beneficially own (as defined), directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation);
(ii) following the first public offering of Voting Stock of the Company, Holdings or WHPF, as the case may be, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, Holdings or WHPF, as the case may be; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company, Holdings or WHPF, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, Holdings or WHPF, as the case may be, (for purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause
(i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or (iii)during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

    Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder of record of the Notes with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and financial information concerning such Change of Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement generally prohibit the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

    The Indenture contains certain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and any of its Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Subsidiaries may Incur the following Indebtedness: (i) Bank Indebtedness provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (i) does not exceed an amount outstanding at any time equal to $80.0 million less the aggregate amount of permanent reductions of commitments and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments); provided, however, in the event that the AF Sale is not consummated simultaneously with the Transaction, the application of the AF Sale Proceeds shall not be deemed a permanent reduction of commitment thereunder; (ii) Indebtedness (A) of the Company to any Wholly-Owned Subsidiary and (B) of any Subsidiary to the Company or any Wholly-Owned Subsidiary; (iii) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or this paragraph (b); (iv) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above; (v) Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; and (vi) Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of $15.0 million.

    (c) Notwithstanding any other provision of this covenant, the Company shall not Incur any Indebtedness (i) pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) pursuant to paragraph (a) or (b) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

    (d) The Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Company or another Subsidiary (and, if such Subsidiary is not a Wholly-Owned Subsidiary, to its other stockholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Subsidiary held by Persons other than the Company or another Subsidiary,
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or
(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other cash contributions to its capital subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); (C) aggregate Net Cash Proceeds from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust, provided, however, that if such plan or trust Incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; and (D) the amount by which Indebtedness of the Company or its Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or its Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or any Subsidiary upon such conversion or exchange).

    (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) payment of dividends or other distributions by the Company for the purposes set forth in clauses (A) through (D) below; provided, however, that any such dividend or distribution described in clauses (A) and (B) will be excluded in the calculation of the amount of Restricted Payments and any such dividend or distribution described in clauses (C) and (D) will be included in the calculation of the amount of Restricted Payments: (A) in amounts equal to the amounts required for Holdings and WHPF to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to $500,000 per fiscal year; (B) in amounts equal to amounts required for Holdings and WHPF to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; (C) in amounts equal to amounts expended by the Company, Holdings or WHPF to repurchase Capital Stock of the Company, Holdings or WHPF owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (C) shall not, in the aggregate, exceed the sum of $3.0 million plus any amounts contributed by WHPF or Holdings to the Company as a result of resales of such repurchased shares of Capital Stock; and (D) distributions to Holdings commencing in 2004 in amounts equal to the interest payments under the Convertible Subordinated Promissory Note issued to Heinz Pet Products Company and in 2006 up to

$10.0 million to be applied toward the repayment of the outstanding principal amount thereunder; provided, however, in the case of clause (D), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof; or (vi) any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company shall not, and shall not permit any of its Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company; except: (A) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date, including those arising under the Senior Credit Documents; (B) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Company); (C) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) or (B) or this clause (C) or contained in any amendment, supplement or modification (including an amendment and restatement) to an agreement referred to in clauses (A) or (B) or this clause
(C); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the holders of the Notes in any material respect than encumbrances and restrictions contained in such agreements; (D) in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (2) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture, or
(3) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements; (E) any such restriction imposed by applicable law; (F) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; and (G) purchase obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

    LIMITATION ON SALES OF ASSETS. (a) The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another Subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes pursuant and subject to the conditions of the Indenture to the Noteholders at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A), (B) and (C), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to clause (C), six months from the date such Offer is consummated; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, however that the foregoing proviso will not apply to the AF Sale Proceeds in the event the AF Sale is not consummated simultaneously with the Transaction. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $1.0 million. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and
(y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction

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involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

    (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments" (and in the case of Permitted Investments, only those described in clauses (v), (vi), (ix) and (x) of the definition of Permitted Investments), (ii) the performance of the Company's or Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation to, and indemnity provided on behalf of, employees, officers, directors or consultants (excluding the Management Services Agreements) in the ordinary course of business, (iv) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans,
(v) any transaction between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries or (vi) the payment of certain fees under the Management Services Agreements as in effect on the Issue Date.

    LIMITATION ON SALE OF SUBSIDIARY CAPITAL STOCK. The Company (i) will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary to any Person (other than to the Company or a Wholly-Owned Subsidiary) and (ii) will not permit any Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary; provided, however, that the foregoing shall not prohibit such conveyance, sale, lease or other disposition of all the Capital Stock of a Subsidiary if the net cash proceeds from such transfer, conveyance, sale, lease, other disposition or issuance are applied in accordance with the covenant described above under "-- Limitation on Sales of Assets."

    SEC REPORTS. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, and within 15 days after such reports are filed, provide the Trustee and the holders (at their addresses as set forth in the register of Notes) with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act. Such requirements may also be satisfied, prior to July 20, 1997, with the filing with the Commission of a registration statement under the Securities Act that contains the foregoing information (including financial statements) and by providing copies thereof to the Trustee and the holders. In addition, following the registration of the common stock of the Company pursuant to Section 12(b) or 12(g) of the Exchange Act, the Company shall furnish to the Trustee and the holders, promptly upon their becoming available, copies of the Company's annual report to stockholders and any other information provided by the Company to its public stockholders generally.

    FUTURE NOTE GUARANTORS. The Company will cause each Subsidiary which Incurs Indebtedness or which is a guarantor of Indebtedness Incurred pursuant to clause
(b)(i) of the covenant described under "-- Limitation on Indebtedness" to execute and deliver to the Trustee a Note Guarantee pursuant to which such Subsidiary will Guarantee, jointly and severally, to the holders and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of the Notes in the Indenture. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee,

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
as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    LIMITATION ON LINES OF BUSINESS. The Company will not, and will not permit any Subsidiary to, engage in any business, other than the pet food business and such other business activities which are incidental or related thereto and, in the event the AF Sale is not consummated simultaneously with the Transaction, the animal feed business of Hubbard Milling.

    MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor, the Company, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

    Notwithstanding the foregoing clauses (ii), (iii) and (iv), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly-Owned Subsidiary of the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

EVENTS OF DEFAULT

    An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "-- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "-- Merger and Consolidation", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and such default shall not have been cured or such acceleration rescinded within a 10-day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5.0 million (to the extent not covered by insurance) is rendered against the Company or a Significant

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
Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or (ix) the failure of any Note Guarantee to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any Note Guarantor of its obligations under the Indenture or any Note Guarantee if such default continues for 10 days. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

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AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of the Notes, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "Events of Default" above and the limitations contained in clauses (iii) and
(iv) under "Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company

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
exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Subsidiaries), or (viii) or (ix) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "Certain Covenants -- Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Subsidiary is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", "-- Limitation on Restricted Payments" and "-- Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "AF Sale Proceeds" means the net proceeds received by the Company from the sale of its animal feed business, less $5 million used to repay the term loan facility under the Senior Credit Agreement.

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    "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to May 15, 2007, (v) for the purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under "-- Limitation on Restricted Payments" and (vi) the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to the provisions described under the caption "-- Merger and Consolidation" or any disposition that constitutes a Change of Control pursuant to the Indenture.

    "Attributable Indebtedness" in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Documents and any Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) Indebtedness under such Senior Credit Documents including Indebtedness that refinances such Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Wilmington, Delaware are authorized or required by law to close.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last

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payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500.0 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, in each case for such period, and (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), in each case for such period, and minus, to the extent not already deducted in calculating Consolidated Net Income, (i) the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and (ii) non-cash items increasing Consolidated Net Income for such period.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any of its Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any of its Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense

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attributable to any Indebtedness of the Company or any of its Subsidiaries
repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any of its Subsidiaries (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any Investment in a Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,
(vii) net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees), (viii) the product of (A) all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Subsidiary, except that (A) subject

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to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;(ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Notes.

    "Equity Investors" means the equity owners of Holdings on the Issue Date.

    "Equity Offering" means any public or private sales of equity securities (excluding Disqualified Stock) of the Company, Holdings or WHPF.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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    "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Holdings" means Windy Hill Pet Food Holdings, Inc., a Delaware corporation.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than contingent or "earn-out" payment obligations and Trade Payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, obligations of such Person under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the

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outstanding balance at such date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    "Issue Date" means the date on which the Old Notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Management Services Agreements" means (i) the Management Services Agreement dated as of April 29, 1996 between Old Windy Hill and Dartford Partnership L.L.C. (and its permitted successors and assigns thereunder) as amended as of May 2, 1997 and (ii) the Management Services Agreement dated as of April 29, 1996 between Old Windy Hill and Bruckman, Rosser, Sherrill & Co., Inc. (and its permitted successors and assigns thereunder), in each case without giving effect to any amendment or other modification thereto.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Subsidiary.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "Note Guarantee" means any guarantee which may from time to time be executed and delivered by a Subsidiary of the Company pursuant to the provisions of the covenant described under "Certain Covenants --Future Note Guarantors." Each such Note Guarantee will have subordination provisions equivalent to those contained in the Indenture.

    "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Holders" means the Equity Investors and their respective Affiliates.

    "Permitted Investment" means (i) any Investment in a Subsidiary of the Company or a Person which will, upon making such Investment, become a Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business; (ii) any Investment in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary of the Company; provided, however, that such Person's primary business is a Related Business; (iii) any Investment in Temporary Cash Investments; (iv) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business of the Company or such Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments or claims; (viii) Investments the payment for which consists exclusively of equity securities (exclusive of Disqualified Stock) of the Company; (ix) any Investment existing on the Issue Date, (x) loans or advances to employees and directors to purchase equity securities of the Company, Holdings or WHPF; provided that the aggregate amount of such loans and advances shall not exceed $2.0 million at any time outstanding; (xi) any Investment in another Person to the extent such Investment is received by the Company or any Subsidiary as consideration for Asset Disposition effected in compliance with the covenant under "Limitations on Sales of Assets"; (xii) prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries; (xiii) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and
(xiv) any Investment in another Person provided that the aggregate Investments made pursuant to this clause (xiv) shall not exceed in the aggregate $4.0 million at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value) provided further that such amount shall be increased by an amount equal to any return of capital received from any Investment.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

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    "Preferred Stock," as applied to the Capital Stock of any corporation, means
Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that
(i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith); provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

    "Related Business" means the pet food business and such other business activities which are incidental or related thereto.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

    "SEC" or "Commission" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Senior Credit Agreement" means the Credit Agreement dated as of May 21, 1997, among Windy Hill Pet Food Acquisition Co., and the lenders parties thereto.

    "Senior Credit Documents" means the collective reference to the Senior Credit Agreement, the notes issued pursuant thereto, the Guarantee, the Collateral Agreement and the Patent and Trademark Security Agreement (each as defined in the Senior Credit Agreement) and each of the mortgages and other security agreements, guarantees and other instruments and documents executed and delivered pursuant to any of the foregoing or the Senior Credit Agreement, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amounts of available borrowing thereunder provided that such increase in borrowing is permitted by the covenant described under the caption "-- Limitation on Indebtedness" or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

                                       83
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    "Senior Subordinated Indebtedness" means the Notes and any other
Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors or managers.

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    "Wholly-Owned Subsidiary" means a Subsidiary of the Company, all of the
Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited upon issuance with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

    DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participation (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

    The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC will credit the accounts of Participants who elect to exchange Old Notes with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

    The Company and the Initial Purchasers entered into an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") on May 21, 1997. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 60 days after the date of issuance of the Old Notes (the "Issue Date") a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Old Notes under the Securities Act and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Old Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Old Notes for an issue of a second series of notes (the "New Notes"), identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. If (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby or (ii) for any other reason the Exchange Offer is not consummated within 180 days after the Issue Date or (iii) any holder either (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for tendered Old Notes, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for a freely transferable New Note in the Exchange Offer, (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

    The Company will use its best efforts to have the Exchange Offer Registration Statement and, if applicable, a Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 180 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date, or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be; provided, however, no liquidated damages shall be payable for a Registration Default under clause (iii) above if a Shelf Registration Statement covering resales of the Transfer Restricted Securities for which the Exchange Offer was intended shall have been declared effective. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Old Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    The Exchange and Registration Rights Agreement will also provide that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Old Notes) and will indemnify certain holders of the Old Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

    Each holder of the Old Notes that wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or Holdings or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If a holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    Holders of the Old Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer, and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

    For so long as the Old Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Old Notes the information required by paragraph (d)(4) of Rule 144A under the Securities Act ("Rule 144A"). The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Old Notes identified to the Company by any Initial Purchaser upon request.

    The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations relevant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax effects. It is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There are no Treasury Regulations, judicial decisions or other authority that have considered a transaction closely comparable to the Exchange Offer, and there can be no assurance that the Internal Revenue Service will not take a contrary position to the positions taken herein. The description does not consider the effect of any application foreign, state, local or other tax laws or estate or gift tax considerations. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer. The legal conclusions expressed in this summary are the opinions of Richards & O'Neil, LLP, counsel to the Company.

THE EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Old Notes and, therefore, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to holders of New Notes.

    EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Exchange and Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Purpose and Effect of the Exchange Offer." In addition, each holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Exchange and Registration Rights Agreement.

                                 LEGAL MATTERS


    The validity of the New Notes will be passed upon for the Company by Richards & O'Neil, LLP, New York, New York in reliance, as to matters with respect to Minnesota law, upon the opinion of Leonard, Street and Deinard, Minneapolis, Minnesota.


                                    EXPERTS

    The financial statements of Old Windy Hill as of May 3, 1997, December 28, 1996 and December 30, 1995, for the four-month period ended May 3, 1997, for the year ended December 28, 1996, and for the ten month period ended December 30, 1995, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein.

    The financial statements of Hubbard as of April 30, 1997, 1996, and 1995, and for each of the years in the three-year period ended April 30, 1997, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein.

    The statement of revenue and certain expenses of Certain Acquired Product Lines of the Heinz Pet Products Division of Star-Kist Foods, Inc. for the years ended May 1, 1996 and May 3, 1995, included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
WINDY HILL PET FOOD COMPANY, INC.
  Independent Auditors' Report............................................................................        F-2

  Balance Sheets as of May 3, 1997, December 28, 1996 and December 30, 1995...............................        F-3
  Statements of Operations for the four month period ended May 3, 1997, the year ended December 28, 1996
    and the ten month period ended December 30, 1995......................................................        F-4
  Statements of Stockholder's Equity for the four month period ended May 3, 1997, the year ended December
    28, 1996 and the ten month period ended December 30, 1995.............................................        F-5
  Statements of Cash Flows for the four month period ended May 3, 1997, the year ended December 28, 1996
    and the ten month period ended December 30, 1995......................................................        F-6
  Notes to Financial Statements...........................................................................        F-7

HUBBARD MILLING COMPANY
  Independent Auditors' Report............................................................................       F-19

  Balance Sheets as of April 30, 1997, 1996 and 1995......................................................       F-20
  Statements of Earnings for the years ended April 30, 1997, 1996 and 1995................................       F-21
  Statements of Cash Flows for the years ended April 30, 1997, 1996 and 1995..............................       F-22
  Notes to Financial Statements...........................................................................       F-23

STAR-KIST FOODS, INC.
  Report of Independent Accountants.......................................................................       F-33
  Statement of Revenue and Certain Expenses of Certain Acquired Product Lines for
    the years ended May 1, 1996 and May 3, 1995...........................................................       F-34
  Notes to Statement of Revenue and Certain Expenses of Certain Acquired Product Lines....................       F-35

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Windy Hill Pet Food Company, Inc.:

    We have audited the accompanying balance sheets of Windy Hill Pet Food Company, Inc. (a wholly owned subsidiary of Windy Hill Pet Food Holdings, Inc; formerly Windy Hill Pet Food Company, LLC) as of May 3, 1997, December 28, 1996 and December 30, 1995, and the related statements of operations, stockholder's equity and cash flows for the four month period ended May 3, 1997, for the year ended December 28, 1996 and for the period from inception (March 1, 1995) through December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windy Hill Pet Food Company, Inc. as of May 3, 1997, December 28, 1996 and December 30, 1995, and the results of its operations and its cash flows for the four month period ended May 3, 1997, for the year ended December 28, 1996 and for the period from inception through December 30, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

June 6, 1997

San Francisco, California

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                                 BALANCE SHEETS

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

                             (DOLLARS IN THOUSANDS)

                                                                         MAY 3,     DECEMBER 28,    DECEMBER 30,
                                                                          1997          1996            1995
                                                                        ---------  --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................  $     893    $      570      $      327
  Accounts receivable (less allowance of $56, $48 and $20,
    respectively).....................................................      6,715         8,224           2,750
  Accounts receivable--other..........................................         14            19             179
  Inventories (Note 4)................................................      5,098         5,141           1,720
  Prepaid expenses....................................................      1,051           811             398
  Deferred tax assets (Note 8)........................................     --                30          --
                                                                        ---------  --------------  --------------
      Total current assets............................................     13,771        14,795           5,374

Property, plant and equipment, net (Note 5)...........................     22,386        22,484           6,201
Goodwill and other intangible assets, net (Note 6)....................     51,158        51,515          14,556
Other assets..........................................................      3,339         3,431           1,353
                                                                        ---------  --------------  --------------
      Total assets (Note 7)...........................................  $  90,654    $   92,225      $   27,484
                                                                        ---------  --------------  --------------
                                                                        ---------  --------------  --------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank overdrafts.....................................................  $   2,173    $      977      $   --
  Current portion of long term debt (Note 7)..........................      5,800         5,800           1,500
  Senior secured revolving debt facility (Note 7).....................      4,000         2,000          --
  Accounts payable....................................................      7,822         8,839           3,591
  Income taxes payable................................................         24        --              --
  Accrued liabilities.................................................        909         2,699             281
  Deferred tax liability--current.....................................         50        --              --
                                                                        ---------  --------------  --------------
      Total current liabilities.......................................     20,778        20,315           5,372

Senior secured term debt (Note 7).....................................     32,850        35,750          15,500
Senior subordinated note (Note 7).....................................      7,580         7,551          --
Deferred tax liability (Note 8).......................................      2,581         2,252          --
Other liabilities (Note 11)...........................................        334           325          --
                                                                        ---------  --------------  --------------
      Total liabilities...............................................     64,123        66,193          20,872
                                                                        ---------  --------------  --------------
Stockholder's equity (Note 12):
  Common stock, $0.01 par value; 10,000 shares authorized;
    100 shares issued and outstanding.................................     --            --              --
  Paid in capital.....................................................     25,681        25,681           5,891
  Retained earnings...................................................        850           351             721
                                                                        ---------  --------------  --------------
      Total stockholder's equity......................................     26,531        26,032           6,612
                                                                        ---------  --------------  --------------
Commitments and contingent liabilities (Notes 4, 7, 9 and 13)

      Total liabilities and stockholder's equity......................  $  90,654    $   92,225      $   27,484
                                                                        ---------  --------------  --------------
                                                                        ---------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                            STATEMENTS OF OPERATIONS

 FOR THE FOUR MONTH PERIOD ENDED MAY 3, 1997, THE YEAR ENDED DECEMBER 28, 1996
                                      AND
                  THE TEN MONTH PERIOD ENDED DECEMBER 30, 1995

                             (DOLLARS IN THOUSANDS)

                                                                     FOUR MONTH                      TEN MONTH
                                                                    PERIOD ENDED                    PERIOD ENDED
                                                                       MAY 3,       DECEMBER 28,    DECEMBER 30,
                                                                        1997            1996            1995
                                                                    -------------  --------------  --------------
Net sales.........................................................    $  35,567      $   82,993      $   34,481
Cost of goods sold................................................       21,640          54,379          22,107
                                                                    -------------  --------------  --------------
      Gross profit................................................       13,927          28,614          12,374
                                                                    -------------  --------------  --------------
Selling, distribution and marketing expenses:
      Selling and distribution....................................        3,500           8,090           4,751
      Trade promotions and other marketing........................        5,277           9,075           3,732
                                                                    -------------  --------------  --------------
      Total selling, distribution and marketing expenses..........        8,777          17,165           8,483
General and administrative expenses...............................        1,799           3,618           1,526
Amortization of intangibles and other assets......................          623           1,316             452
                                                                    -------------  --------------  --------------
      Total operating expenses....................................       11,199          22,099          10,461
                                                                    -------------  --------------  --------------
      Operating income............................................        2,728           6,515           1,913
Interest income...................................................          (20)            (65)            (30)
Interest expense..................................................        1,667           3,825           1,155
Amortization of deferred financing expense........................          132             259              67
Other bank and financing expenses.................................           17              40          --
                                                                    -------------  --------------  --------------
      Income before income taxes and extraordinary item...........          932           2,456             721
Income tax expense (Note 8).......................................          433           1,209          --
                                                                    -------------  --------------  --------------
      Income before extraordinary item............................          499           1,247             721
Extraordinary loss on early extinguishment of debt (Note 7).......           --             604          --
                                                                    -------------  --------------  --------------
      Net income..................................................    $     499      $      643      $      721
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
 FOR THE FOUR MONTH PERIOD ENDED MAY 3, 1997, THE YEAR ENDED DECEMBER 28, 1996
                                      AND
                  THE TEN MONTH PERIOD ENDED DECEMBER 30, 1995

                             (DOLLARS IN THOUSANDS)

                                                                        COMMON STOCK
                                                      MEMBERS'    ------------------------     PAID IN       RETAINED
                                                       CAPITAL      SHARES       AMOUNT        CAPITAL       EARNINGS      TOTAL
                                                     -----------  -----------  -----------  --------------  -----------  ---------
Member contribution, net of syndication costs of
  $109.............................................   $   5,891       --        $  --         $   --         $  --       $   5,891
Net income.........................................      --           --           --             --               721         721
                                                     -----------       -----        -----   --------------  -----------  ---------
Balance at December 30, 1995.......................       5,891       --           --             --               721       6,612

Contribution of Windy Hill Pet Food Company, LLC
  members' capital to Windy Hill Pet Food Company,
  Inc. (Note 1 and Note 12)........................      (5,891)          23       --              5,891        --          --

Deferred tax liability recognized..................      --           --           --             --            (1,013)     (1,013)

Capital contribution from Windy Hill Pet Food
  Holdings, Inc., net of syndication costs of
  $210.............................................      --               77       --             19,790        --          19,790

Net income.........................................      --           --           --             --               643         643
                                                     -----------       -----        -----   --------------  -----------  ---------
Balance at December 28, 1996.......................      --              100       --             25,681           351      26,032
Net income.........................................      --           --           --             --               499         499
                                                     -----------       -----        -----   --------------  -----------  ---------
Balance at May 3, 1997.............................   $  --              100    $  --         $   25,681     $     850   $  26,531
                                                     -----------       -----        -----   --------------  -----------  ---------
                                                     -----------       -----        -----   --------------  -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                            STATEMENTS OF CASH FLOWS

 FOR THE FOUR MONTH PERIOD ENDED MAY 3, 1997, THE YEAR ENDED DECEMBER 28, 1996
                                      AND

                  THE TEN MONTH PERIOD ENDED DECEMBER 30, 1995

                             (DOLLARS IN THOUSANDS)

                                                                     FOUR MONTH                      TEN MONTH
                                                                    PERIOD ENDED                    PERIOD ENDED
                                                                       MAY 3,       DECEMBER 28,    DECEMBER 30,
                                                                        1997            1996            1995
                                                                   --------------  --------------  --------------
Cash flows from operating activities:
  Net income.....................................................    $      499     $        643    $        721
  Adjustments to reconcile net income to cash provided by
    operating activities:
      Loss on early extinguishment of debt.......................        --                  604         --
      Depreciation and amortization..............................         1,282            2,719             787
      Deferred income taxes......................................           409            1,209         --
      Changes in assets and liabilities, net of effects from
        businesses acquired:
          Decrease/(Increase) in accounts receivable, net........         1,514           (3,941)           (960)
          Decrease/(Increase) decrease in inventories............            43             (454)            352
          (Increase) in prepaid expenses.........................          (240)            (412)            (34)
          (Decrease)/Increase in accounts payable and accrued
            liabilities..........................................        (2,807)           6,336             847
          Increase in income taxes payable.......................            24          --              --
                                                                        -------    --------------  --------------
Net cash provided by operating activities........................           724            6,704           1,713
                                                                        -------    --------------  --------------
Cash flows from investing activities:
  Additions to property, plant and equipment.....................          (389)          (1,091)         (1,120)
  Additions to other assets and other intangible assets..........          (308)            (357)           (321)
  Payment for acquisition of businesses, net of cash acquired....        --              (56,768)        (22,165)
                                                                        -------    --------------  --------------
Net cash used in investing activities............................          (697)         (58,216)        (23,606)
                                                                        -------    --------------  --------------
Cash flows from financing activities:
  Proceeds from senior secured revolving and term debt...........         4,000           48,000          17,000
  Proceeds from senior subordinated note.........................        --                8,500         --
  Repayment of borrowings........................................        (4,900)         (21,450)        --
  Capital contributions..........................................        --               19,000           6,000
  Debt and equity issuance costs.................................        --               (3,272)           (780)
  Increase in bank overdrafts....................................         1,196              977         --
                                                                        -------    --------------  --------------
Net cash provided by financing activities........................           296           51,755          22,220
                                                                        -------    --------------  --------------
Net increase in cash and cash equivalents........................           323              243             327
Cash and cash equivalents, beginning of period...................           570              327         --
                                                                        -------    --------------  --------------
Cash and cash equivalents, end of period.........................    $      893     $        570    $        327
                                                                        -------    --------------  --------------
                                                                        -------    --------------  --------------
SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid during the respective period ended:
  Interest.......................................................    $    2,331     $      3,759    $      1,179
                                                                        -------    --------------  --------------
                                                                        -------    --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 1--THE COMPANY

    ORGANIZATION

    Windy Hill Pet Food Company, Inc. (the "Company"), a Delaware corporation, is a privately held pet food company. The Company is a wholly owned subsidiary of Windy Hill Pet Food Holdings, Inc. ("Holdings"), which is also a Delaware corporation. The Company commenced operations March 1, 1995 under its previous ownership structure as Windy Hill Pet Food Company, LLC (the "LLC"). In connection with the Company's acquisition of certain brands from Heinz Pet Products in April 1996, as further described in Note 3, the LLC's net assets were contributed at net book value to Holdings. The Company was capitalized with senior secured term debt and a senior subordinated note (Note 7), and a capital infusion from Holdings (Note 12).

    OPERATIONS

    The Company manufactures and sells dog and cat food products and treats which are sold across the United States. The products are manufactured in McKenzie, Tennessee and Perham, Minnesota. The principal trademarks under which the products are sold are Kozy Kitten-Registered Trademark-, Trail Blazer-Registered Trademark-, Tuffy's-Registered Trademark-, G.
Whiskers-Registered Trademark- and Bonkers-Registered Trademark-.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    The policies utilized by the Company in preparation of the financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The Company uses the accrual basis of accounting in the preparation of its financial statements.

    FISCAL YEAR

    The Company's fiscal year ends on the last Saturday in December. Accordingly, the results of operations reflect activity for the year ended December 28, 1996 and for the ten month period March 1, 1995 (commencement of operations) through December 30, 1995. Also included in this report are the Company's financial statement as of and for the four month period ended May 3, 1997. Certain prior year amounts have been reclassified to conform with the current period's presentation.

    CASH AND CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation expense is computed using the straight line method over the estimated useful lives of the individual assets ranging from four to thirty years (see Note 5). Costs for major renewal and additions are capitalized, while repairs and maintenance costs are expensed as incurred.


    INTANGIBLE ASSETS

    Intangible assets include trademarks, goodwill and certain identifiable intangible assets. Trademarks and goodwill are being amortized over twenty to forty years using the straight line method. Other intangible assets are being amortized using the straight line method over three to five years. Amortization of goodwill and other intangible assets charged against income during the four month period ended May 3, 1997, the year ended December 28, 1996 and the ten month period ended December 30, 1995 was $546,000, $1,111,000 and $294,000,
respectively.

    OTHER ASSETS

    Other assets consist of deferred loan acquisition costs, packaging design costs and other miscellaneous assets. Deferred loan acquisition costs of the senior subordinated note are being amortized using the interest method over the term of the note. Deferred loan acquisition costs of the senior secured debt are being amortized using the straight line method over the terms of the debt. Amortization of deferred loan costs charged against income during the four month period ended May 3,1997, the year ended December 28, 1996 and the ten month period ended December 30, 1995 was $132,000, $259,000 and $67,000, respectively. Amortization of packaging design costs charged against income during the four month period ended May 3, 1997, the year ended December 28, 1996 and the ten month period ended December 30, 1995 was $77,000, $205,000 and $158,000, respectively.

    DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    For the purposes of financial reporting, the Company has determined that the fair value of the financial instruments approximates book value at May 3, 1997, December 28, 1996 and December 30, 1995, based on terms currently available to the Company in financial markets for similar instruments.

    DISCLOSURE ABOUT LONG-LIVED ASSET VALUATION

    Statement of Financial Accounting Standards No. 121 (Statement 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company has evaluated the carrying value for evidence of impairment, and management believes at May 3, 1997, there were no indications of impairment.

    The Company assesses the recoverability of long-lived assets by determining whether the recorded balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based upon projected discounted

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the asset will be impacted if estimated future operating cash flows are not achieved.

    CONCENTRATION OF CREDIT RISK

    The Company sells its products to supermarkets, wholesalers and other retailers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at May 3, 1997, December 28, 1996 and December 30, 1995.

    INCOME TAXES

    The Company records income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. This method of accounting for income taxes uses an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

NOTE 3--BUSINESS ACQUISITIONS

    On February 28, 1995, LLC acquired substantially all of the assets and liabilities of the pet food division of Martha White Foods for $21,000,000. The acquisition has been accounted for by the purchase method of accounting. To finance the acquisition, a senior debt revolving facility was established with a bank from which $16,000,000 was drawn at closing. In addition, $6,000,000 of limited liability company interests were issued.

    On April 29, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of the Kozy Kitten-Registered Trademark- and Tuffy's-Registered Trademark- dry pet food brands from Heinz Pet Products ("Heinz"), a division of Heinz, Inc. The purchase price was $52,500,000 which included a contractually agreed upon amount of non-cash working capital (as defined in the agreement). In conjunction with the acquisition, the Company and Heinz entered into a royalty-free licensing agreement which entitles the Company to use the Kozy Kitten trademark and trade name for dry cat food until April 29, 2006. The Trademark License and Option Agreement gives the Company the irrevocable right to purchase the trademark and trade name from Heinz no earlier than April 29, 2001 and no later than April 29, 2006 for a cash payment of $2,500,000. The acquired assets also included a manufacturing facility in Perham, Minnesota. The acquisition was accounted for using the purchase method of accounting.

    In order to effect the acquisition and to refinance the $17,000,000 of existing debt of LLC at April 29, 1996, the Company entered into a series of financings, as further described in Note 7. The financings included (i) a net equity capital contribution of $19,800,000 from Holdings (Note 12), (ii) senior secured term debt of $43,000,000 and a senior secured revolving debt facility of $9,000,000, and (iii) issuance of a senior subordinated note in the gross amount of $8,500,000.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED)
    The purchase prices of the acquired business have been allocated to tangible and intangible assets as follows (in thousands):

                                                                           1996       1995
                                                                         ---------  ---------
Cash paid to acquire businesses........................................  $  52,500  $  21,000
Other direct acquisition costs.........................................      4,257      1,486
                                                                         ---------  ---------
                                                                            56,757     22,486
Cost assigned to net tangible assets...................................    (19,282)    (7,371)
                                                                         ---------  ---------
Cost assigned to intangible assets.....................................  $  37,475  $  15,115
                                                                         ---------  ---------
                                                                         ---------  ---------

    A portion of other acquisition costs reflected in the 1995 acquisition, in the amount of $321,000, was recorded in the year ended December 28, 1996.

    Concurrent with the 1996 purchase of assets, the Company and Heinz entered into a five year co-packing agreement in which the Company will manufacture certain pet food products for Heinz. The agreement requires Heinz to meet a minimum supply amount at a co-packing rate which covers the variable costs of the pet food products as well as an amount to cover a specified rate of fixed costs at the Perham facility where the products are manufactured.

    Following is a summarized statement of operations which reflects activity for the Company subsequent to the acquisition of the Heinz pet food brands (in thousands):

                                                            FOUR MONTH        EIGHT MONTH
                                                           PERIOD ENDED      PERIOD ENDED
                                                            MAY 3, 1997    DECEMBER 30, 1996
                                                             (AUDITED)        (UNAUDITED)
                                                           -------------  -------------------
Net sales................................................   $    35,567       $    69,505
Gross profit.............................................        13,927            24,151
Selling, distribution and marketing expenses.............         8,777            13,903
Operating income.........................................         2,728             6,439
Income before taxes......................................           932             2,839
Net income...............................................   $       499       $     1,629

    Had the Heinz acquisition taken place at January 1, 1996, the unaudited pro forma net sales and income before income taxes would have been $96,600,000 and $5,762,000 for the year ended December 31, 1996.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 4--INVENTORIES

    Inventories consist of the following (in thousands):

                                                      MAY 3,     DECEMBER 28,    DECEMBER 30,
                                                       1997          1996            1995
                                                     ---------  --------------  --------------
Raw materials......................................  $   1,230    $    1,253      $      338
Packaging supplies.................................      2,267         2,339             850
Finished goods.....................................      1,601         1,549             532
                                                     ---------       -------         -------
                                                     $   5,098    $    5,141      $    1,720
                                                     ---------       -------         -------
                                                     ---------       -------         -------

    At May 3, 1997, the Company had commitments to purchase raw materials aggregating approximately $5,228,000.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):


                                       MAY 3,     DECEMBER 28,    DECEMBER 30,      DEPRECIABLE
                                        1997          1996            1995         LIFE (YEARS)
                                      ---------  --------------  --------------  -----------------
Land................................  $     203    $      203      $      128           --
Machinery and equipment.............     17,043        17,043           4,572               15
Buildings and improvements..........      6,266         6,266           1,681               30
Furniture and fixtures..............        238           238              75               10
Transportation equipment............         70            70              14                4
Construction-in-progress............        399            11          --
                                      ---------  --------------       -------
                                         24,219        23,831           6,470
Less accumulated depreciation.......     (1,833)       (1,347)           (269)
                                      ---------  --------------       -------
                                      $  22,386    $   22,484      $    6,201
                                      ---------  --------------       -------
                                      ---------  --------------       -------


NOTE 6--GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consist of the following (in thousands):

                                                     MAY 3,     DECEMBER 28,    DECEMBER 30,
                                                      1997          1996            1995
                                                    ---------  --------------  --------------
Goodwill..........................................  $   7,588    $    7,588      $    1,794
Trademarks........................................     45,000        45,000          13,000
Other intangibles.................................        521           332              56
                                                    ---------  --------------  --------------
                                                       53,109        52,920          14,850
Less accumulated amortization.....................     (1,951)       (1,405)           (294)
                                                    ---------  --------------  --------------
                                                    $  51,158    $   51,515      $   14,556
                                                    ---------  --------------  --------------
                                                    ---------  --------------  --------------

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 7--LONG TERM DEBT

    Long term debt includes the following (in thousands):

                                                                         MAY 3,     DECEMBER 28,    DECEMBER 30,
                                                                          1997          1996            1995
                                                                        ---------  --------------  --------------
SENIOR SECURED DEBT
Senior secured revolving debt; weighted average interest rate of 8.39%
at December 30, 1995; principal due in annual installments through
December 31, 2001; floating interest rate at the prime rate plus .50%
or alternatively, the one, three or six month Eurodollar rate plus
2.50%, payable quarterly or at the termination of the Eurodollar
contract interest period. ............................................  $  --        $   --          $   17,000

Senior secured tranche A-1 debt, interest is variable, (8.44% at May
3, 1997 and 8.29% at December 28, 1996), principal due in quarterly installments through April 30, 2003; floating interest rate at the prime rate plus 1.75%, or alternatively, the one, two, three or six month Eurodollar rate plus 2.75%, payable quarterly or at the
termination of the Eurodollar contract interest period. ..............     24,650        27,550          --

Senior secured tranche A-2 debt, interest is variable, (8.44% at May
3, 1997 and 8.29% at December 28, 1996), principal due in quarterly installments beginning January 31, 2000 through April 30, 2003;
floating interest at the prime plus 1.75%, or alternatively, the one, two, three or six month Eurodollar rate plus 2.75%, payable quarterly
or at the termination of the Eurodollar contract interest period. ....     14,000        14,000          --

SENIOR SUBORDINATED NOTE
Senior subordinated note issued April 29, 1996; coupon interest rate of 12.0% with interest payable quarterly; matures on April 29, 2004;
net of original issue discount of $920,000. ..........................      7,580         7,551          --
                                                                        ---------  --------------  --------------
                                                                           46,230        49,101          17,000
    Less: current portion.............................................     (5,800)       (5,800)         (1,500)
                                                                        ---------  --------------  --------------
    Long-term debt....................................................  $  40,430    $   43,301      $   15,500
                                                                        ---------  --------------  --------------
                                                                        ---------  --------------  --------------

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 7--LONG TERM DEBT (CONTINUED)
    Annual principal payments for the next five years and thereafter are as follows (in thousands):

May-December 1997.................................................  $   2,900
1998..............................................................      5,800
1999..............................................................      5,800
2000..............................................................      5,800
2001..............................................................      5,800
Thereafter........................................................     20,130
                                                                    ---------
                                                                    $  46,230
                                                                    ---------
                                                                    ---------

    As a result of the acquisition of certain brands from Heinz (Note 3), the $17,000,000 of senior secured debt outstanding at December 30, 1995 was refinanced. In connection with the retirement of debt, $604,000 of deferred loan acquisition costs were written off as an extraordinary item in the statement of operations for the year ended December 28, 1996. No income tax effect is reflected, as the write-off was attributable to the members of LLC.

    SENIOR SECURED DEBT

    On April 29, 1996, the Company and Holdings entered into a Credit and Guarantee Agreement ("the Agreement") with several banks for $43,000,000 of senior secured term and revolving debt. The proceeds from the debt were used to acquire certain assets and brands from Heinz, pay fees and expenses and fund working capital. The debt is guaranteed by Holdings and the Company. The Agreement contains optional prepayment provisions with no premium. Substantially all the assets of the Company are pledged as collateral for the debt.

    The Agreement includes $9,000,000 of available borrowing under a revolving debt facility, of which $2,500,000 is reserved to support the Trademark License and Option Agreement (Note 3). The available borrowings are also subject to limitations related to aggregate inventory and accounts receivable levels. At May 3, 1997 and December 28, 1996, the Company had an outstanding balance of $4,000,000 and $2,000,000, respectively, under the revolver. The unused borrowing availability was $2,500,000 and $4,500,000, after adjustment for the reserve related to the Trademark License and Option Agreement at May 3, 1997 and December 28, 1996, respectively. The Agreement requires a commitment fee of 0.50% per annum payable quarterly on the unused portions of the revolving debt facility.

    The Agreement includes restrictive covenants which limit additional borrowing, cash dividends, and capital expenditures while also requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at May 3, 1997.

    SENIOR SUBORDINATED NOTE

    On April 29, 1996, the Company issued a senior subordinated note (the "Note") in the gross amount of $8,500,000 to a bank. The Note can be prepaid at any time, subject to a prepayment penalty of 4% in the first year, 3% in the second year, 2% in the third year, and 1% in the fourth year, and no prepayment penalty thereafter.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 7--LONG TERM DEBT (CONTINUED)
    The Note includes a provision for warrants for 10% of the stock of Holdings with a nominal exercise price. The warrants are subject to anti-dilution covenants. The warrants expire the later of ten years from the date of issuance or four years after the Note has been repaid. The warrants are freely assignable and detachable. The holder of the Note also has the right to "put" the warrants or stock to Holdings, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Note. The value assigned to the warrants as of the issuance date was $1,000,000 and was recorded at Holdings and contributed to the Company as paid in capital. The capital contribution was recorded by the Company with a corresponding discount to the value of the Note. The discount is being amortized over the eight year life of the Note. Accumulated amortization as of May 3, 1997 and December 28, 1996 was $80,000 and $51,000, respectively.

    The Note includes restrictive covenants which limit cash dividends, loans and investments and capital expenditures while also requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at May 3, 1997.

    INTEREST RATE HEDGE AGREEMENT


    The Company entered into an interest rate collar agreement (the "Collar") in order to reduce the impact of changes in interest rates on its floating rate term debt. The Collar consists of a floor rate and a cap rate. The current effective cap rate is set at 7.50% (plus the applicable margin). The effective floor rate is set at 5.50% (plus the applicable margin). The applicable margin rates are set quarterly; applicable margin rates for the periods presented are 2.50%. The cost of the Collar was $74,000, which is recorded in other assets in the accompanying balance sheets, and is being amortized over the life of the agreement. Amortization expense for the four month period and year ended May 3, 1997 and December 26, 1996 totaled $8,000 and $43,000, respectively. As of May 3, 1997, the Company had total variable interest rate debt outstanding in the amount of $42,650,000 of which $25,000,000 was covered by the Collar. The Company has exposure to credit loss in the event of non-performance by the other parties to the agreement; however, the Company does not anticipate any credit losses related to the Collar.


NOTE 8--INCOME TAXES

    The Company files a federal income tax return on a consolidated basis with Holdings. State income tax returns are filed by Holdings and the Company on a separate company basis or on a combined basis depending on the particular rules in each state. The Company's income tax provision was computed as if all income tax returns were filed on a separate company basis.

    LLC filed separate federal and state information returns only. LLC's taxable income or loss was reportable by the individual members of the LLC. Deferred tax assets and liabilities were calculated on the differences between the tax bases of the assets and liabilities and the book bases at April 29, 1996, the date on which LLC contributed its assets and liabilities to the Company through Holdings. A $1,013,000 deferred income tax liability associated with such differences was recognized by Holdings, and is reflected as a reduction in retained earnings as of that date.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 8--INCOME TAXES (CONTINUED)
    The provision for income taxes is summarized as follows (in thousands):

                                                                         MAY 3,      DECEMBER 28,
                                                                          1997           1996
                                                                       -----------  --------------
Current tax expense:
    Federal..........................................................   $       7     $   --
    State............................................................          17         --
                                                                            -----        -------
Total current provision..............................................          24         --
                                                                            -----        -------
Deferred tax expense:
    Federal..........................................................         345            938
    State............................................................          64            271
                                                                            -----        -------
Total deferred provision.............................................         409          1,209
                                                                            -----        -------
Total provision for income taxes.....................................   $     433     $    1,209
                                                                            -----        -------
                                                                            -----        -------

    Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                    MAY 3,       DECEMBER 28,
                                                                     1997            1996
                                                                --------------  --------------
Deferred tax assets--current                                              --              30
Deferred tax assets--noncurrent:
    Loss carryforwards........................................    $      578      $      693
    Other.....................................................             7              --
                                                                     -------         -------
Total deferred tax assets--noncurrent.........................           585             693
                                                                     -------         -------
Deferred tax liabilities--current                                        (50)             --
Deferred tax liabilities--noncurrent:
    Goodwill..................................................        (2,891)         (2,743)
    Other.....................................................          (275)           (202)
                                                                     -------         -------
Total deferred tax liabilities--noncurrent....................        (3,166)         (2,945)
                                                                     -------         -------
Net deferred tax liability....................................    $   (2,631)     $   (2,222)
                                                                     -------         -------
                                                                     -------         -------

    The Company has not recorded a valuation allowance for its deferred tax assets. Management believes that the Company's deferred tax assets will more likely than not be realized.

    At May 3, 1997, the Company has federal net operating loss carryforwards of approximately $1,450,000. These losses can be used to offset future taxable income through the year 2011. The Company is a loss corporation as defined in section 382 of the Internal Revenue Code. Therefore, if certain substantial changes of the Company's ownership should occur, there could be significant annual limitations on the amount of net operating loss carryforwards which can be utilized.

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 34% to the Company's pretax income of $932,00 and

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 8--INCOME TAXES (CONTINUED)
$2,839,000 for the four month period ended May 3, 1997 and for the eight month period ended December 28, 1996, respectively, as a result of the following differences (in thousands):

                                                                         MAY 3,      DECEMBER 28,
                                                                          1997           1996
                                                                       -----------  --------------
Provision for income taxes at U.S. statutory rate....................   $     317     $      965
Increase in rate resulting from:
    State tax provision, net of federal benefit......................          75            179
    Nondeductible expenses...........................................          41             65
                                                                            -----        -------
                                                                        $     433     $    1,209
                                                                            -----        -------
                                                                            -----        -------

NOTE 9--LEASES

    The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions. The leases are noncancellable operating leases which expire on various dates through 2000.

    Future annual minimum lease payments under these leases are summarized as follows (in thousands):

YEARS ENDING DECEMBER 31,
--------------------------------------------------------------------------------------
        1997                                                                            $     319
        1998                                                                                  284
        1999                                                                                  241
        2000                                                                                   83
        2001                                                                               --
        Thereafter....................................................................     --
                                                                                        ---------
                                                                                        $     927
                                                                                        ---------
                                                                                        ---------

    Rent expense was $145,427, $248,000 and $159,000 for the four month period ended May 3, 1997, for the year ended December 28, 1996 and for the ten month period ended December 30, 1995, respectively.

NOTE 10--SAVINGS PLANS

    The Company maintains a defined contribution plan for all employees with eligibility conditioned upon full-time employment. The Company makes annual contributions based on a percent of the employee's annual taxable wages. Vesting in the plan is according to a graduated scale of one third per year with full vesting at the end of the third year of employment. The employer contribution expense for the four months ended May 3, 1997, for the year ended December 28, 1996 and the ten month period ended December 30, 1995 was $102,000, $206,000 and $72,000, respectively. Eligible employees are also given the opportunity to make their own contributions to the plan on a tax deferred basis.

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 11--RELATED PARTY TRANSACTIONS

    The Company has a management services agreement with Dartford Partnership, LLC ("Dartford") to provide consulting services and management oversight on financial and operational matters. The Company paid fees totaling $167,000 and $458,000 to Dartford, a member of LLC, during the four month period ended May 3, 1997 and the year ended December 28, 1996, respectively. The annual management fee prior to the acquisition of the Heinz pet food brands and for the ten month period ended December 30, 1995 was $250,000. The charges are included in general and administrative expenses in the statements of operations.

    In connection with the acquisition of the Heinz pet food brands, a fee in the amount of $500,000 is payable to a stockholder of Holdings for services rendered to facilitate the acquisition. The fee is due on April 29, 2001 or earlier under certain conditions. The fee has been recorded on the accompanying balance sheet as an other liability at a discounted value. The accretion of the interest factor for the four month period ended May 3, 1997 and for the year ended December 28, 1996 was $9,000 and $15,000, respectively.

    The Company paid certain members of LLC fees totaling $525,000 during the year ended December 28, 1996 and $420,000 during the ten month period ended December 30, 1995. The fees were paid for services provided in identifying, negotiating and consummating the Company's acquisitions. The fees were included in the costs of the acquisitions.

NOTE 12--STOCKHOLDER'S EQUITY

    The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value, of which 100 shares were issued and outstanding and held by Holdings as of May 3, 1997 and December 28, 1996. On April 29, 1996, LLC contributed its members' capital of $5,891,000, which is net of syndication costs of $109,000, to Holdings (Note 1). Holdings in turn contributed this capital to the Company.

    In conjunction with the acquisition of the Heinz pet food brands, Holdings contributed additional capital to the Company in the amount of $19,790,000, which is net of syndication costs of $210,000 (Note 3).

NOTE 13--COMMITMENTS AND CONTINGENCIES

    The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation would not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 14--SUBSEQUENT EVENTS

    On May 21, 1997, Windy Hill Pet Food Company, Inc., and its newly created subsidiary, Windy Hill Pet Food Acquisition Co. ("WHAC"), merged with Hubbard Milling Company ("Hubbard"). Hubbard is a privately held company which manufactures and sells pet food and animal feed products across the United States. Hubbard's corporate headquarters are in Mankato, Minnesota, and it operates 26 manufacturing facilities. Hubbard was the surviving entity and immediately changed its name to Windy

                       WINDY HILL PET FOOD COMPANY, INC.
       (A WHOLLY OWNED SUBSIDIARY OF WINDY HILL PET FOOD HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              MAY 3, 1997, DECEMBER 28, 1996 AND DECEMBER 30, 1995

NOTE 14--SUBSEQUENT EVENTS (CONTINUED)
Hill Pet Food Company, Inc. (New Windy Hill). Upon consummation of the merger, the company contributed its assets to New Windy Hill and changed its name to WHPF, Inc.


    The Company and WHAC acquired 100% of the stock of Hubbard for cash. The acquisition of Hubbard will be accounted for by the purchase method of accounting. The purchase price was $148,000,000 (including cash acquired of $15,000,000) and is subject to adjustment based on conditions stated in the merger agreement. The principal components of the preliminary purchase price allocation are: working capital and other assets ($6 million), property, plant and equipment ($49 million), assets held for sale ($50 million) and goodwill ($43 million). The acquisition, along with the refinancing of the Company's current debt (Note 7), was financed with (i) a capital contribution of $10,000,000 from Holdings, (ii) senior subordinated notes of $120,000,000, and
(iii) senior secured term debt facility of $20,000,000 and a senior secured revolving debt facility of $45,000,000.


    Immediately subsequent to the merger on May 21, 1997, New Windy Hill sold the Animal Feed Division of Hubbard to Feed-Rite (US) Animal Feeds, Inc. The net proceeds from the sale of $50,000,000 was used to retire $5,000,000 of the senior secured term debt facility and prepay $45,000,000 of the senior secured revolving debt facility.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hubbard Milling Company:

    We have audited the accompanying balance sheets of Pet Food Division (a division of Hubbard Milling Company) as of April 30, 1997, 1996 and 1995, and the related statements of earnings and cash flows each of the years in the three-year period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Food Division (a division of Hubbard Milling Company) at April 30, 1997, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                           KPMG Peat Marwick LLP

June 6, 1997

Minneapolis, Minnesota

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)
                                 BALANCE SHEETS

                                                                              YEARS ENDED APRIL 30,
                                                                 -----------------------------------------------
  ASSETS                                                              1997             1996            1995
---------------------------------------------------------------  ---------------  --------------  --------------
Current assets:
  Cash and short-term investments, at cost which approximates
    market.....................................................  $    15,006,116  $   13,846,705  $   11,882,585
  Trade receivables, less allowance for doubtful accounts of
    $274,000, $258,500 and $224,221, respectively..............        5,356,769       5,773,101       4,999,458
  Inventories..................................................        5,372,905       5,762,544       6,194,481
  Prepaid expenses.............................................           59,764         102,155         177,467
                                                                 ---------------  --------------  --------------
    Total current assets.......................................       25,795,554      25,484,505      23,253,991
                                                                 ---------------  --------------  --------------
Property, plant and equipment, at cost:
  Land.........................................................        1,348,540       1,340,063       1,345,190
  Buildings....................................................       12,904,693      12,085,731      11,641,431
  Equipment....................................................       35,986,524      34,658,895      32,395,959
                                                                 ---------------  --------------  --------------
                                                                      50,239,757      48,084,689      45,382,580
  Less accumulated depreciation................................      (25,164,947)    (21,575,369)    (18,902,486)
                                                                 ---------------  --------------  --------------
                                                                      25,074,810      26,509,320      26,480,094
  Construction in progress.....................................          174,959         117,342       1,422,542
                                                                 ---------------  --------------  --------------
    Net property, plant and equipment..........................       25,249,769      26,626,662      27,902,636
                                                                 ---------------  --------------  --------------
Investments in and advances to joint ventures and
  partnerships.................................................        4,190,414       4,756,956       2,342,012
Other assets...................................................        4,082,569       5,227,497       4,366,328
                                                                 ---------------  --------------  --------------
                                                                 $    59,318,306  $   62,095,620  $   57,864,967
                                                                 ---------------  --------------  --------------
                                                                 ---------------  --------------  --------------


  LIABILITIES AND INVESTMENT AND ADVANCES BY PARENT
--------------------------------------------------------------------------------
  Current liabilities:
    Accounts payable and accrued expenses......................  $     7,341,254  $    8,686,131  $    7,274,333
    Associates' profit sharing trust, bonus and savings plan...          226,909       1,944,507       1,614,852
    Income tax payable.........................................          262,430         223,144          25,862
                                                                 ---------------  --------------  --------------
        Total current liabilities..............................        7,830,593      10,853,782       8,915,047
  Deferred credits.............................................        2,393,560       1,565,007       2,864,497
  Accrued postretirement and pension expense...................        1,610,471       1,423,852       1,085,814
                                                                 ---------------  --------------  --------------
        Total liabilities......................................       11,834,624      13,842,641      12,865,358
                                                                 ---------------  --------------  --------------
  Investment and advances by Parent............................       47,483,682      48,252,979      44,999,609
  Contingencies................................................
                                                                 ---------------  --------------  --------------
                                                                 $    59,318,306  $   62,095,620  $   57,864,967
                                                                 ---------------  --------------  --------------
                                                                 ---------------  --------------  --------------

                See accompanying notes to financial statements.

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                             STATEMENTS OF EARNINGS

                                                                             YEARS ENDED APRIL 30,
                                                              ----------------------------------------------------
                                                                    1997              1996              1995
                                                              ----------------  ----------------  ----------------
Net sales...................................................       108,523,031  $    102,268,658  $     87,736,386
Cost of sales...............................................        87,767,776        80,658,065        67,052,037
                                                              ----------------  ----------------  ----------------
    Gross profit............................................        20,755,255        21,610,593        20,684,349
                                                              ----------------  ----------------  ----------------
Operating expenses:
  Warehouse and delivery....................................           188,327           200,119           245,690
  Selling and advertising...................................         6,924,434         7,035,518         6,468,689
  General and administrative................................         6,098,926         5,917,179         5,743,380
                                                              ----------------  ----------------  ----------------
    Total operating expenses................................        13,211,687        13,152,816        12,457,759
                                                              ----------------  ----------------  ----------------
    Operating income........................................         7,543,568         8,457,777         8,226,590
                                                              ----------------  ----------------  ----------------
Other income:
  Interest..................................................           867,180           774,582           789,672
  Equity in earnings of joint ventures......................           976,179           980,576         1,355,832
  Other.....................................................            80,865            36,910            46,207
                                                              ----------------  ----------------  ----------------
    Total other income......................................         1,924,224         1,792,068         2,191,711
                                                              ----------------  ----------------  ----------------
    Income before other expenses and income taxes...........         9,467,792        10,249,845        10,418,301
Other expenses..............................................            10,778            26,456            41,124
                                                              ----------------  ----------------  ----------------
    Earnings before income taxes............................         9,457,014        10,223,389        10,377,177
Income tax expense..........................................         3,683,678         3,935,682         4,133,387
                                                              ----------------  ----------------  ----------------
    Net earnings............................................         5,773,336  $      6,287,707  $      6,243,790
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

                See accompanying notes to financial statements.

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED APRIL 30,
                                                                -------------------------------------------------
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Cash flows from operating activities:
  Net earnings................................................        5,773,336  $     6,287,707  $     6,243,790
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation..............................................        3,755,973        3,490,004        3,060,395
    Amortization of goodwill and other intangible assets......          269,623          265,668           31,797
    Deferred income taxes.....................................        1,112,636       (1,916,094)         503,931
    Deferred compensation.....................................          180,147          152,519          724,434
    (Gain) loss on disposal of property, plant and
      equipment...............................................           (1,017)          22,418           22,036
  Change in assets and liabilities excluding effects of
    acquisitions:
    (Increase) decrease in trade receivables..................          416,332         (773,643)        (925,844)
    Decrease in inventories...................................          389,639          431,937          662,535
    Decrease in prepaid expenses..............................           42,391           75,312          351,511
    (Increase) decrease in other assets.......................          411,220         (662,752)        (226,584)
    Increase (decrease) in accounts payable and accrued
      expenses................................................       (1,158,260)       1,749,836        1,490,813
    Increase (decrease) in income taxes payable...............           39,286          197,282         (286,302)
    Increase (decrease) in other current liabilities..........       (1,717,598)         329,655          423,347
                                                                ---------------  ---------------  ---------------
      Total adjustments.......................................        3,740,372        3,362,142        5,832,069
                                                                ---------------  ---------------  ---------------
      Net cash provided by operating activities...............        9,513,708        9,649,849       12,075,859
                                                                ---------------  ---------------  ---------------
Cash flows from investing activities:
  Proceeds from disposal of property, plant and equipment.....           27,599              946          167,663
  Additions to property, plant and equipment..................       (2,405,805)      (3,839,178)      (2,607,308)
  Payments and advances for acquisitions, joint ventures and
    partnerships..............................................          566,542         (813,160)     (10,597,258)
                                                                ---------------  ---------------  ---------------
      Net cash used in investing activities...................       (1,811,664)      (4,651,392)     (13,036,903)
                                                                ---------------  ---------------  ---------------
Cash flows from financing activities:
  Increase (decrease) in intercompany account.................       (6,542,633)      (3,034,337)       4,890,319
                                                                ---------------  ---------------  ---------------
      Net cash provided by (used by) financing activities.....       (6,542,633)      (3,034,337)       4,890,319
                                                                ---------------  ---------------  ---------------
      Net increase in cash and cash equivalents...............        1,159,411        1,964,120        3,929,275
Cash and cash equivalents at beginning of period..............       13,846,705       11,882,585        7,953,310
                                                                ---------------  ---------------  ---------------
Cash and cash equivalents at end of period....................  $    15,006,116  $    13,846,705  $    11,882,585
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                         APRIL 30, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL INFORMATION AND BASIS OF STATEMENT PRESENTATION

    Pet Food Division ("Pet Food" or the "Company") is a division of Hubbard Milling Company ("Hubbard"). Pet Food is a North American manufacturer and marketer of private label dog and cat food.

    The accompanying financial statements do not necessarily reflect the financial position and results of operations of Pet Food in the future, or what the financial position and results of operations would have been had it been an independent entity during the periods presented.

    RECEIVABLES

    The Company provides an allowance for estimated collection losses. The estimated losses are based on a review of the current status of existing receivables in conjunction with historical collection experience.

    INVENTORIES

    Inventories are valued substantially at the lower of cost (first in, first out) or market.

    PROPERTY, DEPRECIATION AND AMORTIZATION

    The cost of buildings and equipment is capitalized and charged to earnings utilizing the straight-line method of depreciation over the estimated useful lives of the related assets. The cost of significant improvements to properties is similarly depreciated, while the cost of repairs and routine maintenance is charged to earnings as incurred. Goodwill is generally amortized over a period of 15 years. Other intangible assets are amortized over the life of the related assets.

    PENSION PLANS

    The Company has defined benefit plans covering substantially all of its associates. The benefits are based on years of service and associate compensation. The Company's funding policy is to contribute annually the amount recommended by its actuaries. Contributions are intended to provide not only for benefits attributed to service to-date but also for those expected to be earned in the future.

    OTHER POSTRETIREMENT BENEFITS

    The Company has adopted Statement of Financial Accounting Standards (SFAS) 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires the accrual of postretirement benefits over the years the associates provide service to the date of their first eligibility for such benefits. The Company is fully reserved to cover anticipated costs.

    INCOME TAXES

    The Company follows the practice of recognizing the income tax effects of transactions in the year in which they enter into the determination of accounting income, regardless of when they are recognized for income tax purposes. Accordingly, income tax expense includes charges and credits for deferred income taxes and the accumulated deferred income taxes are recorded in the accompanying balance sheets.

    The Company has adopted Statement of Financial Accounting Standards (SFAS) 109 "Accounting for Income Taxes." SFAS 109 requires that deferred tax liabilities and assets be established based on the

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

    STATEMENTS OF CASH FLOWS

    Investments are valued at cost which approximates market. Short-term investments with maturities of 60 days or less and investments which can be redeemed immediately are considered cash equivalents.

CASH PAID FOR INCOME TAXES:

                                                                                 YEARS ENDED APRIL 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
                                                                      $   2,747,334  $   7,933,594  $   4,777,076

    The noncash investment activity during the fiscal year ended April 30, 1996 of $1,601,784 was for a transfer of property, plant & equipment to a joint venture.

    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(2) SUPPLEMENTAL ASSET AND LIABILITY INFORMATION

                                                                                YEARS ENDED APRIL 30,
                                                                     --------------------------------------------
                                                                          1997           1996           1995
                                                                     --------------  -------------  -------------
Inventories:
  Raw materials....................................................  $    1,015,665  $     980,509  $   1,090,260
  Finished and in-process goods....................................       2,005,206      2,205,168      2,070,094
  Packaging and supplies...........................................       2,352,034      2,576,867      3,034,127
                                                                     --------------  -------------  -------------
    Total inventories..............................................  $    5,372,905  $   5,762,544  $   6,194,481
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
Other assets:
  Goodwill.........................................................  $    3,357,027  $   3,615,663  $   3,871,113
  Other intangible assets..........................................         104,158        114,574        123,696
  Deferred taxes...................................................        --              464,085       --
  Restricted insurance deposits....................................         288,886        229,971       --
  Other............................................................         332,498        803,204        371,519
                                                                     --------------  -------------  -------------
    Total other assets.............................................  $    4,082,569  $   5,227,497  $   4,366,328
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
Accounts payable and accrued expenses:
  Accounts payable.................................................  $    4,368,548  $   5,496,369  $   4,912,216
  Accrued insurance................................................       1,246,563      1,631,510        841,987
  Accrued vacation.................................................         889,363        852,068        612,890
  Other............................................................         836,780        706,184        907,240
                                                                     --------------  -------------  -------------
    Total accounts payable and accrued expenses....................  $    7,341,254  $   8,686,131  $   7,274,333
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
Deferred credits:
  Deferred taxes...................................................  $      648,551  $    --        $   1,452,009
  Deferred compensation............................................       1,745,009      1,565,007      1,412,488
                                                                     --------------  -------------  -------------
    Total deferred credits.........................................  $    2,393,560  $   1,565,007  $   2,864,497
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

(3) INVESTMENT AND ADVANCES BY PARENT

    Investment and advances by parent represents Hubbard's ownership interest in the recorded net assets of Pet Food. All cash transactions and intercompany transactions flow through this account. A summary of the activity is as follows:

                                                                              YEARS ENDED APRIL 30,
                                                                  ----------------------------------------------
                                                                       1997            1996            1995
                                                                  --------------  --------------  --------------
Balance at beginning of period..................................  $   48,252,979  $   44,999,609  $   33,865,500
Net earnings....................................................       5,773,336       6,287,707       6,243,790
Net intercompany activity.......................................      (6,542,633)     (3,034,337)      4,890,319
                                                                  --------------  --------------  --------------
    Balance at end of period....................................  $   47,483,682  $   48,252,979  $   44,999,609
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(4) RELATED PARTY TRANSACTIONS


    Transactions with Hubbard include certain disbursements by Hubbard on behalf of Pet Food and charges for certain operating expenses including insurance, bonus, profit sharing, corporate aircraft, corporate accounting, information services and office services.



    Expenses are charged based upon the specific identification of applicable costs, and in certain instances, a proportional cost allocation based on proportional headcount. Management believes that the basis of all such charges is reasonable. The amount of general and administrative expenses charged by Hubbard to Pet Food is as follows:


                                                                                 YEARS ENDED APRIL 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
                                                                      $   2,872,473  $   2,201,489  $   2,358,819
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Sales to and purchases from the Hubbard Animal Feed Division amounted to the following:

                                                                                 YEARS ENDED APRIL 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Sales...............................................................  $   3,492,207  $   3,631,688  $   3,161,613
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Purchases...........................................................  $     909,291  $     601,549  $     407,835
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

(5) ACQUISITIONS

    On April 3, 1995, the Company acquired substantially all the manufacturing assets of Triumph Pet Industries, Inc. for cash. The facility manufactures and markets pet biscuit products. The acquisition has been accounted for as a purchase and included in the accompanying financial statements from the date of purchase.

    The components of cash used for the acquisition, as reflected in the statement of cash flows, were as follows:

Fixed assets..................................................  $ 6,147,745
Inventory.....................................................    1,314,038
Prepaid expenses..............................................      127,231
Goodwill......................................................    3,680,000
Noncompete agreements.........................................      100,000
                                                                -----------
                                                                $11,369,014
                                                                -----------

    Assuming the acquisition had been made on May 1, 1994, pro forma net sales in fiscal year 1995 and earnings of the Company would have been $98,549,343 and $6,772,418, respectively.

(6) INCOME TAXES

    The Company is part of a consolidated federal income tax return with Hubbard and is allocated a federal tax provision as if the Company filed a separate return. The state tax provision is allocated by applying a weighted-average state tax rate to the Company's federal taxable income.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(6) INCOME TAXES (CONTINUED)
    Income tax expense is comprised of the following components:

                                                                                 YEARS ENDED APRIL 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Current tax expense:
  Federal...........................................................  $   2,268,403  $   6,294,306  $   3,435,412
  State.............................................................        472,021      1,450,830        754,759
Deferred federal and state..........................................        943,254     (3,809,454)       (56,784)
                                                                      -------------  -------------  -------------
    Total income tax expense........................................  $   3,623,678  $   3,935,682  $   4,133,387
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Income tax expense on earnings before income taxes differs from the amounts derived by applying the federal statutory rate for the following reasons:

                                                                               YEARS ENDED APRIL 30,
                                                               ------------------------------------------------------
                                                                   1997         PERCENT        1996         PERCENT
                                                               -------------   OF PRETAX   -------------   OF PRETAX
                                                                  AMOUNT       EARNINGS       AMOUNT       EARNINGS
                                                               -------------  -----------  -------------  -----------
Computed "expected" federal tax expense......................  $   3,309,955       35.0%   $   3,475,952       34.0%
State income tax, net of federal income tax benefit..........        406,652        4.3%         480,499        4.7%
Other, net...................................................        (32,929)      (0.3%)        (20,769)      (0.2%)
                                                               -------------  -----------  -------------  -----------
    Total income tax expense.................................  $   3,683,678       39.0%   $   3,935,682       38.5%
                                                               -------------  -----------  -------------  -----------
                                                               -------------  -----------  -------------  -----------

                                                                       YEAR ENDED
                                                                     APRIL 30, 1995
                                                               --------------------------
                                                                                PERCENT
                                                                               OF PRETAX
                                                                  AMOUNT       EARNINGS
                                                               -------------  -----------
Computed "expected" federal tax expense......................  $   3,632,012       35.0%
State income tax, net of federal income tax benefit..........        487,727        4.7%
Other, net...................................................         13,648        0.1%
                                                               -------------  -----------
    Total income tax expense.................................  $   4,133,387       39.8%
                                                               -------------  -----------
                                                               -------------  -----------

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(6) INCOME TAXES (CONTINUED)
    Deferred income tax assets and liabilities result from temporary differences in the carrying values of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities relate to the following asset and liability accounts:

                                                                                 YEARS ENDED APRIL 30,
                                                                      --------------------------------------------
                                                                           1997           1996           1995
                                                                      --------------  -------------  -------------
Deferred tax assets related to:
  Associate and retiree benefit accruals............................  $    1,696,798  $   1,289,462  $   1,183,228
  Inventory.........................................................         538,599        616,518        727,405
  Other accrued expenses............................................         360,773        494,844        175,892
  Allowance for doubtful accounts...................................         109,600        103,400         89,688
  Other, net........................................................          67,688        598,132         97,096
                                                                      --------------  -------------  -------------
    Total deferred tax assets.......................................  $    2,773,458  $   3,102,356  $   2,273,309
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
  Deferred tax liabilities related to:
    Property, plant and equipment...................................      (2,340,332)    (2,509,652)    (2,822,069)
    Other, net......................................................      (1,081,677)      (128,619)      (903,249)
                                                                      --------------  -------------  -------------
    Total deferred tax liabilities..................................      (3,422,009)    (2,638,271)    (3,725,318)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
    Net deferred tax assets (liabilities)...........................        (648,551) $     464,085     (1,452,009)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

    SFAS 109 also requires consideration of a valuation allowance if it is "more likely than not" that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary at April 30, 1997, 1996, or 1995.

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(7) ASSOCIATE BENEFIT PLANS

    The Company has two noncontributory, defined benefit pension plans covering hourly and salaried associates. Total pension expense for the plans for the years ended April 30, 1997, 1996 and 1995 was $159,290, $211,914 and $193,546,
respectively.

    The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheets:

                                                                                    APRIL 30, 1997
                                                                      -------------------------------------------
                                                                         HOURLY        SALARIED
                                                                          PLAN           PLAN           TOTAL
                                                                      -------------  -------------  -------------
Actuarial present value of benefit obligations:
  Vested............................................................  $   4,312,313  $   3,502,569  $   7,814,882
  Nonvested.........................................................        243,606        200,333        443,939
                                                                      -------------  -------------  -------------
    Accumulated benefit obligation..................................      4,555,919      3,702,902      8,258,821
Effect of projected future salary increases.........................         24,928        656,313        681,241
                                                                      -------------  -------------  -------------
    Projected benefit obligation....................................      4,580,847      4,359,215      8,940,062
Market value of plan assets.........................................      4,327,689      4,848,895      9,176,584
                                                                      -------------  -------------  -------------
    Plan assets in (deficit) excess of projected benefit
      obligation....................................................       (253,158)       489,680        236,522
Unrecognized net transition asset...................................       (229,225)      (295,599)      (524,824)
Unrecognized prior service cost.....................................        168,572         90,740        259,312
Unrecognized net loss (gain)........................................        499,731       (421,792)        77,939
                                                                      -------------  -------------  -------------
    Prepaid pension cost (pension liability)........................  $     185,920  $    (136,971) $      48,949
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                                                                    APRIL 30, 1996
                                                                      -------------------------------------------
                                                                         HOURLY        SALARIED
                                                                          PLAN           PLAN           TOTAL
                                                                      -------------  -------------  -------------
Actuarial present value of benefit obligations:
  Vested............................................................  $   3,800,501  $   2,693,190  $   6,493,691
  Nonvested.........................................................        199,035        147,002  $     346,037
                                                                      -------------  -------------  -------------
    Accumulated benefit obligation..................................      3,999,536      2,840,192      6,839,728
Effect of projected future salary increases.........................         42,593        538,180        580,773
                                                                      -------------  -------------  -------------
    Projected benefit obligation....................................      4,042,129      3,378,372      7,420,501
Market value of plan assets.........................................      3,938,066      3,638,533      7,576,599
                                                                      -------------  -------------  -------------
    Plan assets in (deficit) excess of projected benefit
      obligation....................................................       (104,063)       260,161        156,098
Unrecognized net transition asset...................................       (260,765)      (281,621)      (542,386)
Unrecognized prior service cost.....................................        171,088         85,210        256,298
Unrecognized net loss (gain)........................................        349,934       (192,126)       157,808
                                                                      -------------  -------------  -------------
    Prepaid pension cost (pension liability)........................  $     156,194  $    (128,376) $      27,818
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(7) ASSOCIATE BENEFIT PLANS (CONTINUED)

                                                                                    APRIL 30, 1995
                                                                      -------------------------------------------
                                                                         HOURLY        SALARIED
                                                                          PLAN           PLAN           TOTAL
                                                                      -------------  -------------  -------------
Actuarial present value of benefit obligations:
  Vested............................................................  $   3,073,766  $   2,020,267  $   5,094,033
  Nonvested.........................................................        191,633        129,893  $     321,526
                                                                      -------------  -------------  -------------
    Accumulated benefit obligation..................................      3,265,399      2,150,160      5,415,559
Effect of projected future salary increases.........................         27,779        404,386        432,165
                                                                      -------------  -------------  -------------
    Projected benefit obligation....................................      3,293,178      2,554,546      5,847,724
Market value of plan assets.........................................      3,140,553      2,655,823      5,796,376
                                                                      -------------  -------------  -------------
    Plan assets in (deficit) excess of projected benefit
      obligation....................................................       (152,625)       101,277        (51,348)
Unrecognized net transition asset...................................       (280,934)      (283,665)      (564,599)
Unrecognized prior service cost.....................................        127,238         84,928        212,166
Unrecognized net loss (gain)........................................        409,465        (50,292)       359,173
                                                                      -------------  -------------  -------------
    Prepaid pension cost (pension liability)........................  $     103,144  $    (147,752) $     (44,608)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The net periodic pension cost components were as follows:

                                                                             HOURLY       SALARIED
                                                                              PLAN          PLAN         TOTAL
                                                                          ------------  ------------  ------------
Service cost--benefits earned during the year...........................  $    108,381  $    156,150  $    264,531
Interest cost on projected benefit obligation...........................       330,229       307,990       638,219
Gain on plan assets.....................................................        91,312      (175,232)      (83,920)
Net amortization and other components...................................      (449,558)     (209,982)     (659,540)
                                                                          ------------  ------------  ------------
    Total pension expense for the year ended April 30, 1997.............  $     80,364  $     78,926  $    159,290
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                                                               HOURLY      SALARIED
                                                                                PLAN         PLAN         TOTAL
                                                                             -----------  -----------  -----------
Service cost--benefits earned during the year..............................  $   103,112  $   131,845  $   234,957
Interest cost on projected benefit obligation..............................      290,642      237,334      527,976
Gain on plan assets........................................................     (368,043)    (534,211)    (902,254)
Net amortization and other components......................................       70,016      239,891      309,907
                                                                             -----------  -----------  -----------
    Total pension expense for the year ended April 30, 1996................  $    95,727  $    74,859  $   170,586
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                                                                                HOURLY     SALARIED
                                                                                 PLAN        PLAN        TOTAL
                                                                              ----------  ----------  -----------
Service cost--benefits earned during the year...............................  $   81,541  $   97,412  $   178,953
Interest cost on projected benefit obligation...............................     252,525     191,678      444,203
Loss on plan assets.........................................................     211,690      94,462      306,152
Net amortization and other components.......................................    (456,371)   (318,175)    (774,546)
                                                                              ----------  ----------  -----------
    Total pension expense for the year ended April 30, 1995.................  $   89,385  $   65,377  $   154,762
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(7) ASSOCIATE BENEFIT PLANS (CONTINUED)
    The principal actuarial assumptions used were:

                                                                                            YEARS ENDED APRIL 30,
                                                                            ------------------------------------------------------
                                                                                       1997                        1996
                                                                            --------------------------  --------------------------

                                                                              HOURLY       SALARIED       HOURLY       SALARIED
                                                                               PLAN          PLAN          PLAN          PLAN
                                                                            -----------  -------------  -----------  -------------
Discount rate at period end...............................................         7.5%          7.5%          7.5%          7.5%
Long-term rate of compensation increase...................................         5.0%          5.0%          5.0%          5.0%
Long-term rate of return on plan assets...................................         8.0%          8.0%          8.0%          8.0%

                                                                                                               YEAR ENDED
                                                                                                           APRIL 30, 1995
                                                                                                --------------------------

                                                                                                  HOURLY       SALARIED
                                                                                                   PLAN          PLAN
                                                                                                -----------  -------------
Discount rate at period end...................................................................         8.0%          8.0%
Long-term rate of compensation increase.......................................................      --               5.0%
Long-term rate of return on plan assets.......................................................         8.0%          8.0%

    The Company sponsors a profit sharing plan covering all salaried associates and office clerical associates, with the exception of commissioned associates. Contributions and costs are determined by Hubbard's Board of Directors and are allocated to each participating associate in the proportion of the individual associate's salary to the aggregate salaries of all participating associates. Contribution expense for the years ended April 30, 1997, 1996 and 1995 was $198,500, $0 and $286,980, respectively. In addition, the Company sponsors a non-contributory 401(k) plan for its associates.

(8) OTHER POSTRETIREMENT BENEFITS

    The Company provides health care benefits for eligible retired associates and their covered dependents and spouses. Associates must be 55 years old or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan in effect is not funded.

    Under SFAS 106, postretirement benefit expense included the following components:

                                                                                    YEARS ENDED APRIL 30
                                                                           --------------------------------------
                                                                                1997         1996        1995
                                                                           --------------  ---------  -----------
Current service cost.....................................................         26,510   $  21,947  $    38,400
Interest on accumulated benefit obligation...............................        104,661      99,946       84,371
Amortization of unrecognized net gain....................................        (70,092)    (33,269)     --
                                                                           --------------  ---------  -----------
    Total postretirement benefits expense................................         61,079   $  88,624  $   122,771
                                                                           --------------  ---------  -----------
                                                                           --------------  ---------  -----------

                               PET FOOD DIVISION

                    (A DIVISION OF HUBBARD MILLING COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         APRIL 30, 1997, 1996 AND 1995

(8) OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    The accumulated postretirement obligation included the following components:

                                                                                 YEARS ENDED APRIL 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Eligible active plan participants...................................      1,215,459  $     968,118  $     964,542
Retirees............................................................         79,569         46,491         53,450
Other active plan participants......................................        161,007        130,450        108,490
                                                                      -------------  -------------  -------------
    Accumulated postretirement benefit obligation...................      1,456,035  $   1,145,059  $   1,126,482
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The discount rate used to determine the accumulated postretirement benefit obligation was 8%. The assumed health care cost trend rate used to measure the obligation was 8% for 1997, and 8% thereafter. A one-percentage point increase in the assumed health care cost trend rate would have increased the expense for the year ended April 30, 1997 by $20,413 and the accumulated postretirement obligation by $207,732.

(9) CONTINGENCIES

    The Company is a party to several lawsuits and claims arising out of the conduct of its business. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the financial position or results of operations of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Star-Kist Foods, Inc.

Newport, Kentucky:

    We have audited the statement of revenue and certain expenses of Certain Acquired Product Lines, as described in Note 1, of the Heinz Pet Products Division of Star-Kist Foods, Inc. (the "Company"), for the years ended May 1, 1996 and May 3, 1995. This financial statement is the responsibility of Star-Kist Foods, Inc. management. Our responsibility is to express an opinion on this special purpose statement based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the statement, the accompanying statement presents a carved-out portion of the results of operations of the Heinz Pet Products Division of Star-Kist Foods, Inc.. The operations covered by the statement of revenue and certain expenses referred to above have no separate legal status or existence. The accompanying statement was prepared, as described in Note 1, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration of securities in a Regulation 144A filing for subordinated debt, and subsequent inclusion in a Registration Statement on Form S-4, of Windy Hill Pet Food Company, Inc. Various costs incurred by the Company were allocated to the Acquired Product Lines based on estimates, as described in the notes to the statement. Accordingly, the resulting statement is not necessarily indicative of the costs and expenses that would have resulted if the Acquired Product Lines had been operated as a separate entity.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of the Acquired Product Lines for each of the years ended May 1, 1996 and May 3, 1995, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Cincinnati, Ohio
May 1, 1997

                               HEINZ PET PRODUCTS
                       DIVISION OF STAR-KIST FOODS, INC.

  STATEMENT OF REVENUE AND CERTAIN EXPENSES OF CERTAIN ACQUIRED PRODUCT LINES

                FOR THE YEARS ENDED MAY 1, 1996 AND MAY 3, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                              MAY 1,     MAY 3,
                                                                                               1996       1995
                                                                                             ---------  ---------
Net sales..................................................................................  $  35,864  $  37,217

Cost of product sold.......................................................................     24,523     20,692
                                                                                             ---------  ---------

  Gross profit.............................................................................     11,341     16,525
                                                                                             ---------  ---------

Selling and distribution expenses..........................................................      3,872      3,849

Marketing expenses.........................................................................        938        967

General and administrative expenses........................................................      1,839      2,297
                                                                                             ---------  ---------

                                                                                                 6,649      7,113
                                                                                             ---------  ---------

  Revenue in excess of certain expenses....................................................  $   4,692  $   9,412
                                                                                             ---------  ---------
                                                                                             ---------  ---------

    The accompanying notes are an integral part of this financial statement.

                               HEINZ PET PRODUCTS
                       DIVISION OF STAR-KIST FOODS, INC.

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
                       OF CERTAIN ACQUIRED PRODUCT LINES

1. BASIS OF PRESENTATION:

In April 1996, Windy Hill Pet Food Company, Inc. ("Windy Hill") acquired the Kozy Kitten Dry, Kozy Kitten Moist, Tuffy's, and Vet's Dry pet food product lines (the "Acquired Product Lines") from Star-Kist Foods, Inc. (the "Company"). The accompanying statement of revenues and certain expenses of the Acquired Product Lines represent a carved-out portion of the results of operations of the Heinz Pet Products Division of the Company. These revenues and certain expenses may not necessarily be indicative of the results of operations of the Acquired Products Lines had they existed on a stand-alone basis. Certain expenses are the result of the allocation of total expenses incurred by the Company and certain expenses of its Parent Company, H.J. Heinz Company, to the Acquired Product Lines. All of the allocations and estimates in the financial statements, as described in Note 2, are based on assumptions that Company management believes are reasonable.

    The accompanying statement of revenue and certain expenses has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the statement of revenue and certain expenses of the Acquired Product Lines for the year ended May 1, 1996 and May 3, 1995, have been included.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. COST OF PRODUCT SOLD: Cost of product sold is comprised of standard costs and also includes amounts for purchase price variances, yield variances, labor variances, and fixed and variable overhead variances. The fixed and variable manufacturing variances are allocated to the product lines based on the percentage of their volume of production to total production. This percentage is determined by dividing production of product line goods by total production on a plant by plant basis.

    Cost of product sold in 1996, as a percentage of sales, is greater than in 1995 principally due to the Company's transfer of the production of Kozy Kitten Dry product from one of its plants to another plant, which had higher costs of production.

    B. SELLING AND DISTRIBUTION EXPENSES: Selling and distribution expenses include storage, and certain brokerage costs, which are allocated based on the percentage of net sales to total sales. Also included in selling and distribution expenses are delivery costs, which are allocated based on the percentage of forecasted sales to total sales. These percentages are determined by dividing product line net or forecasted sales by total net or forecasted sales.

    C. GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses include costs such as incentive bonuses, non-direct salary and related benefit expenses, and depreciation. These costs are allocated to product lines based on their percentage of net sales to total sales. This percentage is determined by dividing product line net sales by total net sales.

    D. INTEREST COSTS: The accompanying statement of revenue and certain expenses does not include an allocation of interest charges. An intercompany interest charge has not historically been provided for product lines, due to the inherent difficulty in distinguishing the specific components of the Company's and its Parent Company's capital structure attributable to product lines.

    E. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                  ANNEX A TO OFFERING PROSPECTUS

                                    FORM OF
                      TRANSFEREE LETTER OF REPRESENTATION

Windy Hill Pet Food Company, Inc.
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Dear Sirs:

    This certificate is delivered to request a transfer of $      principal
amount of the 9 3/4% Senior Subordinated Notes due 2007 (the "Notes") of Windy Hill Pet Food Company, Inc. (the "Company").

    Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: __________________________________________________________________________

Address: _______________________________________________________________________

Taxpayer ID Number: ____________________________________________________________

    The undersigned represents and warrants to you that:

        1. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act of 1933, as amended (the "Securities Act"), purchasing for our own account or for the account of such an institutional "accredited investor" at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes and invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

        2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date which is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) that is purchasing for its own account or for the account of such an institutional "accredited investor," in each case in a minimum principal amount of Notes of $250,000 or (f) pursuant to any other available exemption from the registration requirements of the Securities

    Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act and that is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

                                          TRANSFEREE: __________________________

                                          By: __________________________________

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------

TABLE OF CONTENTS


Prospectus Summary....................          1
Risk Factors..........................         13
The Transaction.......................         18
Use of Proceeds of the New Notes......         21
Capitalization........................         21
The Exchange Offer....................         22
Selected Historical Financial Data....         30
Pro Forma Financial Information.......         32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................         40
Business..............................         45
Management............................         52
Security Ownership....................         56
Certain Related Transactions..........         58
Description of Senior Bank
  Facilities..........................         60
Description of Notes..................         62
Exchange and Registration Rights
  Agreement...........................         87
Certain United States Federal Income
  Tax Considerations..................         89
Plan of Distribution..................         89
Legal Matters.........................         90
Experts...............................         90
Index to Financial Statements.........        F-1
Annex A -- Form of Transferee Letter
  of Representation...................        A-1


PROSPECTUS

EXCHANGE OFFER FOR ALL OUTSTANDING
9 3/4% SENIOR SUBORDINATED NOTES
DUE 2007 OF

WINDY HILL PET FOOD
COMPANY, INC.

                 [LOGO]

             , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Unless prohibited or limited in a corporation's articles or bylaws, Section302A.521 of the Minnesota Business Corporation Act ("MBCA") requires indemnification of a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding if the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict or interest by a director; (4) in the case of a criminal proceeding, and no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed the conduct to be in the best interests of the corporation or, in the case of conduct occurring in such person's official capacity for another organization, reasonably believed the conduct was not opposed to the best interests of the corporation. Section 302A.521, subd. 3, requires payment by the Company of reasonable expenses in advance of final disposition of the proceeding in certain instances.

    Article VIII of the Company's Bylaws provides that the Company shall indemnify any director, officer or employee of the Company made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person in accordance with the MBCA.

    As permitted by Section 302A.251, subd. 4, of the MBCA, Article IX of the Articles of Incorporation of the Company (the "Articles") eliminates the liability of the directors of the Company for monetary damages arising from breach of fiduciary duties as a member of the Company's Board of Directors except: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 302A.559 or 80A.23; (4) for any transaction from which the director derived an improper personal benefit; or (5) for any act or omission occurring prior to the date when the provision in the Articles became effective.

    The foregoing statements are subject to the detailed provisions of Section 302A.52 of the MBCA, Article VII of the Bylaws of the Company and Article IX of the Articles, as applicable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of the Registration Statement:


  EXHIBIT
  NUMBER                                                     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       2.1   Merger Agreement, dated as of March 21, 1997, by and among Hubbard Milling Company, Windy Hill Pet Food
             Co., Inc. and Windy Hill Pet Food Acquisition Co. (the "Merger Agreement")**

       2.2   Amendment to Merger Agreement, dated as of March 31, 1997**

       2.3   Articles of Merger, dated May 21, 1997, of Windy Hill Pet Food Acquisition Co. into Hubbard Milling
             Company**

       2.4   Stock Purchase Agreement, dated as of April 22, 1997, by and between Windy Hill Pet Food Company, Inc.
             and the shareholders of Armour Corporation**

  EXHIBIT
  NUMBER                                                     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       2.6   Asset Purchase Agreement, dated as of April 25, 1997, by and among Windy Hill Pet Food Company, Inc.,
             Windy Hill Pet Food Acquisition Co. and Feed-Rite (US) Animal Feeds, Inc.**

       2.7   Asset Purchase Agreement, dated as of April 17, 1996, among Heinz Pet Products Company, a division of
             Star-Kist Foods, Inc., H.J. Heinz Company, Perk Foods Co., Incorporated, ProMark International, Inc.,
             Windy Hill Pet Food Holdings, Inc. and Windy Hill Pet Food Company, Inc.**

       2.8   Amendment to Asset Purchase Agreement, dated as of April 26, 1996, among Heinz Pet Products Company, a
             Star-Kist Foods, Inc., Perk Foods Co., Incorporated, ProMark International, Inc., H.J. Heinz Company,
             Windy Hill Pet Food Holdings, Inc. and Windy Hill Pet Food Company, Inc.**

       3.1   Certificate of Amended and Restated Articles of Incorporation of Windy Hill Pet Food Company, Inc.**

       3.2   By-Laws of Windy Hill Pet Food Company, Inc.**

       4.1   Indenture, dated as of May 21, 1997, between Windy Hill Pet Food Company, Inc. and Wilmington Trust
             Company**

       4.2   Form of Exchange Note (contained in Exhibit 4.1 hereto)**

       4.3   Registration Rights Agreement, dated May 21, 1997, between Windy Hill Pet Food Company, Inc., Chase
             Securities Inc. and Credit Suisse First Boston Corporation**

       4.4   Global Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to the Depository Trust
             Company and registered in the name of Cede & Co. in the principal amount of $120,000,000**

       5.1   Opinion of Richards & O'Neil, LLP regarding legality of New Notes*

       8.1   Opinion of Richards & O'Neil, LLP regarding certain tax matters*

      10.1   Distribution Agreement, dated May 21, 1997, by and between Windy Hill Pet Food Company, Inc. and
             Feed-Rite (US) Animal Feeds, Inc.**

      10.2   License Agreement, dated May 21, 1997, by and between Feed-Rite (US) Animal Feeds, Inc. and Windy Hill
             Pet Food Company, Inc.**

      10.3   Guaranty Agreement, dated April 25, 1997, among Feed-Rite Ltd., Windy Hill Pet Food Acquisition Co. and
             Windy Hill Pet Food Company, Inc.**

      10.4   Memorandum of Agreement, dated as of May 21, 1997, among Windy Hill Pet Food Company, Inc., Windy Hill
             Pet Food Acquisition Co. and Feed-Rite (US) Animal Feeds, Inc.**

      10.5   Assignment of Trademarks, dated May 21, 1997, by Windy Hill Pet Food Company, Inc. to Feed-Rite (US)
             Animal Feeds, Inc.**

      10.6   Employee Benefits Agreement, dated May 21, 1997, by and between Windy Hill Pet Food Company, Inc. and
             Feed-Rite (US) Animal Feeds, Inc.**

      10.7   Disbursing Agreement, dated as of May 21, 1997, by and among Hubbard Milling Company, Richard P. Confer,
             Windy Hill Pet Food Company, Inc. and Norwest Bank of Minnesota, N.A.**

  EXHIBIT
  NUMBER                                                     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.8   Term Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to BankBoston, N.A. in the
             principal amount of $1,505,882.35**

      10.9   Term Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to SouthTrust Bank of
             Alabama, National Association in the principal amount of $1,505,882.35**

      10.10  Term Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to First Source Financial LLP
             in the principal amount of $1,505,882.35**

      10.11  Term Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to NationsBank of Tennessee,
             N.A. in the principal amount of $1,505,882.35**

      10.12  Acquisition Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to BankBoston, N.A. in
             the principal amount of $3,388,235.30**

      10.13  Acquisition Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to First Source
             Financial LLP in the principal amount of $3,388,235.30**

      10.14  Acquisition Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to SouthTrust Bank of
             Alabama, National Association in the principal amount of $3,388,235.30**

      10.15  Acquisition Note, dated May 21, 1997, issued by Windy Hill Pet Food Company, Inc. to NationsBank of
             Tennessee, N.A. in the principal amount of $3,388,235.30**

      10.16  Credit Agreement, dated as of May 21, 1997, among Windy Hill Pet Food Acquisition Co., the several banks and other financial institutions from time to time parties thereto, Credit Suisse First Boston, as
             Administrative Agent, and The Chase Manhattan Bank, as Documentation Agent**

      10.17  Guarantee and Collateral Agreement, dated as of May 21, 1997, made by Windy Hill Pet Food Holdings,
             Inc., WHPF Inc., Armour Corporation, Windy Hill Pet Food Company, Inc., each of the signatories thereto in favor of Credit Suisse First Boston, as Administrative Agent for the banks and other financial institutions, and The Chase Manhattan Bank, as Documentation Agent**

      10.18  Consent and Release of Lenders, dated May 19, 1997, related to the credit facility, dated as of April
             29, 1996, by and among Windy Hill Pet Food Company, Inc., Windy Hill Pet Food Holdings, Inc. and their subsidiaries, NationsBank of Tennessee, N.A. as Administrative Agent and PNC Bank, National Association,
             as Documentation Agent**

      10.19  Consent and Release of PNC Capital Corp., dated May 20, 1997, related to the Note Purchase Agreement dated as of April 29, 1996 between Windy Hill Pet Food Company, Inc. and PNC Capital Corp.**

      10.20  Statement of Understanding regarding Pet Food Joint Venture, dated June 1, 1984, between The Andersons and Hubbard Milling Company**

      10.21  Supplement No. 1 to Statement of Understanding regarding Pet Food Joint Venture, dated as of May 31,
             1989, between The Andersons and Hubbard Milling Company**

      10.22  Supplement No. 2 to Statement of Understanding regarding Pet Food Joint Venture, dated as of November
             27, 1990, between The Andersons and Hubbard Milling Company**

      10.23  Supplement No. 3 to Statement of Understanding regarding Pet Food Joint Venture, dated as of November
             18, 1992, between The Andersons and Hubbard Milling Company**

  EXHIBIT
  NUMBER                                                     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.24  Supplement No. 4 to Statement of Understanding regarding Pet Food Joint Venture, dated as of November 9,
             1994, between The Andersons and Hubbard Milling Company**

      10.25  Supplement No. 5 to Statement of Understanding regarding Pet Food Joint Venture, dated as of January 16,
             1997, between The Andersons and Hubbard Milling Company**

      10.26  Statement of Understanding regarding Pet Food Joint Venture, dated as of January 28, 1988, between
             Merrick Pet Foods and Hubbard Milling Company**

      10.27  Joint Venture Agreement, dated as of January 9, 1992, between MFA, Inc. and Hubbard Milling Company**

      10.28  Joint Venture Agreement, dated as of July 28, 1993, between J.R. Simplot Company and Hubbard Milling
             Company**

      10.29  Joint Venture Agreement, dated as of April 7, 1995, between Flint River Mills, Inc. and Hubbard Milling
             Company**

      10.30  Statement of Understanding regarding Pet Food Ventures, dated as of August 10, 1993, between Phelps
             Industries, Inc. and Hubbard Milling Company**

      10.31  Purchase Agreement, dated May 16, 1997, among the Windy Hill Pet Food Acquisition Co., Chase Securities
             Inc., and Credit Suisse First Boston Corporation**

      10.32  Trademark License and Option Agreement, dated April 29, 1996, among Windy Hill Pet Food Company, Inc.,
             Promark International, Inc., Heinz Pet Products Company, a division of Star-Kist Foods, Inc. and H.J.
             Heinz Company**

      10.33  Trademark License Agreement, dated April 29, 1996, between Windy Hill Pet Food Company, Inc. and Heinz
             Pet Products Company, a division of Star-Kist Foods, Inc.**

      10.34  License Agreement, dated April 29,1996, between Park Foods Co., Incorporated and Windy Hill Pet Food
             Company, Inc.**

      10.35  Transition Storage and Handling Agreement, dated as of April 29, 1996, between Heinz Pet Products
             Company, a division of Star-Kist Foods, Inc. and Windy Hill Pet Food Company, Inc.**

      10.36  Transition Services Agreement, dated as of April 29, 1996, among Heinz Pet Products Company, a division of Star-Kist Foods, Inc., H.J. Heinz Company of Canada, Ltd., and Windy Hill Pet Food Company, Inc.**

      10.37  Lease Agreement, dated as of May 16, 1997, between W. Fred Williams, Trustee for the Benefit of
             Highwoods/Tennessee Holdings, L.P., as Lessor and Windy Hill Pet Food Company, Inc., as Lessee**

      10.38  Lease Agreement, dated as of February 25, 1995, between Eastpark, L.P., as Lessor and Windy Hill Pet
             Food Company, Inc. as Successor in interest to P.F.B. Partnership, as Lessee**

      10.39  Software License Agreement, dated April 29, 1996, between Agri-Data System, Inc. and Windy Hill Pet Food
             Company, Inc.**

      10.40  Employment Agreement, dated April 29, 1996, by and between Windy Hill Pet Food Company, Inc. and Robert
             V. Dale**

      10.41  Employment Agreement, dated April 29, 1996, by and between Windy HIll Pet Food Company, Inc. and Donald
             L. Gadd**

  EXHIBIT
  NUMBER                                                     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.42  Employment Agreement, dated April 29, 1996, by and between Windy Hill Pet Food Company, Inc. and F.
             Donald Cowan, Jr.**

      10.43  Employment Agreement, dated April 29, 1996, by and between Windy Hill Pet Food Company, Inc. and Vaughn
             R. Oakley**

      10.44  Amended and Restated Management Services Agreement, dated as of May 2, 1997 between Windy Hill Pet Food
             Company, Inc. and Dartford Partnership L.L.C.**

      10.45  Letter Agreement, dated April 29, 1996, between Windy Hill Pet Food Company, Inc. and Bruckmann, Rosser,
             Sherrill & Co., Inc.**

      10.46  Letter Agreement, dated May 21, 1997, among WHPF, Inc., Windy Hill Pet Food Company, Inc. and Bruckmann,
             Rosser, Sherrill & Co., Inc.**

      12.1   Statement of Computation of Ratios

      23.1   Consent of KPMG Peat Marwick L.L.P.

      23.2   Consent of Coopers & Lybrand L.L.P.

      23.3   Consent of Richards & O'Neil, LLP (included in Exhibit 5.1 and Exhibit 8.1 hereto)*

      25.1   Statement of Eligibility on Form T-1 of Wilmington Trust Company**

      99.1   Form of Exchange Agent Agreement to be entered into by Windy Hill Pet Food Company, Inc. and Wilmington
             Trust Company**

      99.2   Form of Letter of Transmittal**

      99.3   Form of Notice of Guarantee Delivery**


------------------------

*   To be filed by amendment


**  Previously filed with the Commission


ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (ii) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (b) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offer.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on August 27, 1997.


                                WINDY HILL PET FOOD COMPANY, INC.

                                By:  /s/ ROBERT V. DALE
                                     -----------------------------------------
                                     Name: Robert V. Dale
                                     Title PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ ROBERT V. DALE
------------------------------  President and Director        August 27, 1997
        Robert V. Dale

                                Executive Vice President
        /s/ RAY CHUNG             (Principal financial and
------------------------------    accounting officer) and     August 27, 1997
          Ray Chung               Director

      /s/ IAN R. WILSON
------------------------------  Chairman of the Board         August 27, 1997
        Ian R. Wilson

   /s/ STEPHEN C. SHERRILL
------------------------------  Director                      August 27, 1997
     Stephen C. Sherrill

    /s/ STEPHEN F. EDWARDS
------------------------------  Director                      August 27, 1997
      Stephen F. Edwards

        /s/ KASE LAWAL
------------------------------  Director                      August 27, 1997
          Kase Lawal

       /s/ DONALD WELGE
------------------------------  Director                      August 27, 1997
         Donald Welge